PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280973

Up to 30,450,000 Shares of Common Stock

This prospectus relates to the potential offer and sale of up to 30,450,000 shares of our common stock, par value $0.0001 per share (the “common stock”), by White Lion Capital, LLC (“White Lion” or the “Selling Securityholder”).

The shares of common stock to which this prospectus relates may be issued to White Lion pursuant to the Common Stock Purchase Agreement dated July 16, 2024 between us and White Lion, as amended by Amendment No. 1 to the Common Stock Purchase Agreement dated July 24, 2024 (as amended, the “White Lion Purchase Agreement”) establishing an equity line of credit. Such shares of our common stock include (a) up to 30,000,000 shares of common stock that we may elect, in our sole discretion, to issue and sell to White Lion from time to time during the White Lion Commitment Period (as defined below) under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) and (b) up to 450,000 shares of common stock (the “Commitment Shares”) issuable to White Lion as consideration for it entering into the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share). See “The White Lion Transaction” below for a description of the White Lion Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

The actual number of shares of our common stock issuable to White Lion will vary depending on the then-current market price of shares of our common stock sold to the Selling Securityholder under the White Lion Purchase Agreements and are subject to the further limitations set forth in the White Lion Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholder. Additionally, we will not receive any proceeds from the issuance or sale of the Commitment Shares. However, we may receive proceeds of up to $30.0 million from the sale of our common stock to the Selling Securityholder pursuant to the White Lion Purchase Agreement after the date of this prospectus.  The actual proceeds from White Lion may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold..

The Selling Securityholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Our common stock and Public Warrants are listed on The Nasdaq Stock Market under the symbols “CSLR” and “CSLRW,” respectively. On July 22, 2024, the last reported sales price of our common stock was $1.50 per share and the last reported sales price of our Public Warrants was $0.10 per Public Warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 8, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

On July 17, 2023, FACT filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FACT was domesticated and continues as a Delaware corporation, changing its name to “Complete Solaria, Inc.”

Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Legacy Complete Solaria”), FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly-owned subsidiary of FACT (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT (“Second Merger Sub”) and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Legacy Complete Solaria (“Solaria”), entered into that certain Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions of the Business Combination, on July 18, 2023, (i) First Merger Sub merged with and into Legacy Complete Solaria with Legacy Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly-formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger,” and together with the First Merger and the Second Merger, the “Mergers”).

Unless the context indicates otherwise, references in this prospectus to the “Complete Solaria,” “we,” “us,” “our,” the “Company” and similar terms refer to Complete Solaria, Inc. (f/k/a Freedom Acquisition I Corp.) and its consolidated subsidiaries. References to “FACT” refer to the predecessor company prior to the consummation of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, statements about:

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Closing;

●	our financial and business performance following the Business Combination, including financial projections and business metrics;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our ability to meet the expectations of new and current customers, and our ability to achieve market acceptance for our products;

●	our expectations and forecasts with respect to market opportunity and market growth;

●	the ability of our products and services to meet customers’ compliance and regulatory needs;

●	our ability to attract and retain qualified employees and management;

●	our ability to develop and maintain its brand and reputation;

●	developments and projections relating to our competitors and industry;

●	changes in general economic and financial conditions, inflationary pressures and the resulting impact demand, and our ability to plan for and respond to the impact of those changes;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our future capital requirements and sources and uses of cash;

●	our ability to obtain funding for its operations and future growth; and

●	our business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the Selling Securityholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS

“2022 Convertible Notes” means the Pre-Signing Convertible Notes and the Post-Signing Convertible Notes issued by Legacy Complete Solaria.

“April 2022 FACT Note” means the unsecured promissory note in the amount of up to $500,000 issued on April 1, 2022, by FACT to the Sponsor.

“Articles of Association” means the amended and restated memorandum and articles of association of FACT, dated February 25, 2021.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the amended and restated business combination agreement, dated as of May 26, 2023, by and among FACT, First Merger Sub, Second Merger Sub, Legacy Complete Solaria and Solaria.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Complete Solar” means Complete Solar Holding Corporation, a Delaware corporation, prior to the consummation of the Required Transaction.

“Complete Solaria” or “the Company” means Complete Solaria, Inc. (f/k/a Freedom Acquisition I Corp.), a Delaware corporation and its subsidiaries.

“Complete Solaria Board” means the board of directors of Complete Solaria.

“Complete Solaria Capital Stock” means Complete Solaria Common Stock and Complete Solaria Preferred Stock.

“Complete Solaria Common Stock” means the common stock, par value $0.0001 per share, of Complete Solaria.

“Complete Solaria Preferred Stock” means the preferred stock, par value $0.0001 per share, of Complete Solaria.

“Complete Solaria Subscription Agreements” means the Pre-Signing Complete Solaria Subscription Agreements together with the Post-Signing Complete Solaria Subscription Agreements.

“Continental” means Continental Stock Transfer & Trust Company.

“December 2022 FACT Note” means the unsecured promissory note in the amount of up to $325,000 issued on December 14, 2022, by FACT to Tidjane Thiam, Adam Gishen, Abhishek Bhatia and Edward Zeng.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Domestication” means the domestication of FACT as a corporation incorporated in the State of Delaware.

“ESPP” means the Complete Solaria, Inc. 2023 Employee Stock Purchase Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FACT” means Freedom Acquisition I Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.

“FACT Board” means the board of directors of FACT.

“FACT Class A Ordinary Shares” or “Class A Ordinary Shares” means the 34,500,000 Class A ordinary shares, par value $0.0001 per share, of FACT prior to the consummation of the Domestication.

“FACT Class B Ordinary Shares” or “Class B Ordinary Shares” means the 8,625,000 Class B ordinary shares, par value $0.0001 per share, of FACT prior to the consummation of the Domestication.

“FACT Initial Shareholders” means the Sponsor, members of the Sponsor, and FACT’s officers and directors.

“FACT Ordinary Shares” means the FACT Class A Ordinary Shares and the FACT Class B Ordinary Shares.

“FACT Private Placement Warrants,” “Private Placement Warrants” or “Private Warrants” means the 6,266,667 warrants held by the Sponsor that were issued in a private placement at the time of FACT’s IPO, each of which is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.

“FACT Public Warrants” or “Public Warrants” means the 8,625,000 warrants to acquire FACT Class A Ordinary Shares, issued as part of the FACT Public Units, at an initial exercise price of $11.50 per share.

“FACT Special Committee” means the special committee of the FACT Board.

“FACT Warrants” means the FACT Private Placement Warrants and the FACT Public Warrants.

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“February 2023 FACT Note” means the unsecured promissory note in the amount of up to $2,100,000 issued on February 28, 2023, by FACT to the Sponsor.

“Founder Shares” means the FACT Class B Ordinary Shares purchased by the Sponsor in a private placement prior to the initial public offering, and the FACT Class A Ordinary Shares that issued upon the conversion thereof.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means FACT’s initial public offering of its units, ordinary shares and warrants pursuant to its registration statement on Form S-1 declared effective by the SEC on February 25, 2021 (SEC File No. 333-252940).

“June 2022 FACT Note” means the unsecured promissory note in the amount of up to $500,000 issued on June 6, 2022, by FACT to the Sponsor.

“May 2023 FACT Note” means the unsecured promissory note in the amount of up to $300,000 issued on May 31, 2023, by FACT to the Sponsor.

“Merger Warrants” means warrants issued to certain equityholders of Legacy Complete Solaria received as consideration in connection with the exchange of their capital stock held in Legacy Complete Solaria.

“Legacy Complete Solaria” means, prior to the Business Combination, Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of Complete Solaria, Inc. and was renamed CS, LLC.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Original Business Combination Agreement” means the business combination agreement, dated as of October 3, 2022, by and among FACT, First Merger Sub, Second Merger Sub, Complete Solaria and Solaria, as amended by that certain First Amendment to Business Combination Agreement, dated as of December 26, 2022, as further amended by that certain Second Amendment to Business Combination Agreement, dated as of January 17, 2023.

“Post-Signing Convertible Notes” means the convertible promissory notes issued by Complete Solaria pursuant to the Post-Signing Complete Solaria Subscription Agreements.

“Post-Signing Complete Solaria Subscription Agreements” means the additional subscription agreements entered into by Complete Solaria and certain investors pursuant to which such investors purchased Post-Signing Convertible Notes from Complete Solaria following the date of the Original Business Combination Agreement, on terms substantially similar to, or no less favorable in all material respects to Complete Solaria than the Pre-Signing Complete Solaria Subscription Agreements.

“Pre-Signing Complete Solaria Subscription Agreements” means the note subscription agreements entered into by Legacy Complete Solaria and certain investors pursuant to which such investors purchased Pre-Signing Convertible Notes from Legacy Complete Solaria prior to date of the Original Business Combination Agreement.

“Pre-Signing Convertible Notes” means the convertible promissory notes issued by Legacy Complete Solaria pursuant to the Pre-Signing Complete Solaria Subscription Agreements.

“Public Shareholders” means the holders of the Public Shares.

“Public Shares” means the FACT Class A Ordinary Shares.

“Required Transaction” means the transactions contemplated by the Required Transaction Merger Agreement, including the merger of Solaria with and into a wholly-owned subsidiary of Legacy Complete Solaria, which were consummated on November 4, 2022.

“Required Transaction Merger Agreement” means that certain merger agreement by and among Complete Solaria, Complete Solaria Midco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Solaria, Complete Solaria Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Midco, Solaria, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of Solaria’s stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solaria” means The Solaria Corporation, a Delaware corporation and a wholly-owned subsidiary of Complete Solaria.

“Sponsor” means Freedom Acquisition I LLC, a Cayman Islands limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established at the consummation of FACT’s IPO that holds the proceeds of the IPO and is maintained by Continental, acting as trustee.

“Warrants” means, collectively, the Private Warrants, the Public Warrants and the Working Capital Warrants.

“Working Capital Warrants” means up warrants issued to certain equityholders of Legacy Complete Solaria.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Complete Solaria,” “company,” “we,” “us” and “our” in this prospectus to refer to Complete Solaria, Inc. and our wholly owned subsidiaries.

Overview

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. With a strong technology platform, we offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Corporate Information

We were originally known as Freedom Acquisition I Corp. We are engaged in solar system sales and associated commerce. On July 18, 2023, Legacy Complete Solaria, FACT, First Merger Sub, Second Merger Sub and Third Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Our principal executive offices are located at 45700 Northport Loop E, Fremont, CA 94538, and our telephone number is (510) 270-2507. Our corporate website address is https://www.completesolaria.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Complete Solaria” and our other registered and common law trade names, trademarks and service marks are property of Complete Solaria, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Implications of Being a Smaller Reporting Company and Emerging Growth Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements and reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Complete Solaria’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FACT’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

The White Lion Transaction

On July 16, 2024, we entered into the original White Lion Purchase Agreement with White Lion, which we and White Lion amended on July 24, 2024. We also entered into a Registration Rights Agreement with White Lion on July 16, 2024 (the “RRA”). Pursuant to the White Lion Purchase Agreement, as amended, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30.0 million in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion  commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased shares of common stock equal to $30.0 million and (ii) 18 months from the date of execution of the White Lion Purchase Agreement (the “White Lion Commitment Period”).

During the White Lion Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares of its common stock. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company can require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) $150,000 or (ii) 100% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company may require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the common stock that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices on the date that the notice is delivered.

The aggregate number of shares of common stock that we can sell to White Lion under the White Lion Purchase Agreement (including the Commitment Shares (as defined below)) may in no case exceed 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless stockholder approval is obtained to issue purchase shares above the Exchange Cap, in which case the Exchange Cap will no longer apply. No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 9.99% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may deliver purchase notices under the White Lion Purchase Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the White Lion Purchase Agreement. Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes, as further summarized in “Use of Proceeds”.

The Company and White Lion will have the right to terminate the White Lion Purchase Agreement in the event of a material breach by the other party and notice being sent by the non-breaching party to the breaching party. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the White Lion Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, and (iii) immediately upon the delisting of the common stock from The Nasdaq Global Market.

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion shares of common stock (“Commitment Shares”) in an amount equal to (i) $450,000 divided by (ii) the closing price of the common stock on the earlier of (x) the business day prior to the effectiveness of the registration statement of which this prospectus is a part or (ii) the business day prior to the date White Lion delivers a written request to the Company for the Commitment Shares. The Commitment Shares will be fully earned by White Lion regardless of termination of the Purchase Agreement.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion. The Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Summary Risk Factors

●	Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

●	Our business currently depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or the ability to monetize them could adversely impact the business.

●	Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

●	We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

●	We utilize a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for its solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

●	It is not possible to predict the actual number of shares we will sell under the White Lion Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

●	Investors who buy shares in this offering at different times will likely pay different prices.

●	The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

●	We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Securityholder and may not use them effectively.

●	We utilize third-party sales and installation partners whose performance could result in sales and installation delays, cancellations, and loss of market share.

●	We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund operations and make adequate capital investments as planned due to the general economic environment and any market pressure that would drive down the average selling prices of solar power products, among other factors.

●	Our business substantially focuses on solar service agreements and transactions with residential customers.

●	We have incurred losses and may be unable to achieve or sustain profitability in the future.

●	Our business is concentrated in certain markets including California, putting us at risk of region-specific disruptions.

●	We depend on a limited number of customers and sales contracts for a significant portion of revenues, and the loss of any customer or cancellation of any contract may cause significant fluctuations or declines in revenues.

●	We have identified a material weakness in our internal controls over financial reporting. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of its financial and operating reporting may be adversely affected, and confidence in its operations and disclosures may be lost.

●	The common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

●	If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

The Offering

Securities offered by the Selling Securityholder	Up to 30,450,000 shares of our common stock, consisting of 30,000,000 shares of common stock that may be issued by us to White Lion pursuant to the White Lion Purchase Agreement and up to 450,000 Commitment Shares issuable to White Lion as consideration for it entering into the White Lion Purchase Agreement. .

Shares of common stock outstanding prior to this offering	50,881,169 (as of July 16, 2024)

Shares of common stock outstanding after this offering	81,331,169 (based on the total shares outstanding as of July 16, 2024)

Terms of the offering	The Selling Securityholder will determine when and how it will dispose of the shares of common stock registered for resale under this prospectus.

Use of proceeds

We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Securityholder. However, we may receive up to $30,000,000 in gross proceeds under the White Lion Purchase Agreement from sales of common stock that we may elect to make to the Selling Securityholder pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the White Lion Commitment Period. However, we will not receive any proceeds from the issuance of the Commitment Shares.

The proceeds from the Selling Securityholder that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our common stock under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of shares of common stock, if any to White Lion under the White Lion Purchase Agreement. See “Use of Proceeds.”

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 6.

Nasdaq ticker symbols	“CSLR” and “CSLRW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 111.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Businesses and Industry

Our business currently depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or the ability to monetize them could adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and the exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price charged to customers for energy and for solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The Inflation Reduction Act (the “IRA”) extended and modified prior law applicable to tax credits that are available with respect to solar energy systems. Under the IRA, the following credits are available: (i) a production tax credit under Code Section 44 (for facilities that begin construction before January 1, 2025) and Code Section 45Y (for facilities that begin construction between January 1, 2025 and the year that is four calendar years after the year in which certain U.S. greenhouse gas emissions percentages are met) (the “PTC”) in connection with the installation of certain solar facilities and energy storage technology, (ii) an investment tax credit under Code Section 48 (for facilities that begin construction before January 1, 2025) and Code Section 48E (for facilities that begin construction between January 1, 2025 and the year that is four calendar years after the year in which certain U.S. greenhouse gas emissions percentages are met) (the “ITC”) in connection with the installation of certain solar facilities and energy storage technology, and (iii) a residential clean energy credit (the “Section 25D Credit”) in connection with the installation of property that uses solar energy to generate electricity for residential use.

Prior to the IRA, the PTC for solar facilities had phased out and was no longer available. The IRA reinstated the PTC for solar facilities. The PTC available to a taxpayer in a taxable year is equal to a certain rate multiplied by the kilowatt hours of electricity produced by the taxpayer from solar energy at a facility owned by it and sold to an unrelated party during that taxable year. The base rate for the PTC is 0.3 cents. This rate is increased to 1.5 cents for projects that (i) have a maximum net output of less than one MW AC, (ii) begin construction before January 29, 2023, or (iii) meet certain prevailing wage and apprenticeship requirements. It also may be increased for projects that include a certain percentage of components that were produced in the United States, projects that are located in certain energy communities, and projects that are located in low-income communities.

The ITC available to a taxpayer in a taxable year is equal to the “energy percentage” of the basis of “energy property” placed in service by the taxpayer during that taxable year. “Energy property” includes equipment that uses solar energy to generate electricity (including structural components that are necessary to the functioning of a solar facility as a whole) and certain energy storage systems (including batteries included as part of or adjacent to a solar facility). The base “energy percentage” for the ITC is 6%. This energy percentage is increased to 30% for projects that (i) have a maximum net output of less than one MW AC, (ii) begin construction before January 29, 2023, or (iii) meet certain prevailing wage and apprenticeship requirements. It also may be increased for projects that include a certain percentage of components that were produced in the United States, projects that are located in certain energy communities, and projects that are located in low-income communities. ITCs are subject to recapture if, during the five-year period after a facility is placed in service, the facility is sold, exchanged, involuntarily converted, or ceases its business usage. If the event that causes such recapture occurs within the first year after a project is placed in service, 100% of the ITCs will be recaptured. The recapture percentage is reduced 20% for each subsequent year. Historically, we have utilized the ITC when available for both residential and commercial leases and power purchase agreements, based on ownership of the solar energy system.

The Section 25D Credit available to a taxpayer is equal to the “applicable percentage” of expenditures for property that uses solar energy to generate electricity for use in a dwelling unit used as a residence by the taxpayer. The applicable percentage is 26% for such systems that are placed in service before January 1, 2022, 30% for such systems that are placed in service after December 31, 2021 and before January 1, 2033, 26% for such systems that are placed in service in 2033, and 22% for such systems that are placed in service in 2034. The Section 25D Credit is scheduled to expire effective January 1, 2035. Although it is unlikely that Complete Solaria would qualify for the Section 25D Credit, the availability of the Section 25D Credit may impact the prices of its solar energy systems.

Reductions in, eliminations of, or expirations of, governmental incentives could adversely impact results of operations and ability to compete in this industry by increasing the cost of capital, causing us to increase the prices of our energy and solar energy systems and reduce the size of our addressable market.

We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced reporting requirements applicable to these companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may be different from companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in total annual gross revenues; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our IPO.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation our periodic reports and proxy statements.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our securities and the trading price of our securities may be more volatile.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

The market for electric generation products is heavily influenced by federal, state and local government laws, regulations and policies concerning the electric utility industry in the United States and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and changes that make solar power less competitive with other power sources could deter investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for our solar power products. The market for electric generation equipment is also influenced by trade and local content laws, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our solar products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. We anticipate that our solar power products and our installation will continue to be subject to oversight and regulation in accordance with federal, state, local and foreign regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements of individual states or local jurisdictions and design equipment to comply with the varying standards. In addition, the United States and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of our solar products and adversely affect our cost reduction roadmap, which could harm our results of operations and financial condition. Any new regulations or policies pertaining our solar power products may result in significant additional expenses for our customers, which could cause a significant reduction in demand for our solar power products.

We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

Net metering is one of several key policies that have enabled the growth of distributed generation solar energy systems in the United States, providing significant value to customers for electricity generated by their residential solar energy systems but not directly consumed on-site. Net metering allows a homeowner to pay his or her local electric utility for power usage net of production from the solar energy system or other distributed generation source. Homeowners receive a credit for the energy an interconnected solar energy system generates in excess of that needed by the home to offset energy purchases from the centralized utility made at times when the solar energy system is not generating sufficient energy to meet the customer’s demand. In many markets, this credit is equal to the residential retail rate for electricity and in other markets, such as Hawaii and Nevada, the rate is less than the retail rate and may be set, for example, as a percentage of the retail rate or based upon a valuation of the excess electricity. In some states and utility territories, customers are also reimbursed by the centralized electric utility for net excess generation on a periodic basis.

Net metering programs have been subject to legislative and regulatory scrutiny in some states and territories including, but not limited to, California, New Jersey, Arizona, Nevada, Connecticut, Florida, Maine, Kentucky, Puerto Rico and Guam. These jurisdictions, by statute, regulation, administrative order or a combination thereof, have recently adopted or are considering new restrictions and additional changes to net metering programs either on a state-wide basis or within specific utility territories. Many of these measures were introduced and supported by centralized electric utilities. These measures vary by jurisdiction and may include a reduction in the rates or value of the credits customers are paid or receive for the power they deliver back to the electrical grid, caps or limits on the aggregate installed capacity of generation in a state or utility territory eligible for net metering, expiration dates for and phasing out of net metering programs, replacement of net metering programs with alternative programs that may provide less compensation and limits on the capacity size of individual distributed generation systems that can qualify for net metering. Net metering and related policies concerning distributed generation also received attention from federal legislators and regulators.

In California, the California Public Utilities Commission (“CPUC”) issued an order in 2016 retaining retail-based net metering credits for residential customers of California’s major utilities as part of Net Energy Metering 2.0 (“NEM 2.0”). Under NEM 2.0, new distributed generation customers receive the retail rate for electricity exported to the grid, less certain non-bypassable fees. Customers under NEM 2.0 also are subject to interconnection charges and time-of-use rates. Existing customers who receive service under the prior net metering program, as well as new customers under the NEM 2.0 program, currently are permitted to remain covered by them on a legacy basis for a period of 20 years. On September 3, 2020, the CPUC opened a new proceeding to review its current net metering policies and to develop Net Energy Metering 3.0 (“NEM 3.0”), also referred to by the CPUC as the NEM 2.0 successor tariff. NEM 3.0 was finalized on December 15, 2022 and will include several changes from previous net metering plans. There will be changes that impact the amount that homeowners with solar power will be able to recuperate when selling excess energy back to the utility grid. With NEM 3.0, the value of the credits for net exports will be tied to the state’s 2022 Distributed Energy Resources Avoided Cost Calculator Documentation (“ACC”). Another significant change with NEM 3.0 will be applied to the netting period: the time period over which the utilities measure the clean energy being imported or exported. In general, longer netting periods have typically been advantageous for solar power customers because any consumption can be offset with production. NEM 3.0 will instead measure energy using instantaneous netting, which means interval netting approximately every 15 minutes. This will lead to more NEM customers’ electricity registering as exports, now valued at the new, lower ACC value.

We utilize a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

We purchase solar panels, inverters and other system components from a limited number of suppliers, which makes us susceptible to quality issues, shortages and price changes. If we fail to develop, maintain and expand relationships with existing or new suppliers, we may be unable to adequately meet anticipated demand for our solar energy systems or may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production, we may be unable to satisfy this demand due to an inability to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms.

In particular, there are a limited number of inverter suppliers. Once we design a system for use with a particular inverter, if that type of inverter is not readily available at an anticipated price, we may incur additional delay and expense to redesign the system.

In addition, production of solar panels involves the use of numerous raw materials and components. Several of these have experienced periods of limited availability, particularly polysilicon, as well as indium, cadmium telluride, aluminum and copper. The manufacturing infrastructure for some of these raw materials and components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The prices for these raw materials and components fluctuate depending on global market conditions and demand and we may experience rapid increases in costs or sustained periods of limited supplies.

Despite efforts to obtain components from multiple sources whenever possible, many suppliers may be single-source suppliers of certain components. If we are not able to maintain long-term supply agreements or identify and qualify multiple sources for components, access to supplies at satisfactory prices, volumes and quality levels may be harmed. We may also experience delivery delays of components from suppliers in various global locations. In addition, while there are alternative suppliers and service providers that we could enter into agreements with to replace its suppliers on commercially reasonable terms, we may be unable to establish alternate supply relationships or obtain or engineer replacement components in the short term, or at all, at favorable prices or costs. Qualifying alternate suppliers or developing our own replacements for certain components may be time-consuming and costly and may force us to make modifications to our product designs.

Our need to purchase supplies globally and our continued international expansion further subjects us to risks relating to currency fluctuations. Any decline in the exchange rate of the U.S. dollar compared to the functional currency of component suppliers could increase component prices. In addition, the state of the financial markets could limit suppliers’ ability to raise capital if they are required to expand their production to meet our needs or satisfy our operating capital requirements. Changes in economic and business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect suppliers’ solvency and ability to deliver components on a timely basis. Any of these shortages, delays or price changes could limit our growth, cause cancellations or adversely affect profitability and the ability to effectively compete in the markets in which the company operates.

Our business substantially focuses on solar service agreements and transactions with residential customers.

Our business substantially focuses on solar service agreements and transactions with residential customers. Our energy system sales to homeowners utilize power purchase agreements (“PPAs”), leases, loans and other products and services. We currently offer PPAs and leases through Sunrun, Inc., EverBright, LLC, Sunnova Energy International, and OakStar Bank. If we were to be unable to arrange new or alternative methods of financing for PPAs and leases on favorable terms, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows.

On February 7, 2018, safeguard tariffs on imported solar cells and modules went into effect pursuant to Proclamation 9693, which approved recommendations to provide relief to U.S. manufacturers and impose safeguard tariffs on imported solar cells and modules, based on the investigations, findings, and recommendations of the U.S. International Trade Commission (the “International Trade Commission”). Since 2021, modules are subject to a tariff rate of 15%. Cells are subjected to a tariff-rate quota, under which the first 2.5 GW of cell imports each year will be exempt from tariffs; and cells imported after the 2.5 GW quota has been reached will be subject to the same 30% tariff as modules in the first year, with the same 5% decline in each of the three subsequent years. The tariff-free cell quota applies globally, without any allocation by country or region.

The tariffs could materially and adversely affect our business and results of operations. While solar cells and modules based on interdigitated back contact technology were granted exclusion from these safeguard tariffs on September 19, 2018, our solar products based on other technologies continue to be subject to the safeguard tariffs. Although we are actively engaged in efforts to mitigate the effect of these tariffs, there is no guarantee that these efforts will be successful.

Uncertainty surrounding the implications of existing tariffs affecting the U.S. solar market and potential trade tensions between the United States and other countries is likely to cause market volatility, price fluctuations, supply shortages, and project delays, any of which could harm our business, and the pursuit of mitigating actions may divert substantial resources from other projects. Further, the Uyghur Forced Labor Prevention Act may inhibit importation of certain solar modules or components. In addition, the imposition of tariffs is likely to result in a wide range of impacts to the U.S. solar industry and the global manufacturing market, as well as our business in particular. Such tariffs could materially increase the price of our solar products and result in significant additional costs to the company, its resellers, and the resellers’ customers, which could cause a significant reduction in demand for the company’s solar power products and greatly reduce our competitive advantage.

If we fail to manage operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods as measured by our number of customers; we intend to continue efforts to expand our business within existing and new markets. This growth has placed, and any future growth may place, a strain on management, operational and financial infrastructure. Our growth requires our management to devote a significant amount of time and effort to maintain and expand relationships with customers, dealers and other third parties, attract new customers and dealers, arrange financing for growth and manage expansion into additional markets.

In addition, our current and planned operations, personnel, information technology and other systems and procedures might be inadequate to support future growth and may require us to make additional unanticipated investments in its infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner.

If we cannot manage operations and growth, we may be unable to meet expectations regarding growth, opportunity and financial targets, take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage our operations and growth could adversely impact our reputation, business, financial condition, cash flows and results of operations.

We have international activities and customers in the European Union, and plans to continue these efforts, which subjects us to additional business risks, including logistical and compliance related complexity.

A portion of our sales are made to customers outside of the United States, and a substantial portion of our supply agreements are with supply and equipment vendors located outside of the United States. We have solar cell and module production lines located at our outsourced manufacturing facilities in Thailand, Vietnam and India. We are also considering other manufacturing locations.

Risks we face in conducting business internationally include:

●	multiple, conflicting and changing laws and regulations, export and import restrictions, employment laws, data protection laws, environmental protection, regulatory requirements, international trade agreements, and other government approvals, permits and licenses;

●	difficulties and costs in staffing and managing foreign operations as well as cultural differences;

●	potentially adverse tax consequences associated with current, future or deemed permanent establishment of operations in multiple countries;

●	relatively uncertain legal systems, including potentially limited protection for intellectual property rights, and laws, changes in the governmental incentives that we rely on, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in certain countries or otherwise place them at a competitive disadvantage in relation to domestic companies;

●	inadequate local infrastructure and developing telecommunications infrastructures;

●	financial risks, such as longer sales and payment cycles and greater difficulty collecting accounts receivable;

●	currency fluctuations, government-fixed foreign exchange rates, the effects of currency hedging activity, and the potential inability to hedge currency fluctuations;

●	political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions;

●	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make the company less competitive in some countries; and

●	liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act in the United States and similar laws outside of the United States).

We have an organizational structure involving entities globally. This increases the potential impact of adverse changes in laws, rules and regulations affecting the free flow of goods and personnel, and therefore heightens some of the risks noted above. Further, this structure requires us to effectively manage our international inventory and warehouses. If we fail to do so, our shipping movements may not correspond with product demand and flow. Unsettled intercompany balances between entities could result, if changes in law, regulations or related interpretations occur in adverse tax or other consequences that affect capital structure, intercompany interest rates and legal structure. If we are unable to successfully manage any such risks, any one or more could materially and negatively affect our business, financial condition and results of operations.

We have incurred losses and may be unable to achieve or sustain profitability in the future.

We have incurred net losses in the past and had an accumulated deficit of $354.9 million and $85.4 million as of December 31, 2023 and 2022, respectively. We will continue to incur net losses as spending increases to finance the expansion of operations, installation, engineering, administrative, sales and marketing staffs, spending increases on brand awareness and other sales and marketing initiatives, and implement internal systems and infrastructure to support the company’s growth. We do not know whether revenue will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on results of operations. Our ability to achieve profitability depends on a number of factors, including but not limited to:

●	Growing the customer base;

●	Maintaining or further lowering the cost of capital;

●	Reducing the cost of components for our solar service offerings;

●	Growing and maintaining our channel partner network;

●	Growing our direct-to-consumer business to scale; and

●	Reducing operating costs by lowering customer acquisition costs and optimizing our design and installation processes and supply chain logistics.

Even if we do achieve profitability, we may be unable to sustain or increase profitability in the future.

A material drop in the retail price of utility-generated electricity or electricity from other sources could adversely impact our ability to attract customers which would harm our business, financial condition and results of operations.

We believe that a homeowner’s decision to buy solar energy from us is primarily driven by a desire to lower electricity costs. Decreases in the retail prices of electricity from utilities or other energy sources would harm our ability to offer competitive pricing and could harm its business. The price of electricity from utilities could decrease as a result of:

●	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

●	the construction of additional electric transmission and distribution lines;

●	a reduction in the price of natural gas or other natural resources as a result of new drilling techniques or other technological developments, a relaxation of associated regulatory standards, or broader economic or policy developments;

●	energy conservation technologies and public initiatives to reduce electricity consumption;

●	subsidies impacting electricity prices, including in connection with electricity generation and transmission; and

●	development of new energy technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of our solar service offerings less attractive. If the retail price of energy available from utilities were to decrease due to any of these or other reasons, we would be at a competitive disadvantage. As a result, we may be unable to attract new homeowners and growth would be limited.

We face competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. We believe that our primary competitors are the traditional utilities that supply energy to potential customers. We compete with these utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems. If we cannot offer compelling value to its customers based on these factors, then our business will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than us. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Utilities could also offer other value-added products and services that could help them compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

Our business is concentrated in certain markets including California, putting us at risk of region-specific disruptions.

As of December 31, 2023, a substantial portion of our installations were in California and we expect much of its near-term future growth to occur in California, further concentrating our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in this market and in other markets that may become similarly concentrated. We may not have adequate insurance, including business interruption insurance, to compensate for losses that may occur from any such significant events. A significant natural disaster could have a material adverse impact on our business, results of operations and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our business, our partners’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of installations or the deployment of solar service offerings, our business, results of operations and financial condition would be adversely affected.

Our growth strategy depends on the widespread adoption of solar power technology.

The distributed residential solar energy market is at a relatively early stage of development in comparison to fossil fuel-based electricity generation. If additional demand for distributed residential solar energy systems fails to develop sufficiently or takes longer to develop than we anticipate, the company may be unable to originate additional solar service agreements and related solar energy systems and energy storage systems to grow the business. In addition, demand for solar energy systems and energy storage systems in our targeted markets may not develop to the extent it anticipates. As a result, we may be unsuccessful in broadening our customer base through origination of solar service agreements and related solar energy systems and energy storage systems within its current markets or in new markets we may enter.

Many factors may affect the demand for solar energy systems, including, but not limited to, the following:

●	availability, substance and magnitude of solar support programs including government targets, subsidies, incentives, renewable portfolio standards and residential net metering rules;

●	the relative pricing of other conventional and non-renewable energy sources, such as natural gas, coal, oil and other fossil fuels, wind, utility-scale solar, nuclear, geothermal and biomass;

●	performance, reliability and availability of energy generated by solar energy systems compared to conventional and other non-solar renewable energy sources;

●	availability and performance of energy storage technology, the ability to implement such technology for use in conjunction with solar energy systems and the cost competitiveness such technology provides to customers as compared to costs for those customers reliant on the conventional electrical grid; and

●	general economic conditions and the level of interest rates.

The residential solar energy industry is constantly evolving, which makes it difficult to evaluate our prospects. We cannot be certain if historical growth rates reflect future opportunities or its anticipated growth will be realized. The failure of distributed residential solar energy to achieve, or its being significantly delayed in achieving, widespread adoption could have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by seasonal trends, poor weather, labor shortages, and construction cycles.

Our business is subject to significant industry-specific seasonal fluctuations. In the United States, many customers make purchasing decisions towards the end of the year in order to take advantage of tax credits. In addition, sales in the new home development market are often tied to construction market demands, which tend to follow national trends in construction, including declining sales during cold weather months.

Natural disasters, terrorist activities, political unrest, economic volatility, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, avian flu and monkeypox, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict operations and services, incur significant costs to protect its employees and facilities, or result in regional or global economic distress, which may materially and adversely affect business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, future disruptions in access to bank deposits or lending commitments due to bank failures and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets. We have outsourced product development and software engineering in Ukraine and we may potentially indirectly be adversely impacted any significant disruption it has caused and may continue to escalate. The recent Israel-Palestine Israel has created volatility in the global capital markets and may have further global economic consequences, including disruptions of the global supply chain and energy markets. Any one or more of these events may impede our operation and delivery efforts and adversely affect sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations. We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties.

We depend on a limited number of customers and sales contracts for a significant portion of revenues, and the loss of any customer or cancellation of any contract may cause significant fluctuations or declines in revenues.

In 2021, 2022 and 2023, our top customer, Sunrun Inc., accounted for 63%, 47% and 55% of our total revenues from continuing operations, respectively. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. As a result of customer concentration, our financial performance may fluctuate significantly from period to period based, among others, on exogenous circumstances related to its clients. In addition, any one of the following events may materially adversely affect cash flows, revenues and results of operations:

●	reduction, delay or cancellation of orders from one or more significant customers;

●	loss of one or more significant customers and failure to identify additional or replacement customers;

●	failure of any significant customers to make timely payment for our products; or

●	the customers becoming insolvent or having difficulties meeting their financial obligations for any reason.

We are exposed to the credit risk of customers and payment delinquencies on its accounts receivables.

While customer defaults have been immaterial to date, we expect that the risk of customer defaults may increase as we grow our business. If we experience increased customer credit defaults, our revenue and our ability to raise new investment funds could be adversely affected. If economic conditions worsen, certain of our customers may face liquidity concerns and may be unable to satisfy their payment obligations to us on a timely basis or at all, which could have a material adverse effect on our financial condition and results of operations.

Rising interest rates may adversely impact our business.

Due to recent increases in inflation, the U.S. Federal Reserve has raised its benchmark interest rates. Increases in the federal benchmark rate could result in an increase in market interest rates, which may increase our interest expense and the costs of refinancing existing indebtedness or obtaining new debt. Consequently, rising interest rates will increase cost of capital. As a result, rising interest rates may have an adverse impact on our ability to offer attractive pricing on solar service agreements to customers. If in the future we have a need for significant borrowings and interest rates increase, that would increase the cost of the solar systems purchased us, which either would make those systems more expensive for customers, which is likely to reduce demand, or would lower operating margins, or both.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business.

In November 2022, we acquired The Solaria Corporation, after which Complete Solar was renamed “Complete Solaria, Inc.” In October 2023, we subsequently sold solar panel assets of The Solaria Corporation, including intellectual property and customer contracts, to Maxeon Solar Technologies, Ltd, which resulted in an impairment loss of $147.5 million and loss on disposal of $1.8 million. In the future, we may acquire additional companies, project pipelines, products or technologies, or enter into joint ventures or other strategic initiatives. Our ability as an organization to integrate acquisitions is unproven. We may not realize the anticipated benefits of our acquisitions or any other future acquisition or the acquisition may be viewed negatively by customers, financial markets or investors.

Any acquisition has numerous risks, including, but not limited to, the following:

●	difficulty in assimilating the operations and personnel of the acquired company;

●	difficulty in effectively integrating the acquired technologies or products with current products and technologies;

●	difficulty in maintaining controls, procedures and policies during the transition and integration;

●	disruption of ongoing business and distraction of management and employees from other opportunities and challenges due to integration issues;

●	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

●	inability to retain key technical and managerial personnel of the acquired business;

●	inability to retain key customers, vendors, and other business partners of the acquired business;

●	inability to achieve the financial and strategic goals for the acquired and combined businesses;

●	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact operating results;

●	failure of due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things;

●	inability to assert that internal controls over financial reporting are effective; and

●	inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

We depend on our intellectual property and may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in the loss of significant rights.

From time to time, we and our customers, or the third parties with whom we work may receive letters, including letters from other third parties, and may become subject to lawsuits with such third parties alleging infringement of their patents. Additionally, we are required by contract to indemnify some customers and third-party intellectual property providers for certain costs and damages of patent infringement in circumstances where our products are a factor creating the customer’s or these third-party providers’ infringement liability. This practice may subject us to significant indemnification claims by customers and third-party providers. We cannot assure investors that indemnification claims will not be made or that these claims will not harm our business, operating results or financial condition. Intellectual property litigation is very expensive and time-consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, our customers or our third-party intellectual property providers, we may be required to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property, or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Parties making infringement claims may also be able to bring an action before the International Trade Commission that could result in an order stopping the importation into the United States of our solar products. Any of these judgments could materially damage our business. We may have to develop non-infringing technology, and our failure in doing so or in obtaining licenses to the proprietary rights on a timely basis could have a material adverse effect on the business.

We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in its favor.

To protect our intellectual property rights and to maintain competitive advantage, we have filed, and may continue to file, suits against parties we believe infringe or misappropriate our intellectual property. Intellectual property litigation is expensive and time-consuming, could divert management’s attention from our business, and could have a material adverse effect on our business, operating results, or financial condition, and our enforcement efforts may not be successful. In addition, the validity of our patents may be challenged in such litigation. Our participation in intellectual property enforcement actions may negatively impact our financial results.

Developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for our offerings.

Significant developments in technology, such as advances in distributed solar power generation, energy storage solutions such as batteries, energy storage management systems, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of distributed or centralized power production may materially and adversely affect demand for our offerings and otherwise affect our business. Future technological advancements may result in reduced prices to consumers or more efficient solar energy systems than those available today, either of which may result in current customer dissatisfaction. We may not be able to adopt these new technologies as quickly as its competitors or on a cost-effective basis.

Additionally, recent technological advancements may impact our business in ways not currently anticipated. Any failure by us to adopt or have access to new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence or the loss of competitiveness of and decreased consumer interest in its solar energy services, which could have a material adverse effect on its business, financial condition and results of operations.

Our business is subject to complex and evolving data protection laws. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm its business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation in the United States. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, the state of California enacted the California Consumer Privacy Act of 2018 (“CCPA”) and California voters recently approved the California Privacy Rights Act (“CPRA”). The CCPA creates individual privacy rights for consumers and places increased privacy and security obligations on entities handling the personal data of consumers or households. The CCPA went into effect in January 2020 and it requires covered companies to provide new disclosures to California consumers, provides such consumers, business-to-business contacts and employees new ways to opt-out of certain sales of personal information, and allows for a new private right of action for data breaches. The CPRA modifies the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The CCPA and the CPRA may significantly impact Complete Solaria’s business activities and require substantial compliance costs that adversely affect its business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements under the CCPA or CPRA. However, we cannot be certain that compliance costs will not increase in the future with respect to the CCPA and CPRA or any other recently passed consumer privacy regulation.

Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) and the United Kingdom’s GDPR (“UK GDPR”) impose strict requirements for processing personal data. Under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Non-compliance with the UK GDPR may result in substantially similar adverse consequences to those in relation to the EU GDPR, including monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are not adequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that Complete Solaria can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all of its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against its processing or transferring of personal data necessary to operate its business. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the EU GDPR’s cross-border data transfer limitations.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, its solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

We receive, store and use personal information of customers, including names, addresses, e-mail addresses, and other housing and energy use information. We also store information of dealers, including employee, financial and operational information. We rely on the availability of data collected from customers and dealers in order to manage our business and market our offerings. We take certain steps in an effort to protect the security, integrity and confidentiality of the personal information collected, stored or transmitted, but there is no guarantee inadvertent or unauthorized use or disclosure will not occur or third parties will not gain unauthorized access to this information despite our efforts. Although Complete Solaria takes precautions to provide for disaster recovery, the company’s ability to recover systems or data may be expensive and may interfere with normal operations. Also, although we obtain assurances from such third parties they will use reasonable safeguards to secure their systems, we may be adversely affected by unavailability of their systems or unauthorized use or disclosure or its data maintained in such systems. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we our suppliers or vendors and our dealers may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Cyberattacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, disruption of customers’ operations, loss or damage to data delivery systems, unauthorized release of confidential or otherwise protected information, corruption of data and increased costs to prevent, respond to or mitigate cybersecurity events. In addition, certain cyber incidents, such as advanced persistent threats, may remain undetected for an extended period.

Unauthorized use, disclosure of or access to any personal information maintained by us or on the behalf of us, whether through breach of our systems, breach of the systems of our suppliers, vendors or dealers by an unauthorized party or through employee or contractor error, theft or misuse or otherwise, could harm our business. If any such unauthorized use, disclosure of or access to such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties and investigations, related actions and penalties by regulatory authorities.

In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, use of or disclosure of personal information. Finally, any perceived or actual unauthorized access to, use of or disclosure of such information could harm our reputation, substantially impair our business, financial condition and results of operations. While we currently maintain cybersecurity insurance, such insurance may not be sufficient to cover against claims, and we cannot be certain that cyber insurance will continue to be available on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

If we fail to comply with laws and regulations relating to interactions by the company or its dealers with current or prospective residential customers could result in negative publicity, claims, investigations and litigation and adversely affect financial performance.

Our business substantially focuses on solar service agreements and transactions with residential customers. We offer leases, loans and other products and services to consumers by contractors in our dealer networks, who utilize sales people employed by or engaged as third-party service providers of such contractors. We and our dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to interactions with residential consumers, including those pertaining to consumer protection, marketing and sales, privacy and data security, consumer financial and credit transactions, mortgages and refinancings, home improvement contracts, warranties and various means of customer solicitation, including under the laws described below in “As sales to residential customers have grown, we have increasingly become subject to substantial financing and consumer protection laws and regulations.” These laws and regulations are dynamic and subject to potentially differing interpretations and various federal, state and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations, or enact new laws and regulations regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we and our dealers do business, acquire customers and manage and use information collected from and about current and prospective customers and the costs associated therewith. We and our dealers strive to comply with all applicable laws and regulations relating to interactions with residential customers. It is possible, however, these requirements may be interpreted and applied in a manner inconsistent from one jurisdiction to another and may conflict with other rules or our practices or the practices of our dealers.

Although we require dealers to meet consumer compliance requirements, we do not control dealers and their suppliers or their business practices. Accordingly, we cannot guarantee they follow ethical business practices such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative dealers or suppliers, which could increase costs and have a negative effect on business and prospects for growth. Violation of labor or other laws by our dealers or suppliers or the divergence of a dealer or supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which the company does or intends to do business could also attract negative publicity and harm the business.

From time to time, we have been included in lawsuits brought by the consumer customers of certain contractors in our networks, citing claims based on the sales practices of these contractors. While we have paid only minimal damages to date, we cannot be sure that a court of law would not determine that we are liable for the actions of the contractors in our networks or that a regulator or state attorney general’s office may hold us accountable for violations of consumer protection or other applicable laws by. Our risk mitigation processes may not be sufficient to mitigate financial harm associated with violations of applicable law by our contractors or ensure that any such contractor is able to satisfy its indemnification obligations to us. Any significant judgment against us could expose it to broader liabilities, a need to adjust our distribution channels for products and services or otherwise change our business model and could adversely impact the business.

We may be unsuccessful in introducing new service and product offerings.

We intend to introduce new offerings of services and products to both new and existing customers in the future, including home automation products and additional home technology solutions. We may be unsuccessful in significantly broadening our customer base through the addition of these services and products within current markets or in new markets the company may enter. Additionally, we may not be successful in generating substantial revenue from any additional services and products introduced in the future and may decline to initiate new product and service offerings.

Damage to our brand and reputation or change or loss of use of our brand could harm our business and results of operations.

We depend significantly on our reputation for high-quality products, excellent customer service and the brand name “Complete Solaria” to attract new customers and grow our business. If we fail to continue to deliver solar energy systems or energy storage systems within the planned timelines, if our offerings do not perform as anticipated or if we damage any of our customers’ properties or delays or cancels projects, our brand and reputation could be significantly impaired. Future technological improvements may allow the company to offer lower prices or offer new technology to new customers; however, technical limitations in our current solar energy systems and energy storage systems may prevent us from offering such lower prices or new technology to existing customers.

In addition, given the sheer number of interactions our personnel or dealers operating on our behalf have with customers and potential customers, it is inevitable that some customers’ and potential customers’ interactions with us or dealers operating on our behalf will be perceived as less than satisfactory. This has led to instances of customer complaints, some of which have affected our digital footprint on rating websites and social media platforms. If we cannot manage hiring and training processes to avoid or minimize these issues to the extent possible, our reputation may be harmed and our ability to attract new customers would suffer.

In addition, if we were to no longer use, lose the right to continue to use or if others use the “Complete Solaria” brand, we could lose recognition in the marketplace among customers, suppliers and dealers, which could affect our business, financial condition, results of operations and would require financial and other investment and management attention in new branding, which may not be as successful.

Our success depends on the continuing contributions of key personnel.

We rely heavily on the services of our key executive officers and the loss of services of any principal member of the management team could adversely affect operations. There have been, and from time to time there may continue to changes in our management team resulting from the hiring and departure of executives and key employees, or the transition of executives within the Company , which could disrupt our business.

We are investing significant resources in developing new members of management as we complete our restructuring and strategic transformation. We also anticipate that over time we will need to hire a number of highly skilled technical, sales, marketing, administrative, and accounting personnel. The competition for qualified personnel is intense in this industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support its anticipated growth. We cannot guarantee that any employee will remain employed with us for any definite period of time since all of employees, including key executive officers, serve at-will and may terminate their employment at any time for any reason.

If we or our dealers or suppliers fail to hire and retain a sufficient number of employees and service providers in key functions, our growth and ability to timely complete customer projects and successfully manage customer accounts would be constrained.

To support growth, we and our dealers need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, installers, electricians and sales and project finance specialists. Competition for qualified personnel in this industry has increased substantially, particularly for skilled personnel involved in the installation of solar energy systems. We and our dealers also compete with the homebuilding and construction industries for skilled labor. These industries are cyclical and when participants in these industries seek to hire additional workers, it puts upward pressure on us and our dealers’ labor costs. Companies with whom our dealers compete to hire installers may offer compensation or incentive plans that certain installers may view as more favorable. As a result, our dealers may be unable to attract or retain qualified and skilled installation personnel. The further unionization of the industry’s labor force or the homebuilding and construction industries’ labor forces could also increase our dealers’ labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase dealers’ costs. Further, we need to continue to increase the training of the customer service team to provide high-end account management and service to homeowners before, during and following the point of installation of its solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards established by us. If we are unable to hire, develop and retain talented customer service or other personnel, we may not be able to grow our business.

Our operating results and ability to grow may fluctuate from quarter to quarter and year to year, which could make future performance difficult to predict and could cause operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and its ability to grow are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause operating results to fluctuate:

●	expiration or initiation of any governmental rebates or incentives;

●	significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

●	our dealers’ ability to complete installations in a timely manner;

●	our’s and our dealers’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

●	the availability, terms and costs of suitable financing;

●	the amount, timing of sales and potential decreases in value of Solar Renewable Energy Certificates (“SRECs”);

●	our ability to continue to expand its operations and the amount and timing of expenditures related to this expansion;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

●	changes in our pricing policies or terms or those of competitors, including centralized electric utilities;

●	actual or anticipated developments in competitors’ businesses, technology or the competitive landscape; and

●	natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

Our ability to obtain insurance on the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.

Our insurance policies cover legal and contractual liabilities arising out of bodily injury, personal injury or property damage to third parties and are subject to policy limits.

However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. In addition, we may have disagreements with insurers on the amount of recoverable damages and the insurance proceeds received for any loss of, or any damage to, any of our assets may be claimed by lenders under financing arrangements or otherwise may not be sufficient to restore the loss or damage without a negative impact on its results of operations. Furthermore, the receipt of insurance proceeds may be delayed, requiring us to use cash or incur financing costs in the interim. To the extent our experiences covered losses under its insurance policies, the limit of our coverage for potential losses may be decreased or the insurance rates it has to pay increased. Furthermore, the losses insured through commercial insurance are subject to the credit risk of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, we cannot assure such insurance companies will remain so in the future.

We may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. The insurance coverage obtained may contain large deductibles or fail to cover certain risks or all potential losses. In addition, our insurance policies are subject to annual review by insurers and may not be renewed on similar or favorable terms, including coverage, deductibles or premiums, or at all. If a significant accident or event occurs for which we are not fully insured or the company suffers losses due to one or more of its insurance carriers defaulting on their obligations or contesting their coverage obligations, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to breaches of our information technology systems, which could lead to disclosure of internal information, damage to our reputation or relationships with dealers, suppliers, and customers, and disrupt access to online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

Our business requires the use and storage of confidential and proprietary information, intellectual property, commercial banking information, personal information concerning customers, employees, and business partners, and corporate information concerning internal processes and business functions. Malicious attacks to gain access to such information affects many companies across various industries, including ours.

Where appropriate, we use encryption and authentication technologies to secure the transmission and storage of data. These security measures may be compromised as a result of third-party security breaches, employee error, malfeasance, faulty password management, or other irregularity or malicious effort, and result in persons obtaining unauthorized access to data.

We devote resources to network security, data encryption, and other security measures to protect our systems and data, but these security measures cannot provide absolute security. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, target end users through phishing and other malicious techniques, and/or may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventative measures. As a result, we may experience a breach of our systems in the future that reduces our ability to protect sensitive data. In addition, hardware, software, or applications we develop or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving team members, contractors and temporary staff. If we experience, or are perceived to have experienced, a significant data security breach, fail to detect and appropriately respond to a significant data security breach, or fail to implement disclosure controls and procedures that provide for timely disclosure of data security breaches deemed material to our business, including corrections or updates to previous disclosures, we could be exposed to a risk of loss, increased insurance costs, remediation and prospective prevention costs, damage to our reputation and brand, litigation and possible liability, or government enforcement actions, any of which could detrimentally affect our business, results of operations, and financial condition.

We may also share information with contractors and third-party providers to conduct business. While we generally review and typically request or require such contractors and third-party providers to implement security measures, such as encryption and authentication technologies to secure the transmission and storage of data, those third-party providers may experience a significant data security breach, which may also detrimentally affect our business, results of operations, and financial condition as discussed above. See also under this section, “We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in our favor.” We rely substantially upon trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

As sales to residential customers have grown, we have increasingly become subject to consumer protection laws and regulations.

As we continue to seek to expand our retail customer base, our activities with customers are subject to consumer protection laws that may not be applicable to other businesses, such as federal truth-in-lending, consumer leasing, telephone and digital marketing, and equal credit opportunity laws and regulations, as well as state and local finance laws and regulations. Claims arising out of actual or alleged violations of law may be asserted against us by individuals or governmental entities and may expose the company to significant damages or other penalties, including fines. In addition, our affiliations with third-party dealers may subject the company to alleged liability in connection with actual or alleged violations of law by such dealers, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third-party dealers, whether or not ultimately found liable.

The competitive environment in which we operate often requires the undertaking of customer obligations, which may turn out to be costlier than anticipated and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are often required, at the request of our end customer, to undertake certain obligations such as:

●	system output performance warranties; and

●	system maintenance.

Such customer obligations involve complex accounting analyses and judgments regarding the timing of revenue and expense recognition, and in certain situations these factors may require us to defer revenue or profit recognition until projects are completed or until contingencies are resolved, which could adversely affect revenues and profits in a particular period.

We are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations.

We are a licensed contractor in certain communities that we service and are ultimately responsible as the contracting party for every solar energy system installation. A significant portion of our business depends on obtaining and maintaining required licenses in various jurisdictions. All such licenses are subject to audit by the relevant government agency. Our failure to obtain or maintain required licenses could result in the termination of certain of our contracts. For example, we hold a license with California’s Contractors State License Board (the “CSLB”) and that license is currently under probation with the CSLB. If we fail to comply with the CSLB’s law and regulations, it could result in termination of certain of our contracts, monetary penalties, extension of the license probation period or revocation of its license in California. In addition, we may be liable, either directly or through its solar partners, to homeowners for any damage we causes to them, their home, belongings or property during the installation of our systems. For example, we either directly or through its solar partners, frequently penetrate homeowners’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our solar partners deploy are high voltage energy systems, we may incur liability for any failure to comply with electrical standards and manufacturer recommendations.

Further, we or our solar partners may face construction delays or cost overruns, which may adversely affect our or our solar partners’ ability to ramp up the volume of installation in accordance with our plans. Such delays or overruns may occur as a result of a variety of factors, such as labor shortages, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes, labor issues and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects.

In addition, the installation of solar energy systems, energy-storage systems and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain employees to maintain professional licenses in many of the jurisdictions in which we operate, and the failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our homeowners and, as a result, could cause a significant reduction in demand for solar service offerings.

While we have a variety of stringent quality standards that the company applies in the selection of its solar partners, we do not control our suppliers and solar partners or their business practices. Accordingly, we cannot guarantee that they follow our standards or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative suppliers or contractors, which could increase costs and result in delayed delivery or installation of our products, product shortages or other disruptions of its operations. Violation of labor or other laws by our suppliers and solar partners or the divergence of a supplier’s or solar partners’ labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity and harm our business, brand and reputation in the market.

Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

Since our inception, we have incurred losses and negative cash flows from operations. We incurred net losses of $269.6 million and $29.5 million, during the fiscal years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit of $354.9 million and current debt of $61.9 million as of December 31, 2023. We had cash and cash equivalents of $2.6 million as of December 31, 2023, which were held for working capital expenditures. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to meet our obligations and finance our operations.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern. If we are not able to secure adequate additional funding when needed, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve our intended business objectives.

We expect that we will need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

Our operations have consumed significant amounts of cash since inception. We expect to incur significant operating expenses as we continue to grow our business. We believe that our operating losses and negative operating cash flows will continue into the foreseeable future.

We had cash and cash equivalents of $1.8 million as of March 31, 2024. Our cash position raises substantial doubt regarding our ability to continue as a going concern for 12 months following the issuance of the unaudited condensed consolidated financial statements. We will require substantial additional capital to continue operations. Such additional capital might not be available when we need it and our actual cash requirements might be greater than anticipated. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.

We have identified a material weakness in our internal controls over financial reporting. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

In connection with the preparation and audit of our financial statements for the years ended December 31, 2022 and 2021, and our consolidated financial statements for the year ended December 31, 2023, our management identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness is as follows:

●	We do not have sufficient full-time accounting personnel, (i) to enable appropriate reviews over the financial close and reporting process, (ii) to allow for an appropriate segregation of duties, and (iii) with the requisite experience and technical accounting knowledge to identify, review and resolve complex accounting issues under generally accepted accounting principles in the United States (“GAAP”). Additionally, we did not adequately design and/or implement controls related to conducting a formal risk assessment process.

In connection with the preparation and audit of our consolidated financial statements for the year ended December 31, 2023, our management identified a material weakness in our internal control over financial reporting. The material weakness is as follows:

●	Inventory controls related to the completeness, existence, and cut-off of inventories held at third parties, and controls related to the calculation of adjustments to inventory for items considered excessive and obsolete.

●	Had such an evaluation been performed, additional control deficiencies may have been identified by the Company’s management, and those control deficiencies could have also represented one or more material weaknesses.

Complete Solaria was not required to perform an evaluation of internal control over financial reporting as of December 31, 2021 and 2020 in accordance with the provisions of the Sarbanes-Oxley Act, nor were we required to do so as of December 31, 2022. Had such an evaluation been performed, additional control deficiencies may have been identified by Complete Solar’s management, and those control deficiencies could have also represented one or more material weaknesses.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, a risk that is significantly increased in light of the complexity of our business, we may be unable to accurately and timely report our financial position, results of operations, cash flows or key operating metrics, which could result in late filings of the annual and quarterly reports under the Exchange Act, restatements of financial statements or other corrective disclosures, an inability to access commercial lending markets, defaults under its secured revolving credit facility and other agreements, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires individuals hired by us, our dealers or third-party contractors, potentially including employees, to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under Occupational Safety and Health Administration (“OSHA”) and the Department of Transporation (“DOT”) regulations and equivalent state and local laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA or DOT regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of the company’s solar energy systems and energy storage systems, including its dealers and third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose the company to increased liability. Individuals hired by or on behalf of us may have workplace accidents and receive citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage its reputation and competitive position and adversely affect the business.

Our business has benefited from the declining cost of solar energy system components and business may be harmed to the extent the cost of such components stabilize or increase in the future.

Our business has benefited from the declining cost of solar energy system components and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of the solar energy systems we own, and the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices may not continue to decline at the same rate as they have over the past several years or at all. In addition, growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them may also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow growth and cause business and results of operations to suffer. Further, the cost of solar energy system components and raw materials has increased and could increase in the future due to tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

It is possible our solar energy systems or energy storage systems could injure customers or other third parties or our solar energy systems or energy storage systems could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject the company to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand its portfolio of solar service agreements and related solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

Our warranty costs may exceed the warranty reserve.

We provide warranties that cover parts performance and labor to purchasers of our solar modules. We maintain a warranty reserve on our financial statements, and our warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect our financial condition and results of operations. Significant warranty problems could impair our reputation which could result in lower revenue and a lower gross margin.

We are subject to legal proceedings and regulatory inquiries and may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities.

We are involved in claims, legal proceedings that arise from normal business activities. In addition, from time to time, third parties may assert claims against us. We evaluate all claims, lawsuits and investigations with respect to their potential merits, our potential defenses and counter claims, settlement or litigation potential and the expected effect on us. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any claims, proceedings or regulatory actions initiated by or against us whether successful or not, could result in expensive costs of defense, costly damage awards, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources or some other harm to the business. In any of these cases, our business, financial condition or results of operations could be negatively impacted.

We make a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. In our opinion, resolution of all current matters is not expected to have a material adverse impact on our business, financial condition or results of operations. However, depending on the nature and timing of any such controversy, an unfavorable resolution of a matter could materially affect our future business, financial condition or results of operations, or all of the foregoing, in a particular quarter.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors and officers.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we had not done previously. For example, we created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a three-year period. The Business Combination may have resulted in an ownership change for us and, accordingly, our NOL carryforwards and certain other tax attributes may be subject to limitations (or disallowance) on their use after the Business Combination. Our NOL carryforwards may also be subject to limitation as a result of prior shifts in equity ownership. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for Solaria’s stock and trading in the shares of our common stock (prior to consummation of the Business Combination, “FACT Common Stock”) was not active. Accordingly, the valuation ascribed to Solaria and FACT Common Stock in the Business Combination may not have been indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to develop product candidates;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our securities available for public sale

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who currently cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who currently cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. If we obtain additional coverage and any new analyst issues, an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price could decline.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the over-the-counter (“OTC”) Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

On April 16, 2024, we received two written notices from Nasdaq, notifying us that (i) because the closing bid price for our common stock was below $1.00 per share for at least 30 consecutive business days, we did not meet the $1.00 per share Minimum Bid Price Requirement (“Minimum Bid Price Requirement”) and (ii) we are not in compliance with the requirement to maintain a minimum “Market Value of Listed Securities” (“MVLS”) of $50,000,000 for continued listing on The Nasdaq Global Market, as set forth in Nasdaq Listing Rule 5450(b)(2)(A).

The notices have no immediate impact on the continued listing or trading of our common stock on The Nasdaq Global Market, which will continue to be listed and traded on The Nasdaq Global Market, subject to our compliance with the other continued listing requirements.

On June 3, 2024, we were notified that we regained compliance with the Minimum Bid Price Requirement. To regain compliance with the MVLS Requirement, our MVLS must close at $50,000,000 or more for a minimum of ten consecutive business days prior to the end of the compliance period.

If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage of us; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from Nasdaq may negatively impact our reputation and, consequently, our business.

There can be no assurance that we will maintain compliance with the requirements for listing our common stock on Nasdaq. If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting.

Sales of a substantial number of our common stock in the public market by our shareholders could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of the our common stock in the public market, the market price of our common stock could decline.

Provisions in our Certificate of Incorporation and Bylaws and provisions of the Delaware General Corporate Law (“DGCL”) may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.

Our Certificate of Incorporation and Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of the board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

●	advance notice requirements for stockholder proposals and director nominations;

●	provisions limiting stockholders’ ability to call special meetings of stockholders and to take action by written consent;

●	restrictions on business combinations with interested stockholders;

●	no cumulative voting; and

●	the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of our Certificate of Incorporation and Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our Certificate of Incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders;

●	any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents relating to any provision of the DGCL or our Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

●	any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Our Certificate of Incorporation will further provide that, unless otherwise consented to by us in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and consented to this provision.

Although our Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the Selling Securityholder named in this prospectus or its permitted transferees of up to 30,450,000 shares of common stock that we may sell to White Lion pursuant to the White Lion Purchase Agreement from time to time. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholder pursuant to this prospectus.

The sale of shares of our common stock by the Selling Securityholder, or the perception that these sales could occur, could depress the market price of our common stock. The Selling Securityholder may still have an incentive to sell our common stock because it may still experience a positive rate of return on the securities it purchased due to the differences in the purchase prices it paid for our common stock and the public trading price of our common stock. While the Selling Securityholder may, on average, experience a positive rate of return based on the current market price of the common stock it purchased, public securityholders may not experience a similar rate of return on the common stock they purchased due to differences in the purchase prices and the current market price. While Selling Securityholder may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. The sale of the common stock by the Selling Securityholder being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our common stock.

We may be required to repurchase up to 5,618,488 shares of common stock from the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.

On and around July 13, 2023, FACT entered into separate Forward Purchase Agreements (the “Forward Purchase Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”, and each of Meteora, Polar, and Sandia, individually, an “FPA Investors”, and together, the “FPA Investors”), pursuant to which FACT (now Complete Solaria following the Closing) agreed to purchase in the aggregate, on the date that is 24 months after the Closing Date (the “Maturity Date”), up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date will not be less than $5.00 per share. On December 18, 2023, the Company and each FPA Investor entered into separate amendments to the Forward Purchase Agreements (the “First Amendments”). The First Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10,000,000 of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment. On May 7 and 8, 2024, respectively, the Company entered into separate amendments to the Forward Purchase Agreements (the collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora. Subsequently, on June 14, 2024, the Company entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1.00 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as reference herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of this document. On July 17, 2024, the Company entered into the third amendment to the Forward Purchase Agreement with Polar (the “Polar Third Amendment”), pursuant to which the Company and Polar agreed that Section 2 (Most Favored Nation) of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the Forward Purchase Agreements are terminated the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would be reduced accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements.

Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.

The exercise price of the Warrants may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of the Warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of Warrants to purchase our common stock are contingent upon our stock price. The value of our common stock will fluctuate and may not align with the exercise price of the warrants at any given time. If the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of the Warrants.

Furthermore, with regard to the Private Warrants and Working Capital Warrants, it is possible that we may not receive cash upon their exercise, since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

The Public Warrants and the Merger Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

Conversion of the July 2024 Notes will dilute ownership interest of existing shareholders, including holders who had previously converted their notes, or may otherwise depress the market price of our common stock.

On July 1, 2024, we entered into Note Purchase Agreements and an Exchange Agreement (together the “July 2024 Purchase Agreements”), pursuant to which we issued to certain accredited investors and qualified institutional buyers approximately $50.0 million in aggregate principal amount in convertible promissory notes (the “July 2024 Notes”). The conversion of some or all of the July 2024 Notes will dilute the ownership interests of existing shareholders. As of July 9, 2024, the July 2024 Notes had an aggregate outstanding balance of approximately $50.0 million. Any sales in the public market of the shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the market price of our common stock.

Future sales (including potential sales of securities to White Lion pursuant to the White Lion Purchase Agreement), or the perception of future sales, by us or our stockholders in the public market could cause the market price for the Common Stock to decline.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the us to sell equity securities in the future at a time and at a price that it deems appropriate. In the future, we may issue our securities to raise capital or in connection with investments or acquisitions. For example, we entered into the White Lion Purchase Agreement with White Lion during July 2024, pursuant to which we may issue up to $30.0 million of shares of Common Stock. Additionally, we entered into the July 2024 Purchase Agreements for approximately $50.0 million of gross proceeds. The amount of shares of Common Stock issued or issuable upon exercise or conversion of securities issued in connection with a capital raise or an investment or acquisition could constitute a material portion of the then-outstanding shares of our Common Stock. Any issuance of additional securities in connection with capital raising activities, investments or acquisitions may result in additional dilution to our stockholders.

Additional Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the White Lion Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the White Lion Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Securityholder at any time throughout the White Lion Commitment Period. The number of shares ultimately offered for sale to the Selling Securityholder under this prospectus is dependent upon the number of shares we elect to sell to the Selling Securityholder under the White Lion Purchase Agreement. The actual number of shares of common stock that are sold to the Selling Securityholder may depend based on a number of factors, including the market price of our common stock during the sales period. Actual gross proceeds may be less than $30.0 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Securityholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the White Lion Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold to White Lion. Similarly, White Lion may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of sales made by us in future transactions to White Lion at prices lower than the prices they paid.

The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

We are registering for resale by the Selling Securityholder up to 30,450,000 shares of common stock. After the Selling Securityholder has acquired shares under the White Lion Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the White Lion Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to the Selling Securityholder could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by the Selling Securityholder under this prospectus is dependent upon the number of shares of common stock issued to the Selling Securityholder pursuant to the White Lion Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Securityholder may cause the trading price of our common stock to decline.

We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Securityholder and may not use them effectively.

Our management will have broad discretion in the application of the proceeds we receive from the Selling Securityholder, if any, including for the purposes describe in “Use of Proceeds”, and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from the Selling Securityholder under the White Lion Purchase Agreement, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds from the Selling Securityholder in short-term, investment grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

THE WHITE LION Transaction

On July 16, 2024, we entered into the original White Lion Purchase Agreement with White Lion, which we and White Lion amended on July 24, 2024. We also entered into a Registration Rights Agreement with White Lion on July 16, 2024 (the “RRA”). Pursuant to the White Lion Purchase Agreement, as amended, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30.0 million in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion  commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased shares of common stock equal to $30.0 million and (ii) 18 months from the date of execution of the White Lion Purchase Agreement (the “White Lion Commitment Period”).

During the White Lion Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares of its common stock. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company can require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) $150,000 or (ii) 100% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company may require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the common stock that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices on the date that the notice is delivered.

The aggregate number of shares of common stock that we can sell to White Lion under the White Lion Purchase Agreement (including the Commitment Shares (as defined below)) may in no case exceed 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless stockholder approval is obtained to issue purchase shares above the Exchange Cap, in which case the Exchange Cap will no longer apply. No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder) more than 9.99% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may deliver purchase notices under the White Lion Purchase Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the White Lion Purchase Agreement. Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes, as further summarized in “Use of Proceeds”.

The Company and White Lion will have the right to terminate the White Lion Purchase Agreement in the event of a material breach by the other party and notice being sent by the non-breaching party to the breaching party. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the White Lion Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, and (iii) immediately upon the delisting of the common stock from The Nasdaq Global Market.

In consideration for the commitments of White Lion, as described above, the Company has agreed that it will issue to White Lion shares of common stock (“Commitment Shares”) in an amount equal to (i) $450,000 divided by (ii) the closing price of the common stock on the earlier of (x) the business day prior to the effectiveness of the registration statement of which this prospectus is a part or (ii) the business day prior to the date White Lion delivers a written request to the Company for the Commitment Shares. The Commitment Shares will be fully earned by White Lion regardless of termination of the Purchase Agreement.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion. The Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Market and Industry Data

Information contained in this prospectus concerning the market and the industries in which Complete Solaria competes, including its market position, general expectations of market opportunities and market size, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by Complete Solaria based on such sources. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Complete Solaria operates and Complete Solaria management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market position, general expectations of market opportunity and market size data included in this prospectus are reliable, we have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Use of Proceeds

All of the shares of common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Securityholder. However, we may receive up to $30,000,000 in gross proceeds under the White Lion Purchase Agreement from sales of common stock that we may elect to make to the Selling Securityholder pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the White Lion Commitment Period. However, we will not receive any proceeds from the issuance of the Commitment Shares.

The proceeds from the Selling Securityholder that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our common stock under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of shares of common stock, if any to White Lion under the White Lion Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

All of the shares of common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account.

Determination of Offering Price

We cannot currently determine the price or prices at which shares of common stock may be sold by the Selling Securityholder under this prospectus.

Market Information for Securities and Dividend Policy

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “CSLR” and “CSLRW,” respectively. Prior to the consummation of the Business Combination, our common stock and our Public Warrants were listed on the NYSE under the symbols “FACT” and “FACT WS,” respectively. On July 16, 2024, there were 198 holders of record of the common stock and 240 holders of record of our Warrants. We currently do not intend to list the Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Complete Solaria was formed in November 2022 through the merger of Complete Solar Holding Corporation, a Delaware corporation (“Complete Solar”), and The Solaria Corporation, a Delaware corporation (such entity, “Solaria,” and such transaction, the “Business Combination”). Founded in 2010, Complete Solar created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

●	We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Effective January 1, 2023, we changed our fiscal quarters to four, thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31.

There is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to our ability to continue as a going concern.

Recent Developments

White Lion Purchase Agreement and Registration Rights Agreement

On July 16, 2024, we entered into that certain Common Stock Purchase Agreement, as amended by Amendment No. 1 dated July 24, 2024 (as amended, “White Lion Purchase Agreement”) with White Lion and a related Registration Rights Agreement. Pursuant to the White Lion Purchase Agreement, we have the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30.0 million of newly issued shares of common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. See “The White Lion Transaction” for further information relating to the White Lion Purchase Agreement and the related RRA.

Strategic Acquisition of Core Energy

On July 15, 2024, Complete Solaria acquired selected assets of Core Energy, a Logan, Utah solar engineering, procurement and construction firm, and hired its 37 employees, including the Chief Executive Officer, Cole Farmer, an industry veteran who will run sales and marketing for Complete Solaria, Inc.

Exchange Agreement

On July 1, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with CRSEF Solis Holdings, L.L.C., a Delaware limited liability company (“Carlyle”), Kline Hill Partners Fund LP, a Delaware limited partnership (“Kline Fund”), Kline Hill Partners IV SPV LLC, a Delaware limited liability company (“Kline Partners”) and Kline Hill Partners Opportunity IV SPV LLC, a Delaware limited liability company (“Kline Opportunity” and together with Kline Fund and Kline Partners, “Kline Hill”) providing for, among other things: the cancellation of all indebtedness owed to Carlyle and Kline Hill by the Company; termination of all debt instruments by and between the Company and Carlyle and by and between Kline Hill; the satisfaction of all obligations owed to Carlyle and Kline Hill by the Company under the terminated debt instruments; the issuance of convertible notes to Carlyle and Kline Hill; and the issuance of shares of common stock to Kline Hill pursuant to common stock purchase agreements.

2024 Note Financing

On July 1, 2024, we entered into Note Purchase Agreements and the Exchange Agreement (the “July 2024 Purchase Agreement”), pursuant to which we issued to certain accredited investors and qualified institutional buyers approximately $50.0 million in aggregate principal amount in convertible promissory notes (the “July 2024 Note”). The July 2024 Notes accrue at a rate of interest of 12.0% which will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2025. The July 2024 Notes are convertible at the option of the holders at any time prior to the payment of the payment of the principal amount of such convertible note in full. Upon conversion of any convertible note, the Company will satisfy its conversion obligation by delivering shares of common stock and paying cash in respect of any fractional shares. The conversion rate for the convertible notes is initially equal to 595.2381 shares of common stock per $1,000 principal amount due under the convertible notes, which is equivalent to an initial conversion price of approximately $1.68 per share of Common Stock and represents a premium of approximately 50.0% above the last reported sale price of the Common Stock on the Nasdaq Global Market on June 28, 2024. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the convertible notes.

Common Stock Purchase Agreements

On July 1, 2024, we entered into separate common stock purchase agreements (the “Purchase Agreements”) with Kline Hill. Pursuant to the terms of the Purchase Agreements, Kline Hill purchased an aggregate of 1,500,000 shares of Common Stock in consideration for the cancellation of indebtedness owed to Kline Hill. Kline Hill is a 5% holder of Complete Solaria’s capital stock.

Designated Board Observers

In addition, in consideration for the entry of Carlyle and Kline Hill into the Exchange Agreement, on July 1, 2024, we entered into that certain Designated Board Observer Agreement with Carlyle Entity and Kline Partners, pursuant to which Kline Partners and Carlyle each have the right to designate a person to attend certain meetings of the Board in solely a non-voting, observer capacity. Each of Carlyle and Kline Hill is a 5% holder of Complete Solaria’s capital stock.

Ayna.AI LLC Common Stock Warrant

On June 17, 2024, Complete Solaria executed a Warrant to Purchase Common Stock (the “Ayna Warrant”), pursuant to which Ayna.AI LLC ( “Ayna”) is entitled to purchase 6,000,000 shares of Common Stock at the exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Warrant. The issuance of this Warrant by Complete Solaria to Ayna is in satisfaction of the compensation owed by Complete Solaria to Ayna for Complete Solaria under the terms of the Statement of Work, signed May 21, 2024 (and effective as of March 12, 2024), as incorporated into the Master Services Agreement, dated March 12, 2024.

Siemens Final Order

As discussed in more detail in the section titled “Business—Legal Proceedings—Siemens”, in July 2021, Siemens Government Technologies, Inc. and Siemens Industry, Inc. (collectively, “Siemens”) filed a lawsuit against Solaria Corporation and SolarCA, LLC, which are wholly-owned subsidiaries of Complete Solaria, Inc. (collectively, the “Subsidiaries”), in Fairfax Circuit Court (the “Court”) in Fairfax, Virginia in the case captioned Siemens Government Technologies, Inc. and Siemens Industry Inc. v. Solaria Corporation and SOLARCA, LLC (Case No. CL-2021-10556).

On June 17, 2024, the Court entered a final order which awards Siemens a total of $2,007,024.63 in attorneys’ fees and costs. The Subsidiaries intend to appeal such judgment.

Amendments to Forward Purchase Agreements

On May 7 and 8, 2024, respectively, we entered into the Sandia Second Amendment and the Polar Second Amendment to the Forward Purchase Agreements. The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” The Sandia Second Amendment is not effective until we execute similar amendments with both Polar and Meteora.

On June 14, 2024, we entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” For more information, see “Liquidity and Capital Resources—Forward Purchase Agreements.”

SAFE Financings

On April 21, 2024, we entered into an amendment to our SAFEs with the Rodgers Massey Freedom and Free Markets Charitable Trust to convert the invested amounts into shares of our common stock. The conversion share price was $0.36, calculated as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. The SAFEs converted into an aggregate of 13,888,889 shares of our common stock. On May 13, 2024, we entered into a SAFE with the Rodgers Massey Freedom and Free Markets Charitable Trust in connection with the Rodgers Group investment of $1,000,000. For more information about these transactions, see “Liquidity and Capital Resources—SAFE Agreements.”

Management Changes

On April 24, 2024, Chris Lundell, Chief Executive Officer, and member of the Board, stepped down as Chief Executive Officer, and the Board appointed Thurman J. Rodgers as Chief Executive Officer, effective as of April 24, 2024. Mr. Lundell continues to serve as a member of the Board.

Additionally, on April 24, 2024, we promoted Brian Wuebbels from Chief Financial Officer to Chief Operations Officer, effective as of April 24, 2024. On June 30, 2024, we entered into an employment extension agreement (the “Extension Agreement”) with Mr. Wuebbels, pursuant to which Mr. Wuebbels will resign his position as our Chief Operating Officer, effective August 16, 2024. Mr. Wuebbels’ current health benefits will continue through August 31, 2024 and he will receive vesting of 208,115 options initially granted to Mr. Wuebbels in April 2024.

On June 7, 2024, we entered into an executive employment agreement with Daniel Foley to serve as Chief Financial Officer, effective July 1, 2024.

Growth Strategy and Outlook

Complete Solaria’s growth strategy contains the following elements:

●	Increase revenue by expanding installation capacity and developing new geographic markets - We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the United States. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

●	Increase revenue and margin by engaging national-scale sales partners - We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These sales partners include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

The Business Combination

We entered into an Amended and Restated Business Combination Agreement with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), and Solaria on October 3, 2022 (“Merger”). The Business Combination was consummated on July 18, 2023. Upon the terms and subject to the conditions of the Business Combination, (i) First Merger Sub merged with and into Complete Solaria with Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “The SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

The Mergers between Complete Solaria and FACT has been accounted for as a reverse recapitalization. Under this method of accounting, FACT is treated as the acquired company for financial statement reporting purposes. This determination was primarily based on us having a majority of the voting power of the post-combination company, our senior management comprising substantially all of the senior management of the post-combination company, and our operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers have been treated as the equivalent of a capital transaction in which Complete Solaria is issuing stock for the net assets of FACT. The net assets of FACT have been stated at historical cost, with no goodwill or other intangible assets recorded.

Disposal Transaction

In October 2023, we completed the sale of our solar panel business (“Disposal Transaction”) to Maxeon, Inc. (“Maxeon”), pursuant to the terms of an asset purchase agreement (“Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. As of December 31, 2023, we had sold all the shares of Maxeon and recorded a loss of $4.2 million.

As part of the Disposal Transaction, we determined that the criteria were met for the “held for sale” and discontinued operations classifications as of the end of our third fiscal quarter in 2023 as the divestiture represented a strategic shift in our business. We recorded an impairment charge of $147.5 million associated with the recording of the assets as held for sale during the year ended December 31, 2023.

Below we have discussed our historical results of continuing operations which excludes product revenues and related metrics of our solar panel business, as all results of operations associated with the solar panel business have been presented as discontinued operations, unless otherwise noted.

Key Financial Definitions/Components of Results of Operations

Revenues

We generate revenue by providing customer solar solutions through a standardized platform to our residential solar providers and companies to facilitate the sale and installation of solar energy systems. Our contracts consist of two performance obligations; solar installation services and post-installation services that are performed prior to inspection by the authority having jurisdiction. The majority of our service revenue is recognized at a point in time upon the completion of the installation, and the remainder is recognized upon inspection. Service revenue is recognized net of a reserve for the performance guarantee of solar output.

We enter into three types of customer contracts for solar energy installations. The majority of our service revenue is recognized through contracts where the homeowner enters into a power purchase agreement with our distribution partner. We perform the solar energy installation services on behalf of our distribution partner, who owns the solar energy system upon installation. Additionally, we enter into a Solar Purchase and Installation Agreement directly with homeowners, whereby the homeowner either pays cash or obtains financing through a third-party loan partner. In cash contracts with homeowners, we recognize service revenue based on the price we charge to the homeowner. We record service revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which we consider to be a customer incentive.

As part of our service revenue, we also enter into contracts to provide our software enhanced service offerings, including design and proposal services to customers that include solar installers and solar sales organizations. We perform these leveraging our HelioQuoteTM platform and other software tools to create computer aided drawings, structural letters, and electrical reviews for installers and proposals for installers. We charge a fixed fee per service offering, which we recognize in the period the service is performed.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of the cost of solar energy systems, installation and other subcontracting costs. Cost of revenues also includes associated warranty costs, shipping and handling, allocated overhead costs, depreciation, and amortization of internally developed software.

Sales Commissions

Sales commissions are direct and incremental costs of obtaining customer contracts. These costs are paid to third-party vendors who source residential customer contracts for the sale of solar energy systems.

Sales and Marketing

Sales and marketing expenses primarily consist of personnel related costs, including salaries and employee benefits, stock-based compensation, and other promotional and advertising expenses. We expense certain sales and marketing, including promotional expenses, as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance, research, engineering, and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We expect an increase in audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.

Interest Expense

Interest expense primarily relates to interest expense on the issuance of debt and convertible notes and the amortization of debt issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of changes in the fair value of our convertible notes, the impact of debt extinguishment, changes in the fair value of stock warrant liabilities and forward purchase agreements and other costs.

Income Tax Expense

Income tax expense primarily consists of income taxes in certain foreign and state jurisdictions in which we conduct business.

Supply Chain Constraints and Risk

We rely on a small number of suppliers of solar energy systems and other equipment. If any of our suppliers was unable or unwilling to provide us with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to us, we would have very limited alternatives for supply, and we may not be able find suitable replacements for our customers, or at all. Such an event could materially adversely affect our business, prospects, financial condition and results of operations.

In addition, the global supply chain and our industry have experienced significant disruptions in recent periods. We have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase, which materially impacted our results of operations. In an effort to mitigate unpredictable lead times, we experienced a substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints. In certain cases, the global supply chain constraints have caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the residual effects of the COVID-19 pandemic and resulting government action, as well as broader macroeconomic conditions, and have been exacerbated by the conflicts in Ukraine and Israel. While we believe that a majority of our suppliers have secured sufficient supply to permit them to continue delivery and installations through the end of March 2025, if these shortages and delays persist, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) we can begin to generate revenue from those systems. If any of our suppliers of solar modules experienced disruptions in the supply of the modules’ component parts, for example semiconductor solar wafers or inverters, this may decrease production capabilities and restrict our inventory and sales. In addition, we have experienced and are experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions. While inflationary pressures have resulted in higher costs of products, in part due to an increase in the cost of the materials and wage rates, these additional costs have been offset by the related rise in electricity rates.

We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. Given the dynamic nature of these circumstances on our ongoing business, results of operations and overall financial performance, the full impact of macroeconomic factors, including the conflicts in Ukraine and Israel, cannot be reasonably estimated at this time. In the event we are unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect our business, prospects, financial condition and results of operations. For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates. For further information on all of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies, to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

We believe that policies associated with our revenue recognition, product warranties, inventory excess and obsolescence and stock-based compensation have the greatest impact on our unaudited condensed consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

We recognize revenue when control of goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Revenue - Solar Energy System Installations

The majority of our revenue is generated from the installation of solar energy systems. We identify two performance obligations, which include installation services and post-installation services, and we recognize revenue when control transfers to the customer, upon the completion of the installation and upon the solar energy system passing inspection by the authority having jurisdiction, respectively. We apply judgment in allocating the transaction price between the installation and post-installation performance obligations, based on the estimated costs to perform our services. Changes in such estimates could have a material impact on the timing of our revenue recognition.

Our contracts with customers generally contain a performance guarantee of system output, and we will issue payments to customers if output falls below contractually stated thresholds over the performance guarantee period, which is typically 10 years. We apply judgment in estimating the reduction in revenue associated with the performance guarantee, which historically has not been material. However, due to the long-term nature of the guarantee, changes in future estimates could have a material impact on the estimate of our revenue reserve.

Revenue - Software Enhanced Services

We recognize revenue from software enhanced services, which include proposals generated from our HelioQuoteTM platform and design services performed using internally developed and external software applications. We contract with solar installers to generate proposals, and we contract with solar sales entities to perform design services for their potential customers. Under each type of customer contract, we generate a fixed number of proposals or designs for the customer in the month the services are contracted. Contracts with customers are enforceable on a month-to-month basis and we recognize revenue each month based on the volume of services performed.

Product Warranties

We typically provide a 10-year warranty on our solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by our performance. For solar panel sales recognized prior to the Disposal Transaction, we provide a 30-year warranty that the products will be free from defects in material and workmanship. We record a liability for estimated future warranty claims based on historical trends and new installations. To the extent that warranty claim behavior differs from historical trends, we may experience a material change in our warranty liability.

Inventory Excess and Obsolescence

Our inventory consists of completed solar energy systems and related components, which we classify as finished costs. We record a reserve for inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions. We apply judgment in estimating the excess and obsolete inventory, and changes in demand for our inventory components could have a material impact on our inventory reserve balance.

Stock-Based Compensation

We recognize stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees and non-employees, such as consultants and non-employee directors, are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur.

For accounting purposes, prior to the Business Combination, the fair value of the shares of common stock underlying stock options had historically been determined by our board of directors. Because there had been no public market for our common stock, the board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including important developments in our operations, sales of redeemable convertible preferred stock, actual operating results and financial performance, the conditions in the renewable solar energy industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of our common stock, among other factors. Following the Business Combination, the fair value of common stock is based on the closing stock price on the date of grant as reported on the Nasdaq Global Select Market.

We estimate the grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock prior to the Business Combination, the expected term of the option, the expected volatility of the price of our common stock and expected dividend yield. We determine these inputs as follows:

●	Expected Term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

●	Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.

●	Expected Dividend -The Black-Scholes valuation model calls for a single expected dividend yield as an input. We have never paid dividends and have no plans to pay dividends.

●	Risk-Free Interest Rate - We derive the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

●	Forfeitures – We recognize forfeitures as they occur.

If any assumptions used in the Black-Scholes option pricing model change significantly, stock-based compensation for future awards may differ materially compared to the awards granted previously. For the thirteen-week periods ended March 31, 2024 and April 2, 2023, stock-based compensation expense was $1.3 million and $1.0 million, respectively, of which zero and $0.7 million, respectively, related to discontinued operations. As of March 31, 2024, we had approximately $18.8 million of total unrecognized stock-based compensation expense related to stock options.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Complete Solaria is described in Note 2 - Summary of Significant Accounting Policies, in the accompanying notes to the unaudited condensed consolidated financial statements.

Results of Operations

Thirteen-weeks ended March 31, 2024 compared to the thirteen-weeks ended April 2, 2023

The following table sets forth our unaudited statements of operations data for the thirteen-weeks ended March 31, 2024 and the thirteen-weeks ended April 1, 2023. We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

(in thousands)	Thirteen- Weeks Ended March 31, 2024	Thirteen- Weeks Ended April 2, 2023	$ Change	% Change
Revenues	$10,040	$16,677	$(6,637)	(40)%
Cost of revenues(1)	7,757	13,827	(6,070)	(44)%
Gross profit	2,283	2,850	(567)	(20)%
Gross margin %	23%	17%
Operating expenses:
Sales commissions	3,116	5,677	(2,561)	(45)%
Sales and marketing(1)	1,618	683	935	137%
General and administrative(1)	5,093	8,913	(3,820)	(43)%
Total operating expenses	9,827	15,273	(5,446)	(36)%
Loss from continuing operations	(7,544)	(12,423)	4,879	(39)%
Interest expense(2)	(3,568)	(3,611)	43	(1)%
Interest income	6	8	(2)	(25)%
Other income, net(3)	1,519	317	1,202	379%
Loss from continuing operations before taxes	(9,587)	(15,709)	6,122	(39)%
Income tax provision	(1)	-	(1)	* %
Net loss from continuing operations	$(9,588)	$(15,709)	$6,121	(39)%

*	Percentage change not meaningful

(1)	Includes stock-based compensation expense as follows (in thousands):

	Thirteen- Weeks Ended March 31, 2024	Thirteen- Weeks Ended April 2, 2023
Cost of revenues	$27	$11
Sales and marketing	216	94
General and administrative	1,098	165
Total stock-based compensation expense from continuing operations	$1,341	$270

(2)	Includes interest expense to related party of zero and $0.2 million during the thirteen-weeks ended March 31, 2024 and April 1, 2023, respectively.

(3)	Includes other income (expense), net from related parties of $4.7 million and zero during the thirteen-weeks ended March 31, 2024 and April 2, 2023, respectively.

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Thirteen-Weeks Ended	Thirteen-Weeks Ended
	March 31, 2024	April 2, 2023	$ Change	% Change
Solar energy system installations	$9,922	$15,843	$(5,921)	(37)%
Software enhanced services	118	834	(716)	(86)%
Total revenue	$10,040	$16,677	$(6,637)	(40)%

Revenues from solar energy system installations for the thirteen-weeks ended March 31, 2024 was $9.9 million compared to $15.8 million for the thirteen-weeks ended April 2, 2023. The decrease in solar energy system installation revenues of $5.9 million was primarily due to a decrease in the volume of solar energy system installations.

Revenues from software enhanced services for the thirteen-weeks ended March 31, 2024 was $0.1 million compared to $0.8 million for the thirteen-weeks ended April 2, 2023. The decrease was the result of a shift in focus towards solar energy installations.

Cost of Revenues

Cost of revenues for the thirteen-weeks ended March 31, 2024 was $7.8 million compared to $13.8 million for the thirteen-weeks ended April 2, 2023. The decrease in cost of revenues of $6.0 million, or 44%, was primarily due to the decrease in revenue of 40% and emphasis on managing costs.

Gross Margin

Gross margin for the thirteen-weeks ended March 31, 2024 was 23% compared to 17% for the thirteen-weeks ended April 2, 2023. The improvement in gross margin was principally attributable to managing costs.

Sales Commissions

Sales commissions for the thirteen-weeks ended March 31, 2024 was $3.1 million compared to $5.7 million for the thirteen-weeks ended April 2, 2023. The decrease of $2.6 million, or 45%, was primarily due to the decrease in revenues.

Sales and Marketing

Sales and marketing expense for the thirteen-weeks ended March 31, 2024 was $1.6 million compared to $0.7 million for the thirteen-weeks ended April 2, 2023. The increase is attributable to an increase of $0.6 million in payroll, an increase of $0.2 million in travel related expenses.

General and Administrative

General and administrative costs for the thirteen-weeks ended March 31, 2024 was $5.1 million compared to $8.9 million for the thirteen-weeks ended April 2, 2023. The decrease was primarily attributed to decrease in bad debt expense of $2.4 million, decrease of $2.1 million in Outside Services, and an increase in stock-based compensation costs of $0.6 million.

Interest Expense

Interest expense remained unchanged in the amount of $3.6 million for the thirteen-weeks ended March 31, 2024 and April 2, 2023.

Other Income, Net

Other income, net for the thirteen-weeks ended March 31, 2024 increased by $1.2 million compared to the thirteen-weeks ended April 2, 2023. Other income, net in the thirteen-weeks ended March 31, 2024 was income of $1.5 million and was comprised of $7.2 million of income arising partially offset by $5.6 million of expense relating to changes in the fair value of our forward purchase agreements and $0.1 million relating to the residual costs of the disposed Solaria business.

Other income, net for the thirteen-weeks ended April 2, 2023 was income of $0.3 million and was comprised of $0.2 million change in the fair value of liability-classified warrants and $.1 million related to the Solaria discontinued operations.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the thirteen-weeks ended March 31, 2024 was $9.6 million, a decrease of $6.1 million, as compared to a net loss from continuing operations of $15.7 million for the thirteen-weeks ended April 2, 2023.

Results of Operations

Year ended December 31, 2023 compared to year ended December 31, 2022

In this section, we discuss the results of our operations for fiscal 2023 compared to fiscal 2022. We discuss our cashflows and current financial condition under “Capital Resources and Liquidity.”

The following table sets forth our statements of operations data for the years ended December 31, 2023 and 2022, respectively. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. Within the tables presented, percentages are calculated based on the underlying whole-dollar amounts and, therefore, may not recalculate exactly from the rounded numbers used for disclosure purposes.

	Years Ended December 31,		$	%
(in thousands)	2023	2022	Change	Change
Revenues	$87,616	$66,475	$21,141	32%
Cost of revenues(1)	69,828	46,647	23,181	50%
Gross profit	17,788	19,828	(2,040)	(10)%
Gross margin %	20%	30%		(10)%
Operating expenses:
Sales commissions	31,127	21,195	9,932	47%
Sales and marketing(1)	6,920	6,156	764	12%
General and administrative(1)	32,099	13,634	18,465	135%
Total operating expenses	70,146	40,985	29,161	71%
Loss from continuing operations	(52,358)	(21,157)	(31,201)	147%
Interest expense(2)	(14,033)	(4,986)	(9,047)	181%
Interest income	36	5	31	*
Other expense, net(3)	(29,862)	(1,858)	(28,004)	*
Loss from continuing operations before taxes	(96,217)	(27,996)	(68,221)	244%
Income tax benefit (provision)	20	(27)	47	(174)%
Net loss from continuing operations	$(96,197)	$(28,023)	$(68,174)	243%

*	Percentage change not meaningful.

(1)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2023	2022
Cost of revenues	$84	$22
Sales and marketing	487	168
General and administrative	2,252	243
Total stock-based compensation expense	$2,823	$433

(2)	Includes interest expense to related party of $0.4 million and $0.3 million during the years ended December 31, 2023 and 2022, respectively.

(3)	Includes other income from related parties of $0.7 million and $1.4 million during the years ended December 31, 2023 and 2022, respectively.

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Years Ended December 31,		$	%
	2023	2022	Change	Change
Solar energy system installations	$84,858	$62,896	$21,962	35%
Software enhanced services	2,758	3,579	(821)	(23)
Total revenue	$87,616	$66,475	$21,141	32

Revenues from solar energy system installations for the year ended December 31, 2023 was $84.9 million compared to $62.9 million for the year ended December 31, 2022. The increase in solar energy system installation revenues of $22.0 million, or 35%, was primarily due to an increase in the volume of solar energy systems installations, a portion of which related to the fulfillment of delayed installations experienced in the fourth quarter of 2022 due to unusual inclement California weather, as well as an increase in average selling price of solar energy system installations.

Revenues from software enhanced services for the year ended December 31, 2023 was $2.8 million compared to $3.6 million for the year ended December 31, 2022. The decrease of $0.8 million was the result of a shift in focus towards solar energy installations.

Cost of Revenues

Cost of revenues for the year ended December 31, 2023 was $69.8 million compared to $46.6 million for the year ended December 31, 2022. The increase in cost of revenues of $23.2 million, or 50%, was primarily due to the increase in revenues of 32%, higher inventory write-offs and rising costs associated with supply chain constraints.

Gross Margin

Gross margin decreased 10% year over year, from 30% for the year ended December 31, 2022 to 20% for the year ended December 31, 2023. The decrease in gross margin is primarily attributed to the increasing cost of revenues as described above.

Sales Commissions

Sales commissions for the year ended December 31, 2023, increased by $9.9 million, or 47%, compared to the year ended December 31, 2022. The increase in sales commissions was primarily due to the increase in solar system installation revenue of 35% and higher selling costs.

Sales and Marketing

Sales and marketing expense for the year ended December 31, 2023 increased by $0.8 million, or 12%, compared to the year ended December 31, 2022. The increase is primarily attributable to an increase in stock-based compensation expenses due to options issued during the year ended December 31, 2023.

General and Administrative

General and administrative costs for the year ended December 31, 2023 increased by $18.5 million, or 135%, compared to the year ended December 31, 2022. The increase was primarily attributed to increases in contractors and outside services costs of $6.6 million related to the Mergers, payroll of $3.9 million, bad debt expense of $3.4 million, $2.0 million in stock-based compensation expenses due to options and RSUs issued, certain legal expenses of $1.8 million and office occupancy related costs of $1.1 million for the year ended December 31, 2023.

Interest Expense

Interest expense for the year ended December 31, 2023 increased by $9.0 million, or 181%, compared to the year ended December 31, 2022. The increase was primarily attributed $5.4 million of interest related to debt acquired as part of the acquisition of Solaria in November 2022, which was retained upon the divestiture from the business, as well as an increase of $2.7 million in interest expense related to the convertible notes and long-term debt in CS Solis for the year ended December 31, 2023.

Other Expense, Net

Other expense, net was $29.9 million for the year ended December 31, 2023. The expenses consisted primarily of $35.4 million in other expense related to the issuance of common stock in connection with the FPAs, the loss on extinguishment of debt in CS Solis of $10.3 million, the loss on sale of Maxeon equity securities of $4.2 million, $3.9 million in other expense associated with the change in fair value of FPAs, $2.4 million for the issuance of bonus shares in connection with the Mergers, $3.0 million relating to expenses relating to disposed operations and other expenses of $0.4 million. These expenses were offset by $29.3 million related to the change in fair value of the Company’s warrant liabilities.

Other expense, net was $1.9 million for the year ended December 31, 2022. The expenses consisted primarily of $5.2 million relating to the change of fair value of warrant liabilities, partially offset by a $3.2 million gain on sale of securities and $0.1 million of other income.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the year ended December 31, 2023 was $96.2 million, an increase of $67.5 million, as compared to a net loss from continuing operations of $28.0 million for the year ended December 31, 2022.

Cash Flows for the Thirteen-Weeks Ended March 31, 2024 and April 2, 2023

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the thirteen-weeks ended March 31, 2024 and April 2, 2023 (in thousands):

	Thirteen-Weeks Ended March 31, 2024	Thirteen-Weeks Ended April 2, 2023
Net cash used in operating activities from continuing operations	$(4,946)	$(16,116)
Net cash used in operating activities from discontinued operations	-	(162)
Net cash used in investing activities from continuing operations	(536)	(486)
Net cash provided by financing activities from continuing operations	4,726	15,554
Net decrease in cash, cash equivalents and restricted cash	(801)	(1,209)

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $4.9 million for the thirteen-weeks ended March 31, 2024 was primarily due to the net loss from continuing operations, net of tax of $9.6 million partially offset by non-cash charges of $3.5 million and net cash inflows of $1.1 million from changes in our operating assets and liabilities. Non-cash charges in our operating results consisted of a $5.6 million adjustment to our forward purchase agreement liabilities, $1.3 million stock-based compensation expense, $2.5 in million accretion of interest attributable to the CS Solis Debt, $1.0 million of other non-cash interest, $0.4 million of depreciation and amortization and $0.2 million of non-cash lease costs, partially offset by $7.2 million of income from the change in the fair value of our warrant liabilities and a $0.3 million decrease in our reserve for excess and obsolete inventory. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to a decrease in accounts receivable, net of $5.3 million and a decrease in inventories of $0.6 million, partially offset by a decrease in accounts payable of $2.6 million, a decrease in accrued expenses and other liabilities of $1.6 million, a decrease in operating lease liabilities of $0.2 million and a decrease in deferred revenue of $0.4 million.

Net cash used in operating activities from continuing operations of $16.1 million for the thirteen-weeks ended April 2, 2023 was primarily due to the net loss from continuing operations, net of tax of $15.7 million and net cash outflows of $5.8 million from changes in operating assets and liabilities, adjusted for non-cash charges of $5.4 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable, net of $3.2 million, an increase in prepaid and other current assets of $1.9 million, a decrease in deferred revenue of $0.9 million, an increase in other noncurrent assets of $0.8 million, a decrease in accrued expenses and other current liabilities of $0.6 million and an increase in inventories of $0.6 million, partially offset by an increase in accounts payable of $2.1 million and other of $0.1 million. Non-cash charges primarily consisted of a provision for credit losses of $2.1 million, non-cash interest expense of $1.2 million, a change in reserve for obsolete inventory of $0.8 million, accretion of long-term debt in CS Solis of $0.8 million, stock-based compensation of $0.3 million, and other changes, net of $0.2 million.

The net decrease in cash, cash equivalents and restricted cash from discontinued operations of $0.2 million for the thirteen-weeks ended April 2, 2023 was entirely attributable to net cash provided by operating activities from discontinued operations. This decrease was primarily due to the net loss from discontinued operations, net of tax of $7.8 million, adjusted for non-cash charges of $2.2 million and net cash inflows of $5.4 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization expense of $0.8 million, stock-based compensation expense of $0.7 million and a $0.7 million change in allowance for credit losses. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to a decrease in inventories of $5.9 million and an increase in accounts payable of $0.6 million, partially offset by a decrease in accrued expenses of $0.6 million, a decrease in deferred revenue of $0.2 million and changes in other operating assets and liabilities, net of $0.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $0.5 million and $0.5 million for the thirteen-weeks ended March 31, 2024, and April 2, 2023, respectively, and attributable to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $5.0 million for the thirteen-weeks ended March 31, 2024 was primarily due to $5.0 million in net proceeds from the issuance of SAFE agreements to a related party and $0.3 million final payment on the settlement of the amount due to Polar Multi-Strategy Master Fund.

Net cash provided by financing activities of $15.6 million for the thirteen-weeks ended April 2, 2023 was due to proceeds of $11.0 million in from the issuance of convertible notes and draws of $14.1 million, net of $9.6 million in repayments on our Secured Credit Facility and $0.1 million of proceeds from the issuance of shares of our common stock from the exercise of common stock options.

Cash Flows for the Years Ended December 31, 2023 and 2022

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Net cash used in operating activities from continuing operations	$(58,802)	$(25,217)
Net cash provided by investing activities from continuing operations	6,171	3,335
Net cash provided by financing activities from continuing operations	50,425	31,191
Net increase in cash, cash equivalents and restricted cash from discontinued operations	190	(6,296)
Net decrease in cash, cash equivalents and restricted cash	(1,900)	3,040

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $58.8 million for the year ended December 31, 2023 was primarily due to the net loss from continuing operations, net of tax of $96.2 million and net cash outflows of $17.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $54.1 million. Non-cash charges primarily consisted of $35.5 million for the issuance of common stock in connection with FPAs, $10.3 million loss on CS Solis debt extinguishment, $4.2 million loss on sale of equity securities, $3.9 million change in fair value of FPAs, $4.3 million change in allowance for credit losses, $4.9 million of interest expense, $6.6 million accretion of long-term debt in CS Solis, $2.4 million related to the issuance of bonus common stock shares in connection with the Mergers, $3.4 million of stock-based compensation expense, and $6.1 million change in reserve for excess and obsolete inventory, $0.9 million in lease expense and $0.9 million in depreciation and amortization, partially offset by a decrease in the fair value of warrant liabilities of $29.3 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable, net of $12.1 million, an increase in prepaid expenses and other current assets of $4.2 million, a decrease in deferred revenue of $1.7 million, a decrease in accrued expenses and other liabilities of $3.3 million and a decrease in operating lease liabilities of $0.6 million, partially offset a decrease in inventory of $1.5 million, an increase in accounts payable of $2.3 million, and a decrease in other noncurrent assets of $1.1 million.

Net cash used in operating activities from continuing operations of $25.2 million for the year ended December 31, 2022 was primarily due the net loss from continuing operations of $28.0 million, and net cash outflows of $11.2 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $13.8 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $9.7 million, and an increase in inventories of $4.9 million, and a decrease in prepaid expenses and other current assets of $1.6 million, partially offset by an increase in accounts as payable of $3.3 million and a decrease in prepaid expenses and other current assets of $1.2 million. Non-cash charges primarily consisted of $5.2 million change in the fair value of warrant liability, interest expense primarily related to long-term debt in CS Solis of $4.8 million, reserve for obsolete inventory of $3.6 million, increase in the allowance for doubtful accounts of $2.1 million, and depreciation and amortization expense of $0.6 million, partially offset by non-cash income recognized upon conversion of convertible notes and SAFE agreements of $3.2 million.

The net increase in cash, cash equivalents and restricted cash from discontinued operations of $0.2 million for the year ended December 31, 2023 was entirely attributable to net cash provided by operating activities from discontinued operations. This increase was primarily due to the net loss from discontinued operations, net of tax of $173.4 million, adjusted for non-cash charges of $5.4 million and net cash inflows of $20.7 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of impairment of goodwill of $119.4 million, impairment of intangible assets of $28.1 million, depreciation and amortization expense of $2.4 million, stock-based compensation expense of $1.8 million and a $1.1 million change in allowance for credit losses. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to a decrease in accounts receivable, net of $8.2 million, an increase in accrued expenses and other current liabilities of $6.0 million, a decrease in decrease in prepaids of $2.8 million, a decrease in inventories of $2.3 million, partially offset by a decrease of $2.9 million in accounts payable.

Cash Flows from Investing Activities

Net cash provided by investing activities of $6.2 million for the year ended December 31, 2023 was primarily due to sale of an investment.

Net cash used in investing activities of $3.3 million for the year ended December 31, 2022 was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $50.4 million for the year ended December 31, 2023 was primarily due to total proceeds from the issuance of convertible notes, net of $21.3 million, total proceeds from the Mergers and PIPE Financing of $19.8 million, and proceeds from the issuance of notes payable, net of $14.1 million, partially offset by the repayment of notes payable of $9.8 million.

Net cash provided by financing activities of $31.2 million for the year ended December 31, 2022 was primarily due to net proceeds from issuance of long-term debt in CS Solis of $25.0 million, proceeds from the issuance of the 2022 Convertible Notes of $12.0 million, and proceeds from the issuance of notes payable of $5.5 million. This was partially offset by the repayment of notes payable of $9.5 million, payments for issuance costs of Series D redeemable convertible preferred shares of $1.4 million, and repayment of convertible notes payable to related parties of $0.5 million.

Liquidity and Capital Resources

Since our inception, we have incurred losses and negative cash flows from operations. We incurred a net loss of $9.6 million during the thirteen-weeks ended March 31, 2024, and had an accumulated deficit of $364.5 million and current debt of $65.2 million as of March 31, 2024. We had cash and cash equivalents of $1.8 million as of March 31, 2024, which were held for working capital expenditures. We believe our operating losses and negative operating cash flows will continue into the foreseeable future. We have financed our operations primarily through sales of equity securities, issuance of convertible notes and cash generated from operations. Our cash equivalents are on deposit with major financial institutions. Our cash position raises substantial doubt regarding our ability to continue as a going concern for 12 months following the issuance of the unaudited condensed consolidated financial statements.

On July 16, 2024, we entered into the White Lion Purchase Agreement, as amended on July 24, 2024, pursuant to which we may, subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the White Lion Purchase Agreement, issue up to $30.0 million of shares of Common Stock. Additionally, on July 1, 2024, we entered into the Exchange Agreement providing for, among other things: the cancellation of all indebtedness owed to Carlyle and Kline Hill by the Company; termination of all debt instruments by and between the Company and Carlyle and by and between Kline Hill; the satisfaction of all obligations owed to Carlyle and Kline Hill by the Company under the terminated debt instruments; the issuance of convertible notes to Carlyle and Kline Hill; and the issuance of shares of Common Stock to Kline Hill. For more information about the White Lion Purchase Agreement and the Exchange Agreement, please see “– Recent Developments”.

We will receive the proceeds from any cash exercise of warrants for shares of our common stock. The aggregate amount of proceeds could be up to $254.1 million if all the warrants are exercised for cash. However, to the extent the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of those warrants will decrease. The Private Warrants and Working Capital Warrants, as so identified in our unaudited condensed consolidated financial statements, may be exercised for cash or on a “cashless basis.” The Public Warrants and the Mergers Warrants may only be exercised for cash provided there is then an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. As of May 13, 2024, the price of our common stock was $0.55 per share. The weighted average exercise price of the warrants was $8.70 as of March 31, 2024. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. If the market price for our common stock remains less than the exercise price, we believe warrant holders will be unlikely to exercise.

Debt Financings

2018 Bridge Notes

In December 2018, The Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The 2018 Notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice the face value of the 2018 Notes at maturity. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the Business Combination with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria. The 2018 Notes are secured by substantially all of the assets of Complete Solaria.

In December 2022, we entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023, and the 2018 Notes remain outstanding as of March 31, 2024. In connection with the amendment, the 2018 Notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

We concluded that the amendment represented was a troubled debt restructuring as we were experiencing financial difficulty, and the amended terms resulted in a concession to us. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of March 31, 2024 and December 31, 2023, the carrying value of the 2018 Notes was $11.4 million and $11.0 million, respectively. Interest expense recognized for the thirteen-weeks ended March 31, 2024 was $0.3 million. All obligations relating to the 2018 Notes were cancelled pursuant to the Exchange Agreement.

Revolver Loan

In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”). The Loan Agreement with SCI is comprised of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the business combination.

The Revolving Loan has a term of thirty-six months, with the principal due at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. Interest expense recognized for the thirteen-weeks ended March 31, 2024 was $0.1 million. In October 2023, the Company entered into an Assignment and Acceptance Agreement whereby Structural Capital Investments III, LP assigned the SCI debt to Kline Hill and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The SCI Revolving Loan remained outstanding as of March 31, 2024. All obligations relating to the Loan Agreement were cancelled pursuant to the Exchange Agreement.

Secured Credit Facility

In December 2022, we entered into a secured credit facility agreement with Kline Partners and Kline Opportunity (“Secured Credit Facility”). The Secured Credit Facility agreement allows us to borrow up to 70% of the net amount of our eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serve as collateral. The amounts drawn under the Secured Credit Facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the Secured Credit Facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. We may prepay any borrowed amount without premium or penalty. Under the original terms, the Secured Credit Facility agreement was due to mature in April 2023. All obligations relating to the Secured Credit Facility were cancelled pursuant to the Exchange Agreement.

At March 31, 2024, the outstanding net debt amounted to $12.7 million, including accrued financing cost of $5.0 million compared to December 31, 2023, the balance outstanding was $12.2 million, including accrued financing cost of $4.5 million. We recognized interest expense of $0.5 million related to the Secured Credit Facility during the thirteen-weeks ended March 31, 2024.

CS Solis Debt

In February 2022, we received cash and recorded a liability for an investment by Carlyle into the Company. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis. The Class B Membership Units are mandatorily redeemable by us on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement. The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% which is accrued as an unpaid dividend, compounded annually, and subject to increases in the event we declare any dividends. In July 2023, we amended the debt of with Carlyle as part of the closing of the Business Combination. The modification did not change the interest rate. The modification accelerated the redemption date of the investment from February 15, 2025 to March 31, 2024. All obligations relating to the CS Solis Debt were cancelled pursuant to the Exchange Agreement.

As of March 31, 2024 and December 31, 2023, we have recorded a liability of $35.8 million and $33.3 million, respectively, included in short-term debt in CS Solis on our unaudited condensed consolidated balance sheets. For the thirteen-weeks ended March 31, 2024, we have recorded accretion of the liability as interest expense of $2.5 million.

Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into Forward Purchase Agreements with each of (i) Meteora; (ii) Polar, and (iii) Sandia.

Pursuant to the terms of the Forward Purchase Agreements, the FPA Sellers may (i) purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination as per the Amended and Restated Business Combination Agreement.

The key terms of the forward contracts are as follows:

●	The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●	The FPA contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in Complete Solaria Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

●	The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Business Combination (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP is less than the then applicable Reset Price.

We entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Business Combination. Upon signing the FPAs, we incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Business Combination in addition to the terms and conditions associated with the settlement of the FPAs. We accounted for the contingent obligation to issue shares in accordance with ASC 815, Derivatives and Hedging, and recorded a liability and other income (expense), net based on the fair value upon of the obligation upon the signing of the FPAs. The liability was extinguished in July 2023 upon the issuance of Complete Solaria Common Stock to the FPA sellers.

Additionally, in accordance with ASC 480, Distinguishing Liabilities from Equity, we have has determined that the forward contracts are financial instruments other than shares that represent or are indexed to obligations to repurchase the issuer’s equity shares by transferring assets, referred to herein as the “forward purchase liability” on its consolidated balance sheets. We initially measured the forward purchase liability at fair value and have subsequently remeasured it at fair value with changes in fair value recognized in earnings.

Through the date of issuance of the Complete Solaria Common Stock in satisfaction of our obligation to issue shares around the closing of the Business Combination, we recorded $35.5 million to other income (expense), net associated with the issuance of 6,720,000 shares of Complete Solaria Common Stock.

As of the closing of the Business Combination and issuance of the Complete Solaria Common Stock underlying the FPAs, the fair value of the prepaid FPAs was an asset balance of $0.1 million and was recorded on the Company’s consolidated balance sheets and within other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. Subsequently, the change of fair value of the forward purchase liability amounted to an expense of $3.9 million for the fiscal year ended December 31, 2023. As of December 31, 2023, the forward purchase liabilities amounted to $3.8 million.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the FPAs (the “Amendments”). The Amendments lower the reset floor price of each FPA from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPAs; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7 and 8, 2024, respectively, the Company entered into the Sandia Second Amendment and the Polar Second Amendment to the Forward Purchase Agreements. The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora.

Subsequently, on June 14, 2024, the Company entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as reference herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of this document. On July 17, 2024, the Company entered into the third amendment to the Forward Purchase Agreement with Polar (the “Polar Third Amendment”), pursuant to which the Company and Polar agreed that Section 2 (Most Favored Nation) of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

SAFE Agreements

On January 31, 2024, we entered into a simple agreement for future equity (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”) in connection with the Purchaser investing $1.5 million in the Company. The First SAFE was initially convertible into shares of our common stock, par value $0.0001 per share, upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we have issued and sold common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which was equal to the lower of (i)(a) $53.54 million divided by (b) our capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of our common stock sold in the Equity Financing. If we consummated a change of control prior to the termination of the First SAFE, the Purchaser will would have been automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of our common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) our capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of our common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price of our common stock on January 31, 2024, multiplied by (ii) 80%.

On February 15, 2024, we entered into a simple agreement for future equity (the “Second SAFE” and together with the First SAFE, the “SAFEs”) with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE was initially convertible into shares of our common stock upon the initial closing of an Equity Financing at a per share conversion price which was equal to the lower of (i) the SAFE Price, and (ii) 80% of the price per share of our common stock sold in the Equity Financing. If we consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of our common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of our common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing price of the Common Stock on February 15, 2024, multiplied by (ii) 80%.

On April 21, 2024, we entered into an amendment for each of our First SAFE and Second SAFE to convert the invested amounts into shares of our common stock. The conversion share price was $0.36, calculated as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. The First SAFE and Second SAFE converted into 4,166,667 and 9,722,222 shares of our common stock, respectively.

On May 13, 2024, we entered into a SAFE (the “Rodgers Group SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Rodgers Group”) in connection with the Rodgers Group investment of $1,000,000. The Rodgers Group SAFE is convertible into shares of Common Stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we issue and sell Common Stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which is equal to 50% of the price per share of Common Stock sold in the Equity Financing. If we consummate a change of control prior to the termination of the Rodgers Group SAFE, the Rodgers Group will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1,000,000, subject to certain adjustments as set forth in the Rodgers Group SAFE. The Rodgers Group SAFE is convertible into a maximum of 2,750,000 shares of Common Stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the Common Stock on May 13, 2024, multiplied by (ii) 50%. Thurman J. Rodgers is a trustee of the Rodgers Group, the Executive Chairman of the board of directors of the Company, and the Chief Executive Officer of the Company.

Ayna.AI LLC Common Stock Warrant

On June 17, 2024, Complete Solaria executed the Ayna Warrant, pursuant to which Ayna is entitled to purchase 6,000,000 shares of Common Stock at the exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Warrant. The issuance of this Warrant by Complete Solaria to Ayna is in satisfaction of the compensation owed by Complete Solaria to Ayna for Complete Solaria under the terms of the Statement of Work, signed May 21, 2024 (and effective as of March 12, 2024), as incorporated into the Master Services Agreement, dated March 12, 2024.

Off Balance Sheet Arrangements

As of the date of this prospectus, Complete Solaria does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Complete Solaria is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently, Complete Solaria does not engage in off-balance sheet financing arrangements.

Smaller Reporting Company Status

Complete Solaria is a “smaller reporting company,” meaning that the market value of Complete Solaria’s shares of common stock held by non-affiliates is less than $700 million and Complete Solaria’s annual revenue was less than $100 million during the most recently completed fiscal year. Complete Solaria will continue to be a smaller reporting company if either (i) the market value of Complete Solaria’s shares held by non-affiliates is less than $250 million or (ii) Complete Solaria’s annual revenue was less than $100 million during the most recently completed fiscal year and the market value of Complete Solaria’s shares held by non-affiliates is less than $700 million. As a smaller reporting company, Complete Solaria may choose to present only the two most recent fiscal years of audited financial statements and Complete Solaria has reduced disclosure obligations regarding executive compensation.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Complete Solaria is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Complete Solaria will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) December 31, 2025. Complete Solaria expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Business

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. Complete Solaria has created a unique, end-to-end offering that delivers a best-in-class customer experience with a robust technology platform, financing solutions, and high-performance solar modules.

Business Overview

Complete Solaria was formed in November 2022 through the merger of Complete Solar and Solaria. Complete Solaria created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to our sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar. We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to our builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Complete Solaria provides residential solar system designs, proposals, and CAD drawing sets to existing sales partners and other residential solar companies, regardless of whether they participate as or builder partners. In doing so, Complete Solaria seeks to power the entire solar power industry.

In October 2023, we sold solar panel assets of The Solaria Corporation, including intellectual property and customer contracts to Maxeon, pursuant to the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares.

Revenue Model

Our current products fall into two general categories: Solar System Sales and Software Enhanced Services.

●	Solar System Sales: Complete Solaria sells solar systems to homeowners and small to medium-sized commercial customers through third-party sales partners. Complete Solaria manages every aspect of project management for those contracts before ultimately contracting with builder partners to complete the construction of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings to traditional utility energy. Homeowners can choose from a wide array of system features and financing options that best meet their needs. By delivering the best-matched products and a best-in-class customer experience, Complete Solaria establishes valuable customer relationships that can extend beyond the initial solar energy system purchase and provides Complete Solaria with opportunities to offer additional products and services in the future.

●	Software Enhanced Services: The HelioQuoteTM software system is provided to existing sales partners and other participants in the solar industry and powers our sales of residential solar designs, proposals, and engineering services.

Technology Innovation

Since its inception, Complete Solaria has continued to invest in a platform of services and tools to enable large-scale operations for sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem Complete Solaria has built provides broad reach, and we believe it positions Complete Solaria for sustained and rapid growth through a capital-efficient business model. The network of our partners continues to expand today.

Differentiation and Operating Results

Delivering a differentiated customer experience is core to Complete Solaria’s strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Financing Solutions

Complete Solaria assists its end customers with financing solutions through third-party lease providers, power purchase agreement providers and third-party loan providers.

Customers may lease a Complete Solaria solar system. The lease provider will purchase the solar system and the property owner will rent the solar system in exchange for the electricity the system produces.

Through a power purchase agreement, a third-party developer installs, owns, and operates a solar system on a customer’s property. The customer then purchases the system’s electric output for a predetermined period. A power purchase agreement allows the customer to receive stable and often low-cost electricity with no upfront cost while also enabling the owner of the system to take advantage of tax credits and receive income from the sale of electricity.

Lastly, third-party loan providers offer Complete Solaria’s end customers a loan to purchase solar systems, and then the customers will pay off the loan over a period of time.

Our Strategy

Complete Solaria’s strategy focuses on providing its sales partners with the software tools, sales support, and ability to compete effectively with national providers. This turnkey solution makes it easy for anyone to sell solar.

Solar System Sales

Solar System Sales are full systems sold to homeowners and small to medium-sized commercial businesses through Complete Solaria’s sales partner channels. Complete Solaria and its builder partners fulfill and install the systems.

●	Increase revenue by expanding installation capacity and developing new geographic markets through Complete Solaria’s partner programs. — Certain Complete Solaria partners become builder partners who install systems resulting from sales generated by Complete Solaria’s sales partners. By leveraging this network of skilled builders, Complete Solaria aims to increase its installation capacity in traditional markets and expand its offering into new geographies throughout the U.S. We believe this will enable greater sales growth in existing markets and create new revenue in expansion markets.

●	Increase revenue and margin by engaging national-scale sales partners — Complete Solar operated in 16 states before the formation of Complete Solaria. By expanding operations nationally, Complete Solaria will be able to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokers. Complete Solaria expects to create a consistent offering with a single execution process for such sales partners throughout their territories. These national accounts have unique customer relationships that will facilitate meaningful sales opportunities and low acquisition cost to increase revenue and improve margin.

Software and Services

Software and services sales include access to Complete Solaria’s HelioQuoteTM sales proposal and system design software; proposal writing services that support field sales agents; and design, engineering, and permitting services that improve subscale solar companies’ operational effectiveness and cost efficiency. See “Increase revenue and margin by bundling software enhanced services with solar module sales” above.

In support of Complete Solaria’s strategy to increase revenue and expand margin opportunities in its two core products, Complete Solaria also considers the following activities to be key elements of its strategy:

●	Expand Partnerships with Solar Partners, Strategic Partners, and Attractive New Market Participants. Complete Solaria’s platform of services and tools allows it to engage with a wide variety of solar industry partners and new industry participants, such as retailers and service providers who would like to offer solar to new and existing customers. Complete Solaria plans to continue to invest in its ability to attract, convert, grow, and retain promising partners to facilitate capital-efficient growth.

●	Continue to Invest in the digital platform. Complete Solaria plans to continue to invest in and develop complementary software, services, and technologies to enhance the scalability of its platform and support an automated, highly efficient operational structure that delivers a world-class customer experience. Complete Solaria expects to continue to make significant investments in automating the end-to-end solar process through improved workflow management, electronic site-audit, and electronic permitting capabilities. Additionally, Complete Solaria plans to continue to develop consumer facing software to enhance consumers’ ability to manage their solar systems and integrate other energy-efficient products and services into their homes.

●	Continue to Deliver a Differentiated Customer Experience. Complete Solaria prioritizes the customer experience. Its systems enable fast project fulfillment, direct customer communication, and facilitation of third-party sales, installation, and finance partners for a seamless customer experience. These systems also enable a broad service offering with customized configurations and pricing. Further development of these systems will enable future product offerings and increasingly optimized solar and energy-efficient configurations for Complete Solaria’s customers.

Our Strengths

The following strengths position Complete Solaria to drive the mass adoption of residential solar in a manner that maximizes the value of its growing customer base over the long term:

●	Platform of Services and Tools: A diversified and multi-pronged customer acquisition approach. This infrastructure underpins the ability to enjoy broad customer reach with a low system-wide cost structure and positions Complete Solaria for expansion to every market where distributed solar energy generation can offer homeowners savings versus traditional utility retail power.

●	Differentiated Customer Experience: We offer a unique customer experience through various methods: customer-friendly solar service features, tailored designs and customizable pricing for each homeowner, a highly consultative sales process, and a focus on customer savings.

●	Unique access to customers through third-party sales channels: The turn-key solar product offering, best-in-class customer service, and national footprint support third-party sales channels and strategic national partnerships. Complete Solaria provides solutions for sales channels seeking to expand their geographic reach and strengthen their relationships with their own customers.

Technology Suite

HelioSuite is an innovative, end-to-end software platform designed to manage every aspect of a residential solar project. HelioSuite was originally designed to support our internal sales and build partners to ensure a seamless customer experience. In 2021, Complete Solaria commercialized the software solutions through Helio Proposal Services provide proposal services for residential solar sales companies outside of Complete Solar’s existing network of sales partners. Features of the Technology Suite include the following capabilities, some of which are planned for roll-out in the future:

●	HelioQuoteTM: is an automated solar design tool that rapidly generates optimized proposals and executable contracts. Software innovations that automate system design and layout while optimizing homeowner economics enable proposal generation. The average turnaround time for a proposal is only five minutes, which we believe is much faster than our competitors.

●	HelioTrackTM: a project management software that streamlines the installation process and coordinates interactions between Complete Solaria, homeowners, sales partners and build partners. It includes a customer relationship management tool that provides payroll, commissions tracking, and project progression to all partners. The equipment management module coordinates the bill of materials and ordering process and tracks and manages all inventory for a project. The construction module assigns projects, calculates commissions and payments, and control quality. The Complete Solar Project Management tools automate task assignments and times and track progress.

●	Share The Sun: is an online customer engagement platform where customers can make referrals and share information on social networks. Complete Solaria has considered offering services that allow customers to view their energy generation, pay their bills, contact the customer service team, and assess their positive environmental impact.

Customer Service and Operations

Solar System Sales

Complete Solaria has made significant investments to create a platform of services and tools that addresses customer origination, system design and installation, and general customer support. Before a sales representative conducts a consultation, homeowners are pre-qualified based on a preliminary evaluation which considers a homeowner’s credit, home ownership, electricity usage and suitability of the roof based on age, condition, shading and pitch. Once a homeowner is pre-qualified, all necessary data is collected and a proposal is generated for the homeowner. If a homeowner is interested in moving forward, a customer contract is automatically generated for electronic execution. This contract then undergoes a final review and verification of credit before it is countersigned.

Once an agreement is fully executed, a service tech performs a site audit at the home to inspect the roof and measure shading. This audit follows a final system design plan and an application for any required building permits. The plans are reviewed to ensure they conform to the executed contract or to process a change order if required. A second production estimate is generated at this time and if the expected energy production exceeds or falls below the original estimate by certain thresholds, the homeowner agreement is modified accordingly. To reduce installation costs and operational risk, there are defined design and installation quality standards designed to ensure that homeowners receive a quality product, regardless of who installs the system.

After the solar panels are installed, the customer care team follows up with the homeowner with a survey on their experience. If a system requires maintenance, Complete Solaria or a partner or dedicated service-only contractor will visit the customer’s home and perform any necessary repairs or maintenance at no additional cost to the customer.

Software Enhanced Services

Complete Solaria’s partners are third-party Sales organizations that use the design and proposal services for their residential solar projects. Complete Solaria staffs a sales support desk six days a week to provide live customer support for sales representatives who need a design or proposal for a potential homeowner sale. These customer support teams rapidly produce proposals, answer questions, and offer other forms of support for sales personnel.

Suppliers

The main components of a residential solar energy system are the solar modules, inverters, and racking systems. Complete Solaria generally purchases these components for build partners from select distributors, which are then shipped to build partners for installation. There is a running list of approved suppliers in the event any of the sources for modules, inverters or other components become unavailable. If Complete Solaria fails to develop, maintain, and expand relationships with these or other suppliers, the ability to meet anticipated demand for solar energy systems may be adversely affected, or at higher costs or delayed. If one or more of the suppliers ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to identify alternate suppliers quickly or to qualify alternative products on commercially reasonable terms, and the ability to satisfy this demand may be adversely affected.

Complete Solaria screens all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation, etc. The declining cost of solar modules and the raw materials necessary to manufacture them have been a key driver in the prices charged for electricity and homeowner adoption of solar energy. If solar module and raw material prices do not continue to decline at the same rate as they have over the past several years, the resulting prices could slow growth and cause financial results to suffer. If Complete Solaria is required to pay higher prices for supplies, accept less favorable terms, or purchase solar modules or other system components from alternative, higher-priced sources, financial results may be adversely affected.

Complete Solaria’s build partners are responsible for and source the other products related to solar energy systems, such as fasteners, wiring and electrical fittings. From time-to-time, Complete Solaria procures these other products related to solar energy systems for its own installation business. Complete Solaria manages inventory through local warehouses and as segregated inventory at build partners.

The main components of a residential solar module are the solar cells. Complete Solaria’s solar modules are generally manufactured by third-party select manufacturers and are purchased from distributors.

Complete Solaria screens all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation, and other factors. It typically enters into master contract arrangements with major suppliers that define the general terms and conditions of purchases, including warranties, product specifications, indemnities, delivery and other customary terms.

Competition

Solar System Sales

Complete Solaria’s primary competitors are the traditional utilities that supply electricity to potential customers. It competes with these traditional utilities primarily based on price (cents per kilowatt hour), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which homeowners can switch to electricity generated by solar energy systems. Based on these factors, Complete Solaria competes favorably with traditional utilities.

Complete Solaria competes for homeowner customers with other solar sales and installation companies and with solar companies with business models that are similar to Complete Solaria’s. Complete Solaria’s main competitors can be grouped broadly into (a) national, vertically integrated companies with established brands and proprietary consumer financing products; (b) small, local solar contractors who operate with relatively low-fixed overhead expenses but who may lack systems, tools, and sophisticated product offerings; and (c) sales aggregators who engage with third-party sales companies to generate installation contracts. Complete Solaria competes favorably with these companies, with (a) better customer experience and better Sales Partner experience than the national vertically integrated companies; (b) better pricing and broader customer offerings than smaller local solar contractors; and (c) a better build partner experience than sales aggregators.

Complete Solaria also faces competition from purely finance-driven organizations that acquire homeowner customers and then subcontract out the installation of solar energy systems, installation businesses that seek financing from external parties, large construction companies and utilities and sophisticated electrical and roofing companies. At the same time, the open platform provides opportunities for these competitors to become partners, and the open platform offers these new market participants a cost-effective way to enter the market and compelling process, technology and supply chain services over the long term.

Intellectual Property

Complete Solaria seeks to protect its intellectual property rights by relying on federal, state and common law rights in the U.S. and other countries, as well as contractual restrictions. It generally enters into confidentiality and invention assignment agreements with employees and contractors, and confidentiality agreements with other third parties, in order to limit access to, and disclosure and use of, confidential information and proprietary technology. In addition to these contractual arrangements, Complete Solaria also relies on a combination of trademarks, trade dress, domain names, copyrights, and trade secrets to help protect the brand and other intellectual property.

Government Regulations and Incentives

Governments have used different public policy mechanisms to accelerate the adoption and use of solar power. Examples of customer-focused financial mechanisms include capital cost rebates, performance-based incentives, feed-in tariffs, tax credits, renewable portfolio standards, net metering, and carbon regulations. Some of these government mandates and economic incentives are scheduled to be reduced or to expire or could be eliminated. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar power system. Feed-in tariffs pay customers for solar power system generation based on energy produced at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Renewable portfolio standards mandate that a certain percentage of electricity delivered to customers comes from eligible renewable energy resources. Net metering allows customers to deliver to the electric grid any excess electricity produced by their on-site solar power systems and to be credited for that excess electricity at or near the full retail price of electricity. Carbon regulations, including cap-and-trade and carbon pricing programs, increase the cost of fossil fuels, which release climate-altering carbon dioxide and other greenhouse gas emissions during combustion.

In addition to the mechanisms described above, there are various incentives for homeowners and businesses to adopt solar power in The Inflation Reduction Act of 2022. Moreover, in Europe, the European Commission has mandated that its member states adopt integrated national climate and energy plans to increase their renewable energy targets to be achieved by 2030, which could benefit the deployment of solar. However, the U.S. and European Union, among others, have imposed tariffs or are evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and other components. These and any other tariffs or similar taxes or duties may offset the incentives described above and increase the price of Complete Solaria’s solar products.

Employees and Human Capital Resources

As of July 16, 2024, Complete Solaria had 113 employees. Complete Solaria also engages independent contractors and consultants. No employees are covered by collective bargaining agreements. There have not been any work stoppages.

Complete Solaria’s human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of Complete Solaria’s equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of Complete Solaria by motivating such individuals to perform to the best of their abilities and achieve Complete Solaria’s objectives.

Facilities

Complete Solaria’s corporate headquarters and executive offices are located in Fremont, California. Complete Solaria also maintains an office in Lehi, Utah.

Complete Solaria leases all of the facilities and does not own any real property. Complete Solaria believes that current facilities are adequate to meet ongoing needs. If additional space is required, Complete Solaria believes that it will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

Complete Solaria is from time to time subject to, and is presently involved in, litigation and other legal proceedings that arise in the ordinary course of business.

SolarPark

On June 16, 2022, SolarCA, LLC (then Solaria Corporation), which is a wholly owned subsidiary of Complete Solaria, Inc., commenced an arbitration against SolarPark Korea Co., LTD (“SolarPark”) in the Singapore International Arbitration Centre (the “SIAC”) alleging breach of contract for approximately $47M in damages. In January 2023, SolarPark demanded approximately $80.0 million during discussions . In February 2023, SolarCA, LLC submitted its statement of claim seeking approximately $26.4 million in damages against Solar Park. In May 2023, SolarPark filed its Statement of Defense and Counterclaim alleging damages that total approximately $160.0 million. On June 26, 2024, the SIAC issued a ruling that withdrew all claims of both parties. The claims were withdrawn without prejudice. The Company believes that SolarPark’s allegations lack merit and intends to vigorously defend all claims that may later be asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the United States District Court for the Northern District of California. The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint alleges that SolarPark has suffered in excess of $220 million in damages. The ultimate outcome of this litigation is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. In August 2023, the Court granted SolarPark’s preliminary injunction motion relating to SolarPark’s alleged trade secrets allegations. In August 2023, the Court granted the Company’s motion to stay and stayed the litigation pending the outcome of the arbitration in Singapore. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens

In July 2021, Siemens Government Technologies, Inc. and Siemens Industry, Inc. (collectively, “Siemens”) filed a lawsuit against Solaria Corporation and SolarCA, LLC, which are wholly-owned subsidiaries of Complete Solaria, Inc. (collectively, the “Subsidiaries”), in Fairfax Circuit Court (the “Court”) in Fairfax, Virginia in the case captioned Siemens Government Technologies, Inc. and Siemens Industry Inc. v. Solaria Corporation and SOLARCA, LLC (Case No. CL-2021-10556). In such lawsuit, Siemens alleged that the Subsidiaries breached express and implied warranties under a purchase order that Siemens placed with the Subsidiaries for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees.

On February 22, 2024, the Court issued an order against the Subsidiaries which awarded Siemens approximately $6.9 million, inclusive of the Subsidiaries’ indemnity obligations to Siemens, plus legal fees, the amount of which will be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-judgment interest, and the Court conducted a hearing on Siemens’ motion in late May 2024. On June 17, 2024, the Court entered a final order, which awards Siemens a total of $2,007,024.63 in attorneys’ fees and costs. On July 16, 2024, the Subsidiaries filed its notice of appeal with the Virginia Court of Appeals to appeal such judgment. The Company has recorded $6.9 million as a legal loss related to this litigation, excluding the $2.67 million for attorneys’ fees, expenses, and pre-judgment interest, in accrued expenses and other current liabilities on its unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023.

Edelman

On January 12, 2024, the Company was named as a defendant in a class action complaint filed by Eliezer Edelman in the Supreme Court of New York, County of New York, alleging, among other things, breach of contract, in connection with that certain Warrant Agreement, dated February 25, 2021, by and between the Company and Continental Stock Transfer & Trust Company, issued by FACT in connection with the Business Combination Agreement with the Company. The complaint alleges damages of at least $5M for the class and alleges damages of $5.221 per warrant. The complaint also seeks a declaratory judgment that the warrant price be reduced $6.279. The Company believes that the allegations lack merit and intends to vigorously defend all claims that may later be asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Complete Solaria is not presently a party to any other legal proceedings that in the opinion of its management, if determined adversely to Complete Solaria, would have a material adverse effect on its business, financial condition, operating results, or cash flows. Regardless of the outcome, litigation can have an adverse impact on Complete Solaria because of defense and settlement costs, diversion of management resources, and other factors.

U.S. Corporate Information

The Company was originally known as FACT. On July 18, 2023, Complete Solaria, FACT, and certain other entities consummated the transactions contemplated under that certain amended and restated Business Combination Agreement, dated as of May 26, 2023, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, the Company changed its name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Its principal executive offices are located at 45700 Northport Loop E, Fremont, CA 94538, and the telephone number is (510) 270-2507.

Access to Company Information

The Company files or furnishes periodic reports and amendments thereto, including its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, proxy statements and other information with the SEC. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Complete Solaria’s internet address is https://www.completesolaria.com. The Company makes available, free of charge, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such reports have been filed with or furnished to the SEC through its internet website.

Management

Our directors and executive officers and their ages as of July 1, 2024

Name	Age	Position
Thurman J. Rodgers(3)	74	Chief Executive Officer and Director
Daniel Foley	47	Chief Financial Officer
Brian Wuebbels	51	Chief Operations Officer
Chris Lundell	62	Director
Devin Whatley(2)	54	Director
Tidjane Thiam(1)	61	Director
Adam Gishen(1)(3)	48	Director
Ronald Pasek(1)(2)	62	Director
Antonio R. Alvarez(2)	67	Director
William J. Anderson	47	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Thurman J. Rodgers

Thurman J. (T.J.) Rodgers has served as the Chief Executive Officer of Complete Solaria since April 2024 and as a member of the Complete Solaria Board since November 2022 and as Executive Chairman since June 2023. Mr. Rodgers founded Cypress Semiconductor in 1982 and served as Cypress’ Chief Executive Officer from 1982 to 2016. Mr. Rodgers currently serves on the boards of other energy-related companies: including Enovix, Enphase Energy Inc. (energy and storage technologies), and FTC Solar (single-axis tracking for solar). From 2004 to 2012, he served as a member of Dartmouth’s board of trustees. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated in 1970 as the Salutatorian with a double major in Physics and Chemistry. He won the Townsend Prize and the Haseltine Chemistry-Physics Prize as the top physics and chemistry student in his class. Mr. Rodgers holds a master’s degree and a Ph.D. in Electrical Engineering from Stanford University, where he attended on a Hertz fellowship.

Daniel Foley

Daniel Foley has served as the Chief Financial Officer of Complete Solaria since June 2024. From June 2021 to December 2023, Mr. Foley served as the Chief Financial Officer for Common Citizen. From April 2021 to June 2021, Mr. Foley served as the Senior Vice President and Treasurer for TerrAscend. From January 2018 to April 2021, Mr. Foley served as the Vice President of Corporate Finance, Treasury & Investor Relations at Curaleaf. Prior to that, Mr. Foley held senior positions in Corporate Finance and Investor Relations for Station Casinos and MGM MIRAGE. Previous experience includes working as an Investment Analyst at Wall Street Associates and as Vice President of Finance at New Cotai Holdings. Foley began his career as a Senior Associate in Gaming, Lodging & Leisure Equity Research at Bear Stearns. Mr. Foley brings over 25 years of capital markets and finance experience to Complete Solaria, as well as a track record of driving strong financial results, instilling financial and operational discipline, and demonstrating inspirational leadership. Mr. Foley holds an M.B.A. from the University of Southern California and a Bachelor of Science in economics from the University of Utah.

Brian Wuebbels

Brian Wuebbels has served as the Chief Operations Officer of Complete Solaria since April 2024, and previously served as the Chief Financial Officer of Complete Solaria from February 2023 to April 2024. Mr. Wuebbels will resign as the Chief Operating Officer of Complete Solaria effective as of August 16, 2024. From 2021 to 2022, Mr. Wuebbels served as the President of Control & Elevator at the Nidec Motor Corporation where he led a global team of executives in Sales, Marketing, Engineering and Operations. From 2019 to 2021, Mr. Wuebbels served as Chief Financial Officer and Head of Operations for Motion & Control. From 2017 to 2018, Mr. Wuebbels served as Chief Financial Officer and Head of Operations for GCL, a solar power company. From 2010 to 2016, Mr. Wuebbels served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer at SunEdison. From 2003 to 2007, Mr. Wuebbels served as a finance executive at Honeywell. From 1993 to 2003, Mr. Wuebbels served in various roles at General Electric. Mr. Wuebbels holds an M.B.A. from the University of Southern California and a Bachelor of Science in mechanical engineering from University of Illinois Urbana-Champaign.

Non-Employee Directors

Chris Lundell

Christopher Lundell has served as a member of the Complete Solaria Board since November 2023. Mr. Lundell served as the Chief Executive Officer of Complete Solaria from December 2023 to April 2024. Mr. Lundell is the Founder of CMO Grow, a marketing consultancy firm. Prior to that, he was the CMO at Vivint Solar, the President of the Americas at NEXThink, and CMO and COO at Domo. He holds an M.B.A. from Brigham Young University.

Devin Whatley

Devin Whatley has served as a member of the Complete Solaria Board since November 2022. Since 2010, Mr. Whatley has served as the Managing Partner at the Ecosystem Integrity Fund. Mr. Whatley serves as a member of the board of directors of several private companies focused on renewable energy. Mr. Whatley was a CFA Charterholder and holds a B.A. in East Asian Studies with a Business Emphasis from the University of California, Los Angeles and an M.B.A. from the Wharton School at the University of Pennsylvania.

Tidjane Thiam

Mr. Thiam served as a member of the FACT Board and as Executive Chairman of FACT since inception until the Business Combination in July 2023. In 2021, Mr. Thiam was appointed Chairman of Rwanda Finance Limited. He also serves as a Director and Chair of the Audit Committee of Kering S.A., the French luxury group. Mr. Thiam is also a Special Envoy on Covid 19 for the African Union. From 2015 to 2020, Mr. Thiam was Chief Executive Officer of Credit Suisse Group AG. From 2014 to 2019, Mr. Thiam was a Director of 21st Century Fox and served on its Nominating and Corporate Governance Committee. Mr. Thiam previously served at Prudential plc, a global insurance company based on London, as the Group Chief Executive from 2009 to 2015, a Director from 2008 to 2015 and Group Chief Financial Officer from 2008 to 2009. Mr. Thiam holds an M.B.A. from INSEAD and graduated from École Nationale Supérieure des Mines de Paris in 1986 and from École Polytechnique in Paris in 1984.

Adam Gishen

Mr. Gishen served as FACT’s Chief Executive Officer from February until the Business Combination in July 2023, and served as one of FACT’s initial board observers. From 2015 to 2020, Mr. Gishen served in several senior roles at Credit Suisse Group AG, including Global Head of Investor Relations, Corporate Communications and Marketing and Branding. Prior to 2015, Mr. Gishen was a partner at Ondra Partners, a financial advisory firm and previous to this worked as a Managing Director at Nomura and at Lehman Brothers in the area of equity capital markets. Mr. Gishen graduated from the University of Leeds.

Ronald Pasek

Ronald Pasek has served as a member of the Complete Solaria Board since February 2023. Since 2015, Mr. Pasek has served as the chairman of the board of directors of Spectra7 Microsystems Inc., a Canadian publicly-traded consumer connectivity company. From 2016 to 2020, Mr. Pasek was Chief Financial Officer of NetApp. From 2009 until its acquisition by Intel in December 2015, Mr. Pasek served as Senior Vice President, Finance and Chief Financial Officer of Altera Corporation, a worldwide provider of programmable logic devices. Mr. Pasek was previously employed by Sun Microsystems, in a variety of roles including Vice President, Corporate Treasurer and Vice President of worldwide field finance, worldwide manufacturing and U.S. field finance. Mr. Pasek holds a B.S. degree from San Jose State University and an M.B.A. degree from Santa Clara University.

Antonio R. Alvarez

Antonio R. Alvarez has served as a member of the Complete Solaria Board since November 2022. Mr. Alvarez served as the President of Complete Solaria since the merger of Complete Solar and Solaria in November 2022 until March 2023. From 2020 to 2022, Mr. Alvarez served as Solaria’s Chief Executive Officer. Prior to 2020, Mr. Alvarez served in various executive roles at Altierre Corporation, Aptina Imaging, Advanced Analogic Technologies, Leadis Technology and Cypress Semiconductor. Currently, Mr. Alvarez serves on the board of directors of NexGen Power Systems and previously served as a board member of SunEdison, SunEdison Semiconductor, ChipMOS Technology, and Validity Sensors. Mr. Alvarez holds a B.S. and an M.S. in Electrical Engineering from the Georgia Institute of Technology.

William J. Anderson

William J. Anderson served as the Chief Executive Officer of Complete Solaria from November 2022 to December 2023. From 2010 to 2022, he served as the Chief Executive Officer of Complete Solar. From 2007 to 2009, Mr. Anderson served as CEO of Risk Allocation Systems, Inc., a lending platform connecting automobile dealerships and credit unions in order to offer point of sale automobile loans to car buyers. From 2009 to 2010, Mr. Anderson served as Partner at SVE Partners, a boutique consulting firm serving technology start-ups and venture capital investors. Mr. Anderson holds a B.S. in Managerial Sciences from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

Role of Board in Risk Oversight

One of the key functions of the Complete Solaria Board is the informed oversight of Complete Solaria’s risk management process. The Complete Solaria Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Complete Solaria Board as a whole, as well as through various standing committees of the Complete Solaria Board that address risks inherent in their respective areas of oversight. In particular, the Complete Solaria Board is responsible for monitoring and assessing strategic risk exposure and Complete Solaria’s audit committee is responsible for considering and discussing Complete Solaria’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee monitors compliance with legal and regulatory requirements. Complete Solaria’s compensation committee assesses and monitors whether Complete Solaria’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the Closing of the Business Combination, our Board formed an audit committee, a compensation committee, and a nominating and corporate governance committee. The Complete Solaria Board may from time to time establish other committees.

Complete Solaria’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The audit committee consists of Ronald Pasek, who serves as the chairperson, Adam Gishen and Tidjane Thiam. Each member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Ronald Pasek qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses the requisite financial expertise required under the applicable requirements of Nasdaq.

The responsibilities of the audit committee include, among other things:

●	helping the board of directors oversee corporate accounting and financial reporting processes;

●	managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit Complete Solaria’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, Complete Solaria’s interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on financial risk assessment and financial risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes Complete Solaria’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

The Complete Solaria Board adopted a written charter of the audit committee which is available on Complete Solaria’s website.

Compensation Committee

The Compensation Committee consists of Antonio R. Alvarez, who serves as the chairperson, Ronald Pasek and Devin Whatley. Each committee member a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Although Mr. Alvarez is not an independent director, Section 5605(d)(2)(B) of the Nasdaq listing standards nonetheless permits the appointment of a non-independent director to the compensation committee if the board of directors, under exceptional and limited circumstances, determines that the non-independent director’s membership is required by the best interests of the company and its stockholders. Based on Mr. Alvarez’s extensive experience with Complete Solaria and familiarity with the industry, the Complete Solaria Board concluded that Mr. Alvarez’s appointment to, and membership on, the compensation committee was in the best interests of Complete Solaria and its stockholders. Further, a majority of the members of the compensation committee are independent directors. Mr. Alvarez is permitted to serve on the Compensation Committee for a maximum of two years.

The responsibilities of the compensation committee are:

●	reviewing and approving, or recommending that the Complete Solaria Board approve, the compensation of Complete Solaria’s executive officers and senior management;

●	reviewing and recommending to the Complete Solaria Board the compensation of Complete Solaria’s directors;

●	reviewing and approving, or recommending that the Complete Solaria Board approve, the terms of compensatory arrangements with Complete Solaria’s executive;

●	administering Complete Solaria’s stock and equity incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	reviewing, approving, amending and terminating, or recommending that the Complete Solaria Board approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for Complete Solaria’s executive officers and other senior management, as appropriate;

●	reviewing and establishing general policies relating to compensation and benefits of Complete Solaria’s employees; and

●	reviewing Complete Solaria’s overall compensation.

The Complete Solaria Board adopted a written charter for the compensation committee which is available on Complete Solaria’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Thurman J. Rodgers, who serves as the chairperson, and Adam Gishen. The responsibilities of the nominating and corporate governance committee are:

●	identifying, evaluating and selecting, or recommending that the Complete Solaria Board approve, nominees for election to the Complete Solaria Board;

●	evaluating the performance of the Complete Solaria Board and of individual directors;

●	evaluating the adequacy of Complete Solaria’s corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to the Complete Solaria Board regarding corporate governance guidelines and matters.

Code of Ethical Business Conduct

Complete Solaria has adopted a code of ethical business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which was by Complete Solaria at the closing and is available on Complete Solaria’s website. Complete Solaria’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that Complete Solaria’s Internet website address is provided as an inactive textual reference only. Complete Solaria will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2023, or at any other time, one of Complete Solaria’s officers or employees, except Mr. Alvarez who served as Complete Solaria’s president until March 2023. None of Complete Solaria’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of the compensation committee.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that Messrs. Rodgers, Whatley, Thiam, Gishen and Pasek, representing a majority of Complete Solaria’s proposed directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Executive Compensation

FACT

Employment Agreements

Prior to the closing of the Business Combination, FACT did not enter into any employment agreements with its executive officers and did not make any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No FACT executive officers or directors received any cash compensation for services rendered to FACT. FACT paid its sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team and other expenses and obligations of our sponsor. Executive officers and directors, or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on FACT’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Complete Solaria

Complete Solaria has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as FACT is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Complete Solaria’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2023 exceeded $100,000 and who were serving as executive officers as of December 31, 2023. Complete Solaria refers to these individuals as “named executive officers.” For 2023, Complete Solaria’s named executive officers were:

●	Chris Lundell, Complete Solaria’s Former Chief Executive Officer;

●	Brian Wuebbels, Complete Solaria’s Former Chief Financial Officer and current Chief Operations Officer;

●	William J. Anderson, Complete Solaria’s former Chief Executive Officer;

●	Antonio R. Alvarez, Complete Solaria’s former President;

●	Vikas Desai, Complete Solaria’s former President & General Manager, Business Units; and

●	Taner Ozcelik, Complete Solaria’s former Chief Executive Officer.

As previously reported on Complete Solaria’s Current Report on Form 8-K filed with the SEC on November 16, 2023, Taner Ozcelik was appointed as the Company’s Chief Executive Officer, effective November 20, 2023. However, as previously reported on Complete Solaria’s Current Report on Form 8-K filed with the SEC on November 28, 2023, Mr. Ozcelik and the Company agreed on November 21, 2023 that he would not continue as the Company’s Chief Executive Officer due to personal reasons. Mr. Ozcelik did not receive any compensation as Chief Executive Officer.

Complete Solaria believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Complete Solaria’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As Complete Solaria’s needs evolve, Complete Solaria intends to continue to evaluate its philosophy and compensation programs as circumstances require.

Summary Compensation Table

The following table shows information regarding the compensation of Complete Solaria’s named executive officers for services performed in the year ended December 31, 2023.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Chris Lundell Former Chief Executive Officer(2)	2023	$450,000	—	$4,560,000	—	$5,010,000
Brian Wuebbels Former Chief Financial Officer and current Chief Operation Officer(3)	2023	$330,000	—	$1,966,514	—	$2,296,514

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
William J. Anderson	2022	$300,000	$18,000	$103,444	—	$421,444
Former Chief Executive Officer(4)	2023	$380,000	—	$1,501,071	—	$1,881,071

Antonio R. Alvarez	2022	$331,000	—	—	—	$331,000
Former President(5)	2023	$360,000	—	—	—	$360,000

Vikas Desai(6)	2022	$305,000	—	$423,055	—	$728,055
Former President & General Manager, Business Units	2023	$360,000	—	$1,250,892	—	$1,610,892

(1)	Amounts reported in this column do not reflect the amounts actually received by Complete Solaria’s named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB ASC Topic 718, Stock-based Compensation. See Note 16 to Complete Solar’s audited financial statements and Note 13 to Solaria’s audited consolidated financial statements included elsewhere in this prospectus for discussion of assumptions made in determining the grant date fair value of its equity awards. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The shares underlying these options vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.
(2)	Mr. Lundell stepped down as the Chief Executive Officer in April 2024.
(3)	Mr. Wuebbels stepped down as the Chief Financial Officer in April 2024. Mr. Wuebbels will step down as Chief Operating Officer, effective as of August 16, 2024.
(4)	Mr. Anderson stepped down as the Chief Executive Officer in December 2023.
(5)	Mr. Alvarez left the company in March 2023.
(6)	Mr. Desai left the Company in October 2023.

Outstanding Equity Awards at December 31, 2023

The following table presents information regarding the outstanding option awards held by each of the named executive officers as of December 31, 2023:

Name	Grant Date (1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration $ Date
William J. Anderson	10/18/2016	10/18/2016	579,564	—		0.19	10/17/2026
	6/12/2020	6/1/2020	370,276	—	(2)	0.83	6/11/2030
	6/12/2020	6/1/2020	16,009	—	(2)	0.83	6/11/2030
	9/9/2022	3/1/2022	56,355	40,239	(2)	1.87	9/8/2032
	6/19/2023	6/19/2023	73,269	554,592	(3)	$5.18	6/18/2033
Antonio R. Alvarez	7/30/2020	5/11/2020	43,651	17,248	(3)	8.22	7/29/2030
	7/30/2020	5/11/2020	209,586	83,220	(3)	8.22	7/29/2030
Vikas Desai	6/22/2018	2/28/2018	4,244	—		10.03	6/21/2028
	10/28/2021	10/11/2021	46,975	61,389	(3)	4.62	10/27/2031
	10/28/2021	10/11/2021	75,178	98,294	(3)	4.62	10/27/2031
	9/28/2022	10/27/2022	11,748	38,456	(4)	11.45	9/27/2032
	9/28/2022	10/27/2022	2,076	6,670	(4)	11.45	9/27/2032
	6/11/2023	6/11/2023	33,845	255,937	(3)	$5.18	6/18/2033
Chris Lundell	12/21/2023	12/7/2023	—	3,000,000	(4)	$1.52	12/7/2033
Brian Wuebbels	6/11/2023	6/11/2023	63,297	316,339		$5.18	6/18/2033

(1)	All option awards were granted pursuant to the Complete Solaria’s 2023 Incentive Equity Plan (the “2023 Plan”) Complete Solaria’s 2022 Stock Plan (the “2022 Plan”), Complete Solaria’s 2011 Stock Plan (the “2011 Plan”), Complete Solaria’s 2016 Stock Plan (the “2016 Plan”) and Complete Solaria’s 2006 Stock Plan (the “2006 Plan”). As is described in greater detail below in the “Employee Benefit Plans” section, the 2016 Plan and 2006 Plan were assumed by Complete Solaria from Solaria in connection with the Complete Solar and Solaria Merger.
(2)	The total shares underlying the option award vest in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.
(3)	The total shares underlying the option award vest in 60 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.
(4)	20% of the total shares underlying the option award vest on the one-year anniversary of the vesting commencement date, thereafter 1/60th of the total shares underlying the option award vest in 60 equal monthly installments.

Employment Arrangements with Named Executive Officers

Each of Complete Solaria’s named executive officers is an at-will employee. Each officer is currently party to an employment agreement setting forth their terms of employment. The employment agreements with each named executive officer provides that if such officer’s employment is terminated for any reason other than cause (as defined in the employment agreement), death or disability, or if such officer resigns for good reason (as defined in the employment agreement), and provided that in either case such termination constitutes a separation from service (as defined in the employment agreement) and the separation is not on or within 12 months following a change of control, then subject to such officer executing a release agreement in Complete Solaria’s favor, and continuing to comply with all of his obligations to Complete Solaria and its affiliates, he will receive the following benefits: (a) payment of such officer’s earned but unpaid base salary; (b) payment of such officer of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment to such officer of any vested benefits to which he may be entitled under any applicable plans and programs of the Company; (d) a severance payment equal to six months of such officer’s then base salary plus a pro rata portion of such officer’s bonus with respect to the fiscal year in which such termination or such resignation occurs; (e) if such officer timely and properly elects to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985(“COBRA”), payment of such officer’s COBRA premium expenses until the earliest of (i) the six-month anniversary of the termination date; (ii) the date such officer is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such officer becomes eligible to receive substantially similar coverage from another employer; and (f) the applicable post-termination exercised period for any vested options will extend to the earlier of (i) the six-month anniversary of the termination date, (ii) the expiration date of the option or (iii) earlier termination upon a corporate transaction.

In addition, the employment agreements with each named executive officer provide that if such officer’s employment is terminated for any reason other than cause (as defined in the employment agreement), death or disability, or if such officer resigns for good reason (as defined in the employment agreement), and provided that in either case such termination constitutes a separation from service (as defined in the employment agreement) and the separation is on or within 12 months following a change of control, then subject to such officer executing a release agreement in Complete Solaria’s favor, and continuing to comply with all of his obligations to Complete Solaria and its affiliates, he will receive the following benefits: (a) payment of such officer’s earned but unpaid base salary; (b) payment of such officer of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment to such officer of any vested benefits to which he may be entitled under any applicable plans and programs of the Company; (d) a severance payment equal to 12 months of such officer’s then base salary plus a pro rata portion of such officer’s bonus with respect to the fiscal year in which such termination or such resignation occurs; (e) if such officer timely and properly elects to continue group health care coverage under COBRA, payment of such officer’s COBRA premium expenses until the earliest of (i) the 12-month anniversary of the termination date; (ii) the date such officer is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such officer becomes eligible to receive substantially similar coverage from another employer; (f) the applicable post-termination exercised period for any vested options will extend to the earlier of (i) the 12-month anniversary of the termination date, (ii) the expiration date of the option or (iii) earlier termination upon a corporate transaction; and (g) acceleration of 50% of such officer’s remaining unvested outstanding stock options subject to time-based vesting.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Complete Solaria seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.

Bonuses

Beginning January 1, 2023, each of our named executive officers was eligible for an annual bonus of 50% of such officer’s annual gross salary, based on criteria determined by our board of directors, including, but not limited to, the satisfaction of minimum performance standards, and the achievement of budgetary and other objectives, set by our board of directors in its sole and absolute discretion.

Director Compensation

In 2023, Complete Solaria granted its directors stock options for their contributions to the operations of the business. The following table provides the compensation for each member of the Board for 2023:

Name	Fees Earned or Paid in Cash	Option Awards		All other Compensation	Total
Thurman J. Rodgers	—	$132,925	(1)	—	$132,925
Adam Gishen	—	$89,881	(1)	—	$89,881
Antonio R. Alvarez	—	$86,034	(1)	—	$86,034
Chris Lundell	—	$86,034	(1)	—	$86,034
Devin Whatley	—	$100,461	(1)	—	$100,461
Ron Pasek	—	$100,461	(1)	—	$100,461
Tidjane Thiam	—	$86,034	(1)	—	$86,034
William J. Anderson	—	—		—	—

(1)	The total shares underlying the option award fully vest on the one-year anniversary of the vesting commencement date.

Executive Compensation

Complete Solaria’s compensation committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by Complete Solaria are intended to provide for compensation that is sufficient to attract, motivate and retain executives of Complete Solaria and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Nonqualified Deferred Compensation

Complete Solaria’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Complete Solaria during 2023. Complete Solaria’s board of directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the company’s best interests.

Pension Benefits

Complete Solaria’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Complete Solaria during 2023.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Complete Solaria believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Complete Solaria believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. In July 2023, our board of directors adopted the 2023 Incentive Equity Plan (the “2023 Plan”) and the Employee Stock Purchase Plan (the “ESPP”). The 2023 Plan and the ESPP became effective immediately upon the Closing of the Business Combination. Below is a description of the 2023 Plan, the ESPP, 2022 Plan, the 2011 Plan, the 2016 Plan and the 2006 Plan. The 2022 Plan is the successor of the Complete Solar 2021 Stock Plan, which was amended and assumed by Complete Solaria in connection with the Required Transaction. The 2011 Plan is the Complete Solar 2011 Stock Plan that was assumed by Complete Solaria in the Required Transaction.

The 2016 Plan and the 2006 Plan are the Solaria stock plans that were assumed by Complete Solaria in the Required Transaction.

Complete Solaria 2023 Incentive Equity Plan

In July 2023, our board of directors adopted and our stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing.

Eligibility. Any individual who is an employee of Complete Solaria or any of its affiliates, or any person who provides services to Complete Solaria or its affiliates, including consultants and members of Complete Solaria’s Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator.

Awards. The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Complete Solaria’s affiliates.

Authorized Shares. Initially, a maximum number of 8,763,322 of shares of Complete Solaria Common Stock may be issued under the 2023 Plan. In addition, the number of shares of Complete Solaria Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of Complete Solaria’s Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Complete Solaria Common Stock determined by Complete Solaria’s Board prior to the date of the increase. The maximum number of shares of Complete Solaria Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

The unused shares subject to stock awards granted under the 2023 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Complete Solaria acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2023 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2023 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to Complete Solaria’s Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration. Complete Solaria’s Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. Complete Solaria’s Board may also delegate to one or more of Complete Solaria’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Complete Solaria Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Complete Solaria Common Stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Complete Solaria or any of Complete Solaria’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Complete Solaria or any of Complete Solaria’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death, or 12 months following the date of disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Complete Solaria Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Complete Solaria Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Complete Solaria’s Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Complete Solaria’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Complete Solaria’s total combined voting power or that of any of Complete Solaria’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards will generally be granted in consideration for a participant’s services, but may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Complete Solaria Common Stock, a combination of cash and shares of Complete Solaria Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with Complete Solaria ends for any reason, Complete Solaria may receive any or all of the shares of Complete Solaria Common Stock held by the participant that have not vested as of the date the participant terminates service with Complete Solaria through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Complete Solaria Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Complete Solaria Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Complete Solaria or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Complete Solaria or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2023 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Complete Solaria Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Complete Solaria’s Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of Complete Solaria, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares subject to the 2023 Plan, (2) the class(es) and maximum number of shares that may be issued pursuant to the exercise of incentive stock options, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2023 Plan in the event of a corporate transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with Complete Solaria or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2023 Plan may be assumed, or continued by any surviving or acquiring corporation (or its parent company), or new awards may be issued by such surviving or acquiring corporation (or its parent company) in substitution of such awards, and any reacquisition or repurchase rights held by Complete Solaria with respect to the stock award may be assigned to Complete Solaria’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Complete Solaria with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction). Any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by Complete Solaria with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Complete Solaria Common Stock in connection with the corporate transaction, over (ii) if applicable, any per share exercise price payable by such holder.

Plan Amendment or Termination. Complete Solaria’s Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of Complete Solaria’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

Complete Solaria 2023 Employee Stock Purchase Plan

In July 2023, our board of directors adopted and our stockholders approved the 2023 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately upon the closing.

Administration. Complete Solaria’s Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. Complete Solaria’s employees and the employees of any of its designated affiliates, as designated by Complete Solaria’s Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Complete Solaria or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with Complete Solaria or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, Complete Solaria’s Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of Complete Solaria and its related corporations will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Complete Solaria’s capital stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Complete Solaria capital stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Complete Solaria’s Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Complete Solaria’s stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Complete Solaria’s stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Complete Solaria Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Complete Solaria Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Complete Solaria and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to Complete Solaria and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, Complete Solaria will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Complete Solaria or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Complete Solaria will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares of Complete Solaria Common Stock within ten business days (or such other period specified by the plan administrator) prior to the corporate transaction, and the participants’ purchase rights will terminate immediately thereafter.

Amendment and Termination. Complete Solaria’s Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Complete Solaria’s stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by Complete Solaria’s Board in accordance with the terms of the ESPP.

Complete Solaria 2022 Stock Plan

Complete Solaria’s board of directors adopted, and Complete Solaria’s stockholders approved, the 2022 Plan in October 2022 in connection with the Required Transaction. The 2022 Plan amends and restates Complete Solar’s 2021 Stock Plan.

Stock Awards. The 2022 Plan provides for the grant of incentive stock options (“ISOs”) and nonstatutory stock options to purchase shares of Complete Solaria common stock and restricted stock awards (collectively, “stock awards”). ISOs may be granted only to Complete Solaria employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to Complete Solaria employees, non-employee directors and consultants and the employees and consultants of Complete Solaria affiliates. Complete Solaria has granted stock options and restricted stock awards under the 2022 Plan. As of December 31, 2022, 1,413,851 shares of Complete Solaria common stock were issuable pursuant to outstanding options, restricted stock awards, and other purchase rights and 918,55 shares of Complete Solaria common stock were available for future issuance under the 2022 Plan.

The 2022 Plan will terminate when the 2023 Plan becomes effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2022 Plan will remain outstanding, subject to the terms of Complete Solaria’s 2022 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

If a stock award granted under the 2022 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Complete Solaria common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2022 Plan (in the event that the 2023 Plan does not become effective as described in the preceding paragraph). In addition, the following types of shares of Complete Solaria common stock under the 2022 Plan may become available for the grant of new stock awards under the 2022 Plan: (1) shares that are forfeited to or repurchased by Complete Solaria prior to becoming fully vested; (2) shares retained to satisfy income or employment withholding taxes; (3) shares retained to pay the exercise or purchase price of a stock award; or (4) shares surrendered pursuant to an option exchange program.

Administration. Complete Solaria’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2022 Plan. Complete Solaria’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) grant stock awards to such individuals within parameters specified by the Board. Subject to the terms of the 2022 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Complete Solaria common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Complete Solaria’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with Complete Solaria or any of its affiliates ceases due to disability or death, or an optionholder dies within 3 months following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following such disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash; (2) check; (3) to the extent permitted under applicable laws, a promissory note; (4) cancellation of indebtedness; (5) other previously owned Complete Solaria shares; (6) a cashless exercise; (7) such other consideration and method of payment permitted under applicable laws; or (8) any combination of the foregoing methods of payment.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of Complete Solaria common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Complete Solaria stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Complete Solaria or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit. The maximum number of shares of Complete Solaria common stock that may be issued upon the exercise of ISOs under the 2022 Plan is 6,677,960 shares plus, to the extent permitted by applicable law, any shares that again become available for issuance under the 2022 Plan.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. The permissible consideration for restricted stock awards are the same as apply to stock options. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Complete Solaria’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Complete Solaria upon the participant’s cessation of continuous service for any reason.

Changes to Capital Structure. In the event that there is a specified type of change in Complete Solaria’s capital structure, including without limitation a stock split or recapitalization, extraordinary divided payable in a form other than shares in an amount that has a material effect on the fair market value of the common stock, or any increase or decrease in the number of issued shares effected without receipt of consideration by Complete Solaria, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, and (2) the class and number of shares and price per share of stock (including any repurchase price per share) subject to outstanding stock awards.

Corporate Transactions. The 2022 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between Complete Solaria and the award holder, each outstanding award (vested or unvested) will be treated as the plan administrator determines, including (without limitation) taking one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arranging for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arranging for the assignment of any reacquisition or repurchase rights held by Complete Solaria in respect of Complete Solaria common stock issued pursuant to the stock award to a successor corporation, or (3) canceling the stock award in exchange for a cash payment, or no payment, as determined by the plan administrator (including a payment equal to the excess, if any, of the fair market value of the shares as of the closing date of such corporate transaction over any exercise or purchase price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of Complete Solaria common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or similar contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Under the 2022 Plan, a significant corporate transaction is generally the consummation of (1) a transfer of all or substantially all of Complete Solaria’s assets, (2) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owners of more than 50% of Complete Solaria’s then-outstanding capital stock, or (3) a merger, consolidation or other capital reorganization or business combination transaction of Complete Solaria with our into another corporation, entity or person.

Transferability. A participant generally may not transfer stock awards under the 2022 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2022 Plan.

Amendment and Termination. Complete Solaria’s board of directors has the authority to amend, suspend or terminate the 2022 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Complete Solaria’s stockholders. Unless terminated sooner by Complete Solaria’s board of directors, the 2022 Plan will automatically terminate in October, 2032. No stock awards may be granted under the 2022 Plan while it is suspended or terminated.

Complete Solar 2011 Stock Plan

Complete Solar’s board of directors adopted the 2011 Plan in January 2011 and was amended from to time by Complete Solar’s board of directors and its stockholders. The 2011 Plan was terminated in November, 2021 in connection with Complete Solaria’s adoption of the 2022 Plan, and no new awards may be granted under it. The 2011 Plan was assumed by Complete Solaria in connection with the Required Transaction. Outstanding awards granted under the 2011 Plan remain outstanding, subject to the terms of the 2011 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2022, options to purchase 3,542,418 shares of Complete Solaria’s common stock were outstanding under the 2011 Plan.

Plan Administration. Complete Solaria’s board of directors or a duly authorized committee of the board of directors administers the 2011 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2011 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and price per share and repurchase price, if applicable, of any outstanding stock awards.

Corporate Transactions. In the event of a sale of all or substantially all of our assets or our merger, consolidation or other capital reorganization or business combination transaction with or into another corporation, entity or person, our 2011 Plan provides that any surviving or acquiring corporation (or parent thereof) may assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof), or such awards may be terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the stock subject to such awards vested and exercisable as of immediately prior to the consummation of such corporate transaction. If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, or exchange such awards for a payment, then each such outstanding award shall terminate upon consummation of the corporate transaction.

Change in Control. In the event of a change in control (as defined in the 2011 Plan), a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or in any other written agreement between us and a participant. In the absence of such a provision, no such acceleration will occur.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2011 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Solaria 2016 Stock Plan

Solaria’s board of directors adopted, and Solaria’s stockholders approved, the 2016 Plan, in May 2016 and July 2016, respectively. Complete Solaria assumed the 2016 Plan in connection with the Required Transaction. The 2016 Plan was terminated in November 2022 in connection with the Required Transaction, and no new awards may be granted under it. Outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of the 2016 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2022, options to purchase 34,212 shares of Complete Solaria’s common stock were outstanding under the 2016 Plan.

Plan Administration. Complete Solaria’s board of directors or a duly authorized committee administers the 2016 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, Complete Solaria’s common stock subject to the 2016 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a Change in Control (as defined in the 2016 Plan), our 2016 Plan provides that unless otherwise provided in a written agreement between us and any participant or unless otherwise expressly provided by the board of directors at the time of grant of an award, any surviving or acquiring corporation (or parent thereof) may assume, continue or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume, continue or substitute outstanding awards in the corporate transaction, then the board of directors may provide for the accelerated vesting (in whole or in part) of any or all awards or may cancel any award for such consideration, if any, as the board of directors may consider appropriate.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2016 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Solaria 2006 Stock Plan

Solaria’s board of directors adopted, and Solaria’s stockholders approved, the 2006 Plan, in February 2006 and August 2006, respectively, and it was amended and restated from to time by Solaria’s board of directors and its stockholders. The 2006 Plan was terminated in February 2016 in connection with Solaria’s adoption of the 2016 Plan, and no new awards may be granted under it. Complete Solaria assumed the outstanding awards granted pursuant to the 2006 Plan in connection with the Required Transaction. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2022, options to purchase 34,212 shares of Complete Solaria’s common stock were outstanding under the 2006 Plan.

Plan Administration. Complete Solaria’s board of directors or a duly authorized committee administers the 2006 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2006 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions affecting the shares subject to the 2006 Plan, appropriate adjustments will be made to the class and number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a change in control (as defined in the 2006 Plan), our 2006 Plan provides that any successor corporation (or parent thereof) will assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, then the vesting of outstanding awards held by participants will accelerate in full and any repurchase rights held by us with respect to such awards will lapse, contingent upon the effectiveness of such transaction. Notwithstanding the foregoing, to the extent that stock awards will terminate if not exercised prior to the effective time of a corporate transaction, our board may provide that such awards will be canceled for a payment equal to the excess, if any, of the value of the property the holder would have received upon exercise of such award over any exercise price payable.

In addition, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to non-employee directors that are assumed or substituted for, if on or following the date of such assumption or substitution such individual’s status as a director is involuntarily terminated, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Also, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to participants that are assumed or substituted for, if either (x) such participant remains continuously employed by us or our successor through the one-year anniversary of such change in control or (y) such participant’s employment is involuntarily terminated without cause (as such term is defined in the 2006 Plan), or such participant’s duties are material diminished, in either case at any time prior to the one-year anniversary of such change in control, such individual will vest into such awards on an accelerated basis as if such individual had provided an additional 12 months of continuous service, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2006 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Health and Welfare Benefits

Complete Solaria provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan. Complete Solaria does not maintain any executive-specific benefit or perquisite programs.

Rule 10b5-1 Sales Plans

Complete Solaria’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Complete Solaria’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Emerging Growth Company Status

Complete Solaria is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Certain Relationships and Related Party Transactions

Other than the compensation arrangements for our directors and executive officers, which are described in the section titled “Executive Compensation,” below is a description of transactions since January 1, 2021 to which we were a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

FACT Related Party Transactions

Private Placement Warrants

On March 2, 2021, simultaneously with the closing of the IPO, FACT completed the private sale of an aggregate of 6,266,667 FACT Private Placement Warrants to the Sponsor at a purchase price of $1.50 per FACT Private Placement Warrant, generating gross proceeds to FACT of $9.4 million.

Each FACT Private Placement Warrant is exercisable for one whole share of Complete Solaria Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. The FACT Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, FACT entered into a Sponsor Support Agreement with the Sponsor, the parties thereto, including the FACT Initial Shareholders (together, the “Sponsor Signatories”, and Complete Solaria, pursuant to which the Sponsor Signatories agreed to, among other things:

●	vote in favor of the Business Combination Agreement and the transactions contemplated thereby;

●	not redeem their FACT Ordinary Shares;

●	from the Closing, at each of the first three annual meetings of the stockholders of Complete Solaria vote all of their shares of Complete Solaria Common Stock in favor of Mr. Thiam for election to the board of directors of Complete Solaria; and

●	be bound by certain other agreements and covenants related to the Business Combination, including vesting and forfeiture restrictions with respect to certain shares held by the Sponsor.

The Sponsor Support Agreement was entered into as an inducement for FACT and Complete Solaria to enter into the Business Combination Agreement, and consideration was not provided to the Sponsor Signatories in exchange for entering into the Sponsor Support Agreement.

Lock-Up Agreement

At Closing, Complete Solaria, the Sponsor, the Sponsor Key Holders (as defined in the Lock-Up Agreement) and Complete Solaria Key Holders (as defined in the Lock-Up Agreement), entered into the Lock-Up Agreement.

The Lock-Up Agreement contains certain restrictions on transfer with respect to securities of Complete Solaria held by the Sponsor, Sponsor Key Holders and Complete Solaria Key Holders immediately following the Closing (including shares of Complete Solaria Common Stock, Complete Solaria Private Warrants and any shares of Complete Solaria Common Stock issuable upon the exercise, conversion or settlement of derivative securities and promissory notes). Such restrictions began at the Closing and end on the earlier of (x) the twelve month anniversary of the Closing and (y) the date on which the volume weighted average price of Complete Solaria Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty consecutive trading day period beginning after the date that is 180 calendar days after the Closing and ending 365 calendar days following the Closing.

In connection with working capital lending arrangements between the Sponsor and third party investors, certain restrictions on transfer on the Class B Ordinary Shares (or shares into which such Class B Ordinary Shares convert), solely to be transferred by the Sponsor to such investors, were or shall be reduced to the three month anniversary of the Closing.

Advisory Fees to China Bridge Capital

In May 2021, FACT entered into an agreement with CBC, an affiliate of Edward Zeng, who is a member of the FACT board of directors, pursuant to which CBC agreed to provide advisory and investment banking services to FACT in connection with a potential business combination. Under amendment subsequent agreement, dated June 3, 2022, which supersedes the previous agreement among the parties, FACT agreed to pay CBC a customary advisory fee that would be negotiated at the time of the business combination. Mr. Gishen, on behalf of FACT, Mr. Zeng, in his capacity as a representative of CBC, are holding ongoing negotiations regarding the amount of the advisory fee payable to CBC under its June 2022 letter agreement with FACT. Prior the execution of the Original Business Combination Agreement, the FACT Special Committee and FACT Board approved a potential fee arrangement between FACT and CBC. The June 2022 agreement between FACT and CBC may be terminated by FACT or CBC at any time, with or without cause.

Related Party Loans

In order to finance transaction costs in connection with an intended business combination, the Sponsor, and certain of FACT’s officers and directors, loaned FACT funds (“Working Capital Loans”). After the closing of the business combination, FACT repaid the Working Capital Loans. After giving effect to the April 2022 FACT Note, June 2022 FACT Note and December 2022 FACT Note described below, up to $1.325 million of additional Working Capital Loans were convertible into Private Placement Warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants are identical to the Private Placement Warrants. As of December 31, 2021 and 2020, FACT had no borrowings under the Working Capital Loans.

On April 1, 2022, FACT issued the April 2022 FACT Note. The proceeds of the April 2022 FACT Note, which was drawn down from time to time until FACT consummated the initial business combination, were used for general working capital purposes. The April 2022 FACT Note bore no interest and was payable in full upon the earlier to occur of (i) 24 months from the closing of the IPO (or such later date as may be extended in accordance with the terms of our amended and restated memorandum and articles of association) or (ii) the closing of the business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the April 2022 FACT Note may have been accelerated. Prior to FACT’s first payment of all or any portion of the principal balance of the April 2022 FACT Note in cash, the Sponsor had the option to convert all, but not less than all, of the principal balance of the April 2022 FACT Note into Working Capital Warrants, each warrant exercisable for one ordinary share of FACT at an exercise price of $1.50 per share. The terms of the Working Capital Warrants are identical to the warrants issued by FACT to the Sponsor in a private placement that was consummated in connection with the IPO. The Sponsor is entitled to certain registration rights relating to the Working Capital Warrants. The issuance of the April 2022 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On June 6, 2022, FACT issued the June 2022 FACT Note. The proceeds of the June 2022 FACT Note, which was drawn down from time to time until FACT consummated the initial business combination, were used for general working capital purposes. The June 2022 FACT Note bore no interest and is payable in full upon the earlier to occur of (i) 24 months from the closing of the IPO (or such later date as may be extended in accordance with the terms of our amended and restated memorandum and articles of association) or (ii) the closing of the business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the June 2022 FACT Note would have been accelerated. Prior to FACT’s first payment of all or any portion of the principal balance of the June 2022 FACT Note in cash, the Sponsor had the option to convert all, but not less than all, of the principal balance of the June 2022 FACT Note into Working Capital Warrants, each warrant exercisable for one ordinary share of FACT at an exercise price of $1.50 per share. The terms of the Working Capital Warrants were identical to the warrants issued by FACT to the Sponsor in a private placement that was consummated in connection with the IPO. The Sponsor is entitled to certain registration rights relating to the Working Capital Warrants. The issuance of the June 2022 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On December 14, 2022, FACT issued the December 2022 FACT Note. The proceeds of the December 2022 FACT Note, which were drawn down from time to time until FACT consummated the initial business combination, were used for general working capital purposes. The December 2022 FACT Note bore no interest and was payable in full upon the earlier to occur of (i) 24 months from the closing of our IPO (or such later date as may be extended in accordance with the terms of our Articles of Association) or (ii) the closing of the business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the December 2022 FACT Note may have been accelerated. Prior to FACT’s first payment of all or any portion of the principal balance of the December 2022 FACT Note in cash, the payees thereunder had the option to convert all, but not less than all, of the principal balance of the December 2022 FACT Note into Working Capital Warrants, each warrant exercisable for one ordinary share of FACT at an exercise price of $1.50 per share. The terms of the Working Capital Warrants are identical to the warrants issued by FACT to the Sponsor in a private placement that was consummated in connection with the IPO. The payees under the December 2022 FACT Note are entitled to certain registration rights relating to the Working Capital Warrants. The issuance of the December 2022 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 28, 2023, FACT issued the February 2023 FACT Note. The proceeds of the February 2023 FACT Note, $1,600,000 of which was drawn down on or about the date thereof, $400,000 of which was drawn down, in accordance with the schedule set forth therein when FACT chose to extend the date by which it would consummate the initial business combination beyond June 2, 2023, and $100,000 of which was drawn down on an as-needed basis with the mutual consent of FACT and the Sponsor, was used for general working capital purposes. The February 2023 FACT Note bore no interest and was payable in full upon the consummation of a business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the February 2023 FACT Note may have been accelerated. The issuance of the February 2023 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On May 31, 2023, FACT issued the May 2023 FACT Note. The proceeds of the May 2023 FACT Note were used for general working capital purposes. The May 2023 FACT Note bore no interest and was payable in full upon the consummation of a business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action would have been deemed an event of default, in which case the May 2023 FACT Note may have been accelerated. The issuance of the May 2023 FACT Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Administrative Support Service

Commencing on the date of the IPO, FACT agreed to pay the Sponsor up to $10,000 per month for office space and administrative support services. These were paid on a monthly basis via invoices, and there was no amount due under the Administrative Services Agreement as of December 31, 2021. For the years ended December 31, 2021 and 2022, FACT paid the Sponsor $2,114 and $0, respectively, in expenses in connection with such services.

Complete Solaria Related Party Transactions

Complete Solaria 2022 Note Financing

Beginning on October 3, 2022, Complete Solar entered into the Complete Solaria Subscription Agreements with certain investors pursuant to which such investors purchased the 2022 Convertible Notes. In addition, the Rodgers Massey Revocable Living Trust purchased a convertible note from Complete Solaria in an amount equal to approximately $6.7 million (the “RMRLT Rollover Note”), in consideration for Rodgers Massey Revocable Living Trust’s former investment in Solaria, which were assumed and cancelled by Complete Solaria. The RMRLT Rollover Note and the 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the Closing, the RMRLT Rollover Note and the 2022 Convertible Notes converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement. In addition, the Sponsor transferred to the holders of 2022 Convertible Notes a pro rata percentage of (i) 666,667 Founder Shares and (ii) 484,380 Private Placement Warrants held by the Sponsor.

The following table summarizes the RMRLT Rollover Note and the 2022 Convertible Notes with related persons.

Name	Purchase Amount	Number of Shares		Private Placement Warrants
Rodgers Massey Revocable Living Trust(1)	$6,723,179	1,039,988	(6)	81,468
Rodgers Massey Revocable Living Trust(1)	$4,000,000	616,482	(7)	48,470
Rodgers Massey Revocable Living Trust(1)	$3,500,000	543,449	(8)	42,411
Rodgers Massey Revocable Living Trust(1)	$3,500,000	528,490	(9)	42,411
Edward Zeng(2).	$2,400,000	372,237	(10)	29,081
Tidjane Thiam(3)	$1,000,000	155,270	(11)	12,177
NextG Tech Limited(4)	$900,000	135,897	(12)	10,905
Adam Gishen(5)	$100,000	15,526	(13)	1,211

(1)	Thurman J. “TJ” Rodgers is the Chief Executive Officer of Complete Solaria, a member of Complete Solaria’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust. The Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock.

(2)	Edward Zeng was a director of FACT until the Closing of the Business Combination.

(3)	Tidjane Thiam was the Executive Chairman of FACT until the Closing of the Business Combination and is a director of Complete Solaria.

(4)	NextG is an affiliate of Edward Zeng, a former director of FACT.

(5)	Adam Gishen was the Chief Executive Officer of FACT and is a director of Complete Solaria.

(6)	Includes 927,860 shares of Complete Solaria common stock and 112,128 Founder Shares.

(7)	Includes 549,771 shares of Complete Solaria common stock and 66,711 Founder Shares.

(8)	Includes 485,077 shares of Complete Solaria common stock and 58,372 Founder Shares.

(9)	Includes 470,118 shares of Complete Solaria common stock and 58,372 Founder Shares.

(10)	Includes 332,211 shares of Complete Solaria common stock and 40,026 Founder Shares.

(11)	Includes 138,593 shares of Complete Solaria common stock and 16,677 Founder Shares.

(12)	Includes 120,887 shares of Complete Solaria common stock and 15,010 Founder Shares.

(13)	Includes 13,859 shares of Complete Solaria common stock and 1,667 Founder Shares.

In addition, holders of 2022 Convertible Notes are entitled to receive, on a pro rata basis, up to an additional (i) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange, and (ii) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $15.00 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange,

Stockholder Support Agreement

On October 3, 2022, FACT, Complete Solar and certain stockholders of Complete Solar, entered into the Complete Solar Stockholder Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Business Combination and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Complete Solar agreed, among other things, to effect the Complete Solar Preferred Conversion, not to transfer any of their shares of Complete Solar common stock and Complete Solar preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Complete Solar Stockholder Support Agreement.

Complete Solar and Solaria Merger

On October 3, 2022, Complete Solar and Solaria entered into a Required Transaction Merger Agreement to form Complete Solaria. Pursuant to the Required Transaction Merger Agreement, Solaria was acquired by Complete Solar Holding Corporation and Complete Solar Midco, LLC, by means of a statutory merger of Complete Solar Merger Sub, Inc., with and into Solaria, pursuant to which Solaria would survive and become a wholly-owned subsidiary of Complete Solar Midco, LLC an indirect wholly-owned Subsidiary of Complete Solar Holding Corporation.

As a result of the Required Transaction, certain stockholders of Complete Solar who were formerly holders of securities of Solaria have a right to appoint Antonio R. Alvarez, Thurman J. Rodgers and Steven J. Gomo to the Board of Directors of Complete Solaria. Thurman J. Rodgers is trustee of the Rodgers Massey Revocable Living Trust, which is a 5% holder of Complete Solaria Capital Stock. Further, Vikas Desai and Arnaud Lepert were offered employment with Complete Solaria. Equity and other compensation, termination, change in control and other arrangements for these individuals are described in the section titled “Executive and Director Compensation.”

As a result of the Required Transaction, the following Solaria security holders, entities affiliated with Park West Asset Management LLC; Rodgers Massey Revocable Living Trust; South Lake One, LLC; and Eastern Win Development Holdings Limited, received equity consideration such that each currently holds more than 5% of Complete Solaria’s outstanding capital stock.

As a result of the Required Transaction, the following Complete Solar stockholders, Ecosystem Integrity Fund II, L.P. and The Libra Foundation, each holds more than 5% of Complete Solaria’s outstanding capital stock.

Complete Solar Preferred Stock Financings

From March 2022 through April 2022, Complete Solar issued and sold an aggregate of 2,660,797 shares of its Series D-1 Preferred Stock for a cash purchase price of $4.9733 per share, 62,498 shares of its Series D-2 Preferred Stock for a cash purchase price of $1.8650 per share, and 48,256 shares of its Series D-3 Preferred Stock for a cash purchase price of $1.5542 per share (together, the “Complete Solar Series D Preferred Stock”), for aggregate gross proceeds of $13.4 million. Each share of Complete Solar’s Series D Preferred Stock was cancelled in exchange for the right to receive shares of the Complete Solaria’s Common Stock upon the Closing.

In January 2020, Complete Solar issued and sold an aggregate of 2,800,283 shares of its Series C-1 Preferred Stock for a cash purchase price of $2.6497 per share for aggregate gross proceeds of $7.4 million (the “Complete Solar Series C Preferred Stock”). Each share of Complete Solar’s Series C-1 Preferred Stock was cancelled in exchange for the right to receive shares of the Complete Solaria’s Common Stock upon the Closing.

The following table summarizes the participation in the foregoing transactions by Complete Solaria’s directors, executive officers, and holders of more than 5% of any class of Complete Solaria’s capital stock as of the date of such transactions:

Complete Solar Preferred Stock Transactions

Name of Stockholder	Shares of Series C-1 Preferred Stock	Shares of Series D-1 Preferred Stock	Aggregate Purchase Price
The Libra Foundation(1)	1,301,791	158,448	$3,947,507
Ecosystem Integrity Fund II, L.P.(2)	628,524	672,280	$4,675,791

(1)	The Libra Foundation is a 5% holder of Complete Solaria capital stock.

(2)	Ecosystem Integrity Fund II, L.P. is a 5% holder of Complete Solaria capital stock.

Solaria Preferred Stock Financings

From June 2019 through July 2020, Solaria issued and sold an aggregate of 5,367,134 shares of its Series E-1 Preferred Stock for a cash purchase price of $9.17 per share (the “Solaria Series E Preferred Stock”), for aggregate gross proceeds of $47.5 million. Shares of Solaria’s Series E Preferred Stock were exchanged for shares in Complete Solaria pursuant to the terms of the Required Transaction.

Solaria Preferred Stock Transactions

Name of Stockholder	Shares of Series E-1 Preferred Stock	Aggregate Purchase Price
Rodgers Massey Revocable Living Trust(1)	2,363,776	$20,000,000

(1)	Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria capital stock.

Simple Agreements For Future Equity

Solaria previously entered into certain Simple Agreements for Future Equity (“SAFEs”) to raise funding. In connection with the Required Transaction, the outstanding Solaria SAFEs were assumed by and assigned to Complete Solaria and converted into Complete Solaria stock. The SAFE dated December 24, 2020 and amended February 23, 2021, by and between Solaria and Rodgers Massey Revocable Living Trust, for a purchase amount of $2,000,000, converted to 453,981 shares of Complete Solaria stock at a price per share of $4.405464. The SAFE dated March 3, 2022 and amended March 11, 2022, by and between Solaria and Rodgers Massey Revocable Living Trust, for a purchase amount of $2,000,000, converted to 453,981 shares of Complete Solaria stock at a price per share of $4.405464. Thurman J. “TJ” Rodgers is the Chief Executive Officer, a member of Complete Solaria’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust. The Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock. The SAFE dated March 12, 2021, by and between Solaria and entities affiliated with Park West Asset Management LLC, for a total purchase amount of $17,500,000. Park West Investors Master Fund, Limited invested $15,500,000, which converted into 3,518,358 shares Complete Solaria stock at a price per share of $4.405464. Park West Partners International, Limited invested $2,000,000, which converted into 453,981 shares of Complete Solaria stock at a price per share of $4.405464. The entities affiliated with Park West Asset Management LLC are a 5% holder of Complete Solaria’s capital stock.

On January 31, 2024, we entered into the First SAFE with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”) in connection with the Purchaser investing $1.5 million in us. The First SAFE was initially convertible into shares of our common stock, par value $0.0001 per share, upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we have issued and sold common stock in an equity financing at a per share conversion price which was equal to the lower of (i) (a) $53.54 million divided by (b) our capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of our common stock sold in the Equity Financing. If we consummated a change of control prior to the termination of the First SAFE, the Purchaser will would have been automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of our common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) our capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of our common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price of our common stock on January 31, 2024, multiplied by (ii) 80%.

On February 15, 2024, we entered into the Second SAFE with the Purchaser in connection with the Purchaser investing $3.5 million in us. The Second SAFE was initially convertible into shares of our common stock upon the initial closing of an Equity Financing at a per share conversion price which was equal to the lower of (i) the SAFE Price, and (ii) 80% of the price per share of our common stock sold in the Equity Financing. If we consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of our common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of our common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing price of our common stock on February 15, 2024, multiplied by (ii) 80%.

On April 21, 2024, we entered into an amendment to each of our First SAFE and Second SAFE with the Rodgers Massey Freedom and Free Markets Charitable Trust to convert the invested amounts into shares of our common stock. The conversion share price was $0.36, calculated as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. The First SAFE and Second SAFE converted into 4,166,667 and 9,722,222 shares of our common stock, respectively.

On May 13, 2024, we entered into the Rodgers Group SAFE with the Rodgers Group in connection with the Rodgers Group investment of $1,000,000. The Rodgers Group SAFE is convertible into shares of Common Stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we issue and sell Common Stock in an equity financing at a per share conversion price which is equal to 50% of the price per share of common stock sold in the Equity Financing. If we consummate a change of control prior to the termination of the Rodgers Group SAFE, the Rodgers Group will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1,000,000, subject to certain adjustments as set forth in the Rodgers Group SAFE. The Rodgers Group SAFE is convertible into a maximum of 2,750,000 shares of common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the common stock on May 13, 2024, multiplied by (ii) 50%. Thurman J. Rodgers is a trustee of the Rodgers Group, the Executive Chairman of our board of directors, and our Chief Executive Officer.

Warrants

Complete Solaria issued warrants to purchase shares of its capital stock to certain holders of 5% of its capital stock. The following table summarizes the participation in the foregoing transactions by Complete Solaria’s holders of more than 5% of any class of Complete Solaria’s capital stock as of the date of such transactions:

Name of Stockholder	Common Stock Warrants	Series C Preferred Stock Warrants
The Libra Foundation(1)	358,341	-
Ecosystem Integrity Fund II, L.P.(2)	-	1,000,000

(1)	The Libra Foundation is a 5% holder of Complete Solaria capital stock.

(2)	Ecosystem Integrity Fund II, L.P. is a 5% holder of Complete Solaria capital stock.

Assignment Agreement

On October 5, 2023, Complete Solaria entered into an assignment and acceptance agreement (the “Assignment Agreement”) with Rodgers Massey Revocable Living Trust and other parties. Pursuant to the terms of the Assignment Agreement, among other things, Rodgers Massey Revocable Living Trust assumed $1,500,000 of the aggregate $5,000,000 in revolving loans outstanding for Complete Solaria under that certain Loan Agreement. Thurman J. “TJ” Rodgers is the Executive Chairman of Complete Solaria’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust. The Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock.

Common Stock Purchase Agreements

On December 18, 2023, the Company entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of common stock of the Company, par value $0.0001 (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $4,999,999.20. The Purchasers paid for the Shares in cash. Thurman J. “TJ” Rodgers is the Chief Executive Officer, Executive Chairman of Complete Solaria’s board of directors and is a trustee of the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust. Rodgers Massey Revocable Living Trust is a 5% holder of Complete Solaria’s capital Stock.

Exchange Agreement

On July 1, 2024, we entered into the Exchange Agreement with Carlyle and Kline Hill, pursuant to which, among other things, we agreed to issue (i) convertible notes to Carlyle and Kline Hill and (ii) shares of Common Stock to Kline Hill. For more details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Exchange Agreement.”

Common Stock Purchase Agreements

On July 1, 2024, the Company entered into the Purchase Agreements with Kline Hill. Pursuant to the terms of the Purchase Agreements, Kline Hill purchased an aggregate of 1,500,000 shares of Common Stock in consideration for the cancellation of indebtedness owed to Kline Hill. Kline Hill is a 5% holder of Complete Solaria’s capital stock.

2024 Note Financing

On July 1, 2024, we entered into Note Purchase Agreements and the Exchange Agreement (together the “July 2024 Purchase Agreement”), pursuant to which we issued to certain accredited investors and qualified institutional buyers approximately $50.0 million in aggregate principal amount in a convertible promissory note (the “July 2024 Notes”). The July 2024 Notes accrue at a rate of interest of 12.0% which will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2025. The July 2024 Notes are convertible at the option of the holders at any time prior to the payment of the payment of the principal amount of such convertible note in full. Upon conversion of any convertible note, the Company will satisfy its conversion obligation by delivering shares of Common Stock and paying cash in respect of any fractional shares. The conversion rate for the convertible notes is initially equal to 595.2381 shares of common stock per $1,000 principal amount due under the convertible notes, which is equivalent to an initial conversion price of approximately $1.68 per share of Common Stock and represents a premium of approximately 50.0% above the last reported sale price of the Common Stock on the Nasdaq Global Market on June 28, 2024. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the convertible notes. The following table summarizes the participation in the July 2024 Note Financing by Complete Solaria’s holders of more than 5% of any class of Complete Solaria’s capital stock as of the date of such transactions:

Name of Stockholder	Aggregate Purchase Price
Rodgers Massey Revocable Living Trust	$18,000,000
CRSEF Solis Holdings, L.L.C.	$10,000,000
Kline Hill Partners Opportunity IV SPV LLC	$1,993,183
Kline Hill Partners IV SPV LLC	$1,993,183
Kline Hill Partners Fund LP	$3,986,365

Employment Arrangements

Complete Solaria has entered into employment agreements with certain of its executive officers. For more information regarding these agreements with Complete Solaria’s named executive officers, see the section titled “Executive and Director Compensation-Employment Arrangements with Named Executive Officers.”

Stock Option Grants to Directors and Executive Officers

Complete Solaria has granted stock options to certain of its directors and executive officers. For more information regarding the stock options and stock awards granted to Complete Solaria’s directors and named executive officers, see the section titled “Executive and Director Compensation.”

Indemnification Agreements

Complete Solaria entered into new indemnification agreements with the directors and officers of Complete Solaria following the Business Combination.

Complete Solaria’s certificate of incorporation contains provisions limiting the liability of directors, and Complete Solaria’s amended and restated bylaws provide that Complete Solaria will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. Complete Solaria’s amended and restated certificate of incorporation and amended and restated bylaws also provide the Complete Solaria’s Board with discretion to indemnify Complete Solaria’s employees and other agents when determined appropriate by Complete Solaria’s Board.

Policies and Procedures for Related Person Transactions

The Complete Solaria Board adopted a written related person transactions policy that sets forth Complete Solaria’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Complete Solaria policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Complete Solaria or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class Complete Solaria’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Complete Solaria’s audit committee (or, where review by the Complete Solaria’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, the Complete Solaria will rely on information supplied by Complete Solaria’s executive officers, directors and certain significant stockholders. In considering a related person transaction, Complete Solaria’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to Complete Solaria;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the extent of the related person’s interest in the transaction;

●	the purpose and terms of the transaction;

●	management’s recommendation with respect to the proposed related person transaction;

●	the availability of other sources for comparable services or products; and

●	whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

Complete Solaria’s audit committee will approve only those transactions that it determines are fair to us and in Complete Solaria’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of July 16, 2024 by:

●	each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock;

●	each executive officer and director; and

●	all executive officers and directors of Complete Solaria as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Applicable percentages are based on 50,881,169 shares of common stock outstanding as of July 16, 2024, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Ecosystem Integrity Fund II, L.P.(2)	8,399,653	16.5%
Thurman J. (T.J.) Rodgers(3)	10,758,657	21.1%
Entities affiliated with Edward Zeng(4)	5,523,612	10.9%
Entities affiliated with Park West Asset Management LLC(5)	3,017,383	5.9%
Entities affiliated with Polar Asset Management Partners Inc.(6)	4,556,106	9.0%
Entities Affiliated with Meteora(7)	4,300,000	8.5%
Entities Affiliated with the Carlyle Group(8)	10,888,864	21.4%
Executive Officers and Directors:
William J. Anderson(9)	1,782,772	3.5%
Antonio R. Alvarez(10)	277,070	*
Daniel Foley	-	-
Devin Whatley(2)	8,399,653	16.5%
Tidjane Thiam(11)	3,733,573	7.3%
Adam Gishen(12)	908,284	1.8%
Brian Wuebbels(13)	107,564	*
Ronald Pasek	-	-
Chris Lundell	-	-
All current directors and executive officers as a group (10 persons)	25,967,573	51.0%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Complete Solaria, Inc., 45700 Northport Loop East, Fremont, CA 94538.

(2)	Includes (i) 5,832,054 shares held by Ecosystem Integrity Fund II, L.P. of which Mr. Devin Whatley is the managing member of the general partner, (ii) 198,346 shares held by EIF CS SPV LLC and (iii) 2,369,253 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024. The business address of each of Ecosystem Integrity Fund II, L.P., EIF CS SPV LLC and Mr. Whatley is 20 Richelle Court, Lafayette, California 94549.

(3)	Includes (i) 485,562 shares held by Rodgers Capital, LLC, (ii) 8,842 shares held by Thurman Rodgers, (iii) 9,539,837 shares held by Rodgers Massey Revocable Living Trust and (iv) 724,416 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024.

(4)	Represents shares held by NextG Tech Limited, an affiliate of Edward Zeng, a director of FACT until the Closing of the Business Combination. Includes (i) 1,536,903 shares of common stock held by NextG Tech Limited, (ii) 3,585,391 shares held by NextG Tech Limited issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024, (iii) 372,237 shares of common stock held by Mr. Zeng and (iv) 29,081 shares held by Mr. Zeng issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024.

(5)	Based solely on information obtained from a Schedule 13G/A filed by Park West Asset Management LLC on February 14, 2024. Represents shares held by Park West Asset Management LLC, Park West Investors Master Fund, Limited, Park West Partners International, Limited and Peter S. Park. Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited and Park West Partners International, Limited, and Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The principal business address is c/o Park West Asset Management LLC, 1 Letterman Drive, Building C, Suite C5-900, San Francisco, CA 94129.

(6)	Based solely on information obtained from a Schedule 13G/A filed by Polar Asset Management Partners Inc. on February 12, 2024. Represents shares held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). PMSMF is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the shares held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The address for Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(7)	Represents shares held by Meteora Capital, LLC, a Delaware limited liability company (“Meteora”) and Mr. Vik Mittal, with respect to the shares of common stock held by certain funds and managed accounts to which Meteora Capital serves as investment manager (collectively, the “Meteora Funds”). Mr. Mittal serves as the Managing Member of Meteora Capital. The address of the business office of each of the Meteora Funds and Mr. Mittal is 840 Park Drive East, Boca Raton, FL 33444.

(8)	Based solely on information obtained from a Schedule 13G filed by The Carlyle Group Inc. on July 11, 2024. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities managed by CRSEF Lux GP S.à r.l., is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole shareholder of CRSEF Lux GP S.à r.l., which is a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp. The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities managed by CRSEF Managing GP, L.P., is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CRSEF GP, L.L.C., which is the general partner of CRSEF Managing GP, L.P., which is also a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp. Carlyle CRSEF Solis Aggregator, S.C.Sp. is the managing member of CRSEF Solis Holdings, L.L.C. Accordingly, each of the entities named above may be deemed to share beneficial ownership of the securities held of record by CRSEF Solis Holdings, L.L.C. Each of them disclaims any such beneficial ownership of such securities. The principal business office address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The principal business office address for CRSEF Lux GP S.à r.l. and Carlyle CRSEF Solis Aggregator, S.C.Sp. is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The principal business office address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004-2505.

(9)	Includes (i) 453,386 shares of common stock, (ii) 1,187,569 shares issuable pursuant to stock options exercisable within 60 days of July 16, 2024 and (iii) 141,817 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024.

(10)	Includes 277,070 shares issuable pursuant to stock options exercisable within 60 days of July 16, 2024.

(11)	Includes (i) 3,721,456 shares of common stock and (ii) 12,117 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024.

(12)	Includes (i) 907,073 shares of common stock and (ii) 1,211 shares issuable pursuant to Complete Solaria Warrants exercisable within 60 days of July 16, 2024.

(13)	Includes 107,564 shares issuable pursuant to stock options exercisable within 60 days of July 16, 2024.

Selling Securityholder

This prospectus relates to the possible resale from time to time by the Selling Securityholder of any or all of the shares of common stock that may be issued by us to White Lion under the White Lion Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “The White Lion Transaction” above. We are registering the shares of common stock pursuant to the provisions of the RRA we entered into with White Lion on July 16, 2024 in order to permit the Selling Securityholder to offer the shares for resale from time to time. Except for the transactions contemplated by the White Lion Purchase Agreement and the RRA or as otherwise disclosed in this prospectus, White Lion has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means White Lion Capital, LLC.

The table below presents information regarding the Selling Securityholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of July 16, 2023. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Securityholder may offer under this prospectus. The Selling Securityholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 50,881,169 shares of our common stock outstanding on July 16, 2023. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on the Closing Date with respect to each purchase, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
White Lion Capital, LLC(4)	0	-	30,450,000	0	-

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of White Lion Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to White Lion Capital to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion Capital, would cause White Lion Capital’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $1.61 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 50,881,169 shares of our common stock outstanding as of July 16, 2024.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion Capital, LLC (“WLC”) is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. WLC’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of WLC. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by WLC and, indirectly, by WLC. We have been advised that WLC is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by WLC and, indirectly, by WLC.

Description of Capital Stock

The following summary of certain provisions of Complete Solaria’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of the DGCL.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of Complete Solaria Common Stock, $0.0001 par value per share, and 10,000,000 shares of Complete Solaria Preferred Stock, $0.0001 par value. As of July 16, 2024, there were 50,881,169 shares  of Common Stock issued and outstanding and no preferred shares of outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Complete Solaria Common Stock possess all voting power for the election of Complete Solaria’s directors and all other matters requiring stockholder action. Holders of Complete Solaria Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Complete Solaria Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by Complete Solaria’s Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Complete Solaria Common Stock unless the shares of Complete Solaria Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of Complete Solaria’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Complete Solaria Common Stock will be entitled to receive an equal amount per share of all of Complete Solaria’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of Complete Solaria Preferred Stock have been satisfied.

Preemptive or Other Rights

The holders of Complete Solaria Common Stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to Complete Solaria Common Stock.

Election of Directors

Complete Solaria’s Board has one class of directors and each director generally serves for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Complete Solaria’s Board has authority to issue shares of Complete Solaria Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Complete Solaria Preferred Stock could have the effect of decreasing the trading price of the Complete Solaria Common Stock, restricting dividends on Complete Solaria’s capital stock, diluting the voting power of Complete Solaria Common Stock, impairing the liquidation rights of Complete Solaria’s capital stock, or delaying or preventing a change in control of Complete Solaria.

Warrants

Each whole Public Warrant and Merger Warrant entitles the registered holder to purchase one share of Complete Solaria Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. The Merger Warrants expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. However, no Public Warrants or Merger Warrants will be exercisable for cash unless Complete Solaria has an effective and current registration statement covering the shares of Complete Solaria Common Stock issuable upon exercise of the Public Warrants and Merger Warrants and a current prospectus relating to such shares of Complete Solaria Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Complete Solaria Common Stock issuable upon exercise of the Public Warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when it shall have failed to maintain an effective registration statement, exercise Public Warrants and Merger Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

Pursuant to the warrant agreements, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Upon the Closing, Complete Solaria separated the units into shares of Complete Solaria Common Stock and Public Warrants, and the Units stopped trading and were delisted from the NYSE.

The Private Warrants are identical to the Public Warrants underlying the Units except that (i) each Private Warrant is exercisable for one share of Complete Solaria Common Stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of Solaria Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The Working Capital Warrants are identical to the Private Warrants.

Once the warrants become exercisable, Complete Solaria may redeem the outstanding warrants (except as described herein with respect to the Private Warrants and Working Capital Warrants):

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth below based on the redemption date and the “fair market value” of Complete Solaria Common Stock;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described above adjacent to the caption “Exercise Price”), the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Complete Solaria Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

The numbers in the table below represent the number of shares of Complete Solaria Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of Complete Solaria Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of shares of Complete Solaria Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Complete Solaria shares outstanding immediately after giving effect to such exercise.

Registration Rights

Complete Solaria, the Sponsor, certain equityholders of Complete Solaria and certain of their respective affiliates, as applicable, and the other parties thereto, are party to an Amended and Restated Registration Rights Agreement, dated July 18, 2023 (the “A&R Registration Rights Agreement”), pursuant to which Complete Solaria granted customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain securities of Complete Solaria held by the other parties thereto.

Pursuant to the A&R Registration Rights Agreement, Complete Solaria filed with the SEC a registration statement registering the resale of such Registrable Securities (as defined therein) and such registration statement was declared effective by the SEC. The parties to the A&R Registration Rights Agreement have been granted certain demand underwritten offering registration rights and piggyback registration rights.

The Company and White Lion are party to the RRA. See “The White Lion Transaction” for more information.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Among other things, the Governing Documents:

●	authorize the Complete Solaria Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of the Complete Solaria Board;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of Complete Solaria’s stockholders may be called by the chairperson of the Complete Solaria Board, the chief executive officer or by the Complete Solaria Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors. The combination of these provisions will make it more difficult for the existing stockholders to replace the Complete Solaria Board as well as for another party to obtain control of Complete Solaria by replacing the Complete Solaria Board. Because the Complete Solaria Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Complete Solaria Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Complete Solaria Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Complete Solaria’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Complete Solaria’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Complete Solaria Common Stock.

Delaware Anti-Takeover Law

Complete Solaria opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that Complete Solaria may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to the date of the transaction, the Complete Solaria Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of Complete Solaria’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by the Complete Solaria Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of Complete Solaria’s outstanding voting stock. These provisions may encourage companies interested in acquiring Complete Solaria to negotiate in advance with the Complete Solaria Board because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Complete Solaria Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on Complete Solaria’s behalf;

●	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Complete Solaria’s directors, officers, or other employees to Complete Solaria or its stockholders;

●	any action or proceeding asserting a claim against Complete Solaria or any of Complete Solaria’s directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder);

●	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

●	any action or proceeding asserting a claim against Complete Solaria or any of Complete Solaria’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Certificate of Incorporation further provides that, unless Complete Solaria consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of Complete Solaria’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for Complete Solaria Common Stock and the warrant agent for Complete Solaria Warrants.

Listing of Common Stock and Warrants

Our common stock and Public Warrants are listed on Nasdaq under the symbols “CSLR” and “CSLRW,” respectively.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “ - Tax Considerations Applicable to U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year at the time of disposition. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less at the time of disposition, any gain on a taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the shares of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders - Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant expires unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock - Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders - Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that such U.S. Holder is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “ - Tax Considerations Applicable to Non-U.S. Holders - Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “-Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “-Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “ - Tax Considerations Applicable to U.S. Holders - Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “ - Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock - Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders - Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our securities. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Plan of Distribution

The shares of common stock offered by this prospectus are being offered by the Selling Securityholder, White Lion Capital, LLC. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the White Lion Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Securityholder, any compensation paid by the Selling Securityholder to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $75,000.

White Lion has represented to us that at no time prior to the date of the White Lion Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock that establishes a net short position with respect to our common stock. White Lion has agreed that during the term of the White Lion Purchase Agreement, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Securityholder.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “CSLR”.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

Experts

The financial statements of Complete Solaria, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Complete Solaria and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://www.completesolaria.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Index to Consolidated Financial Statements

COMPLETE SOLARIA, INC.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2024 and December 31, 2023

(in thousands except share and per share amounts)

	As of
	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,786	$2,593
Accounts receivable, net	20,939	26,281
Inventories	2,773	3,058
Prepaid expenses and other current assets	5,776	5,817
Total current assets	31,274	37,749
Restricted cash	3,829	3,823
Property and equipment, net	4,495	4,317
Operating lease right-of-use assets	1,054	1,235
Other noncurrent assets	198	198
Total assets	$40,850	$47,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,521	$13,122
Accrued expenses and other current liabilities	24,893	27,870
Notes payable, net	29,365	28,657
Deferred revenue, current	2,010	2,423
Short-term debt with CS Solis	35,840	33,280
SAFE Agreements	5,000	-
Forward purchase agreement liabilities	9,409	3,831
Total current liabilities	117,038	109,183
Warranty provision, noncurrent	3,416	3,416
Warrant liability	3,877	9,817
Deferred revenue, noncurrent	1,055	1,055
Operating lease liabilities, net of current portion	543	664
Total liabilities	125,929	124,135

Commitments and contingencies (Note 16)

Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; Authorized 1,000,000,000 and 1,000,000,000 shares as of March 31, 2024 and December 31, 2023, respectively; issued and outstanding 49,096,537 and 49,065,361 shares as of March 31, 2024 and December 31, 2023, respectively	7	7
Additional paid-in capital	279,332	277,965
Accumulated other comprehensive loss	98	143
Accumulated deficit	(364,516)	(354,928)
Total stockholders’ (deficit) equity	(85,079)	(76,813)
Total liabilities and stockholders’ equity	$40,850	$47,322

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

as of March 31, 2024 and April 2, 2023

(in thousands except share and per share amounts)

	Thirteen-Weeks Ended
	March 31,	April 2,
	2024	2023
Revenues	$10,040	$16,677
Cost of revenues	7,757	13,827
Gross profit	2,283	2,850
Operating expenses:
Sales commissions	3,116	5,677
Sales and marketing	1,618	683
General and administrative	5,093	8,913
Total operating expenses	9,827	15,273
Loss from continuing operations	(7,544)	(12,423)
Interest expense	(3,568)	(3,611)
Interest income	6	8
Other income, net	1,519	317
Total Other expense	(2,043)	(3,286)
Loss from continuing operations before income taxes	(9,587)	(15,709)
Income tax benefit (provision)	(1)	—
Net loss from continuing operations	(9,588)	(15,709)
Loss from discontinued operations, net of tax	—	(7,805)
Net loss from discontinued operations, net of taxes	—	(7,805)
Net loss	(9,588)	(23,514)
Other Comprehensive (loss) income:
Foreign currency translation adjustment	(45)	1
Comprehensive loss (net of tax)	$(9,633)	$(23,513)
Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.20)	$(0.62)
Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	$—	$(0.31)
Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(0.93)
Weighted-average shares used to compute net loss per share attributable to common stockholders’, basic and diluted	49,077,330	25,200,347

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands except number of shares)

	Thirteen-Weeks Ended March 31, 2024
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Equity
Balance as of December 31, 2023	—	$—	49,065,361	$7	$277,965	$(354,928)	$143	$(76,813)
Exercise of common stock options	—	—	31,176	—	26	—	—	26)
Stock-based compensation	—	—	—	—	1,341	—	—	1,341
Net loss	—	—	—	—	—	(9,588)	—	(9,588)
Foreign currency translation adjustment	—	—	—	—	—	—	(45)	(45)

Balance as of March 31, 2024	—	$—	49,096,537	$7	$279,332	$(364,516)	$98	$(85,079)

Balance as of December 31, 2022	34,311,133	$155,630	6,959,618	$—	$34,997	$(85,373)	$27	$(50,349)
Retroactive application of recapitalization	(34,311,133)	(155,630)	12,972,811	3	155,627	—	—	155,630

Balance as of December 31, 2022, as adjusted	—	—	19,932,429	3	190,624	(85,373)	27	105,281
Exercise of common stock options	—	—	137,452	—	55	—	—	55
Stock-based compensation	—	—	—	—	1,022	—	—	1,022
Foreign currency translation	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(23,514)	—	(23,514)

Balance as of April 2, 2023, as adjusted	—	$—	20,069,881	$3	$191,701	$(108,887)	$28	$82,845

COMPLETE SOLARIA, INC.

Unaudited Condensed Consolidated Statements of Cash Flows as of March 31, 2024 and April 2, 2023

(in thousands except number of shares)

	Thirteen- Weeks Ended March 31, 2024	Thirteen- Weeks Ended April 2, 2023
Cash flows from operating activities from continuing operations
Net loss	$(9,588)	$(23,514)
Loss from discontinued operations, net of income taxes	—	(7,805)
Net loss from continuing operations, net of tax	(9,588)	(15,709)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation expense	1,341	270
Non-cash interest expense	1,008	1,248
Non-cash lease expense	181	248
Depreciation and amortization	357	189
Provision for credit losses	62	2,117
Change in reserve for excess and obsolete inventory	(344)	791
Change in fair value of forward purchase agreement liabilities	5,578	—
Change in fair value of warrant liabilities	(7,246)	(209)
Accretion of debt in CS Solis	2,560	752
Changes in operating assets and liabilities:
Accounts receivable, net	5,280	(3,197)
Inventories	629	(570)
Prepaid expenses and other current assets	41	(1,857)
Other noncurrent assets	—	(848)
Accounts payable	(2,599)	2,132
Accrued expenses and other current liabilities	(1,613)	(581)
Operating lease liabilities	(180)	(86)
Warranty provision, noncurrent	—	100)
Deferred revenue	(413)	(906)
Net cash used in operating activities from continuing operations	(4,946)	(16,116)
Net cash used in operating activities from discontinued operations	—	(162)
Net cash used in operating activities	(4,946)	(16,278)
Cash flows from investing activities from continuing operations
Purchase of property and equipment	—	(30)
Capitalization of internal-use software costs	(536)	(457)
Proceeds from sale of property and equipment	—	1
Net cash used in investing activities from continuing operations	(536)	(486)
Cash flows from financing activities from continuing operations
Proceeds from issuance of notes payable, net	—	14,102
Principal repayment of notes payable	(300)	(9,603)
Proceeds from issuance of convertible notes, net of issuance cost	—	11,000
Proceeds from exercise of common stock options	26	55
Proceeds from issuance of SAFE agreements	5,000	—
Net cash provided by financing activities from continuing operations	4,726	15,554
Effect of exchange rate changes	(45)	1
Net decrease in cash, cash equivalents and restricted cash	(801)	(1,209)
Cash, cash equivalents, and restricted cash at beginning of period	6,416	8,316
Cash, cash equivalents, and restricted cash at end of period	$5,615	$7,107

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$—	$1,608

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization

(a) Description of Business

Complete Solaria, Inc. (the “Company” or “Complete Solaria”)is a residential solar installer headquartered in Fremont, California, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”).

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. were transferred to Complete Solar Holdings at their carrying value, and there were no changes to net income, other comprehensive income (loss), or any related per share amounts reported in the unaudited condensed consolidated financial statements requiring retrospective application.

In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and Solaria, a Delaware corporation.

The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”

As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT effected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into Complete Solaria, with Complete Solaria surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

In connection with the closing of the Mergers:

●	Each share of the Company’s capital stock, inclusive of shares converted from the 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Complete Solaria Common Stock.

●	In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Complete Solaria Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

●	All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Complete Solaria issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

●	On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

●	Subsequent to the Closing, Complete Solaria issued an additional 193,976 shares of Complete Solaria Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Complete Solaria Common Stock to an FPA investor for services provided in connection with the Mergers.

●	In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

●	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

In November 2022, Complete Solar Holdings acquired Solaria and changed its name to Complete Solaria, Inc. On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon, Inc. (“Maxeon”). In October 2023, the Company completed the sale of its solar panel business to Maxeon. Refer to Note 1(b) – Divestiture and Note 7 – Divestiture.

(b) Divestiture

In October 2023, the Company completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. As of December 31, 2023, the Company sold all its Maxeon shares and recorded a loss of $4.2 million in its unaudited condensed consolidated statements of operations and comprehensive loss within loss from continuing operations.

This divestiture represented a strategic shift in Complete Solaria’s business and qualified as held for sale and as a discontinued operation. Based on the held for sale classification of the assets, the Company reduced the carrying value of the disposal group to its fair value, less its cost to sell and recorded an impairment loss associated with the held for sale intangible assets and goodwill. As a result, the Company classified the results of its solar panel business in discontinued operations in its unaudited condensed consolidated statements of operations and comprehensive loss for all periods presented. The cash flows related to discontinued operations were segregated from continuing operations within the unaudited condensed consolidated statements of cash flows for all periods presented. Unless otherwise noted, discussion within the notes to the unaudited condensed consolidated financial statements relates to continuing operations only and excludes the historical activities of the North American panel business. See Note 7 – Divestiture for additional information.

(c) Liquidity and Going Concern

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $9.6 million and $23.5 million, during the thirteen-weeks ended March 31, 2024 and April 2, 2023, respectively, and had an accumulated deficit of $364.5 million and current debt of $65.2 million as of March 31, 2024. The Company had cash and cash equivalents of $1.8 million as of March 31, 2024. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to obtain additional funding and restructure its current debt. Historically, the Company’s activities have been financed through private placements of equity securities, debt and proceeds from the Merger. If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the Unites States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and reflect all normal and recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

●	The allocation of the transaction price to identified performance obligations;

●	Fair value of warrant liabilities;

●	The reserve methodology for inventory obsolescence;

●	The reserve methodology for product warranty;

●	The reserve methodology for the allowance for credit losses;

●	The fair value of the forward purchase agreements; and

●	The measurement of stock-based compensation.

To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact and management is not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

(c) Segment Information

The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated Company. All the Company’s long-lived assets are maintained in the United States of America.

(d) Concentration of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits from time to time. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for credit losses. As of March 31, 2024, two customers had an outstanding balance that represented 36% and 19% of the total accounts receivable balance. As of December 31, 2023, two customers had an outstanding balance that represented 38% and 16% of the total accounts receivable balance.

Concentration of customers

For the thirteen-weeks ended March 31, 2024, one customer represented 76% of gross revenues. For the thirteen-weeks ended and April 2, 2023, three customers represented 29%, 23% and 12% of gross revenues.

Concentration of suppliers

For the thirteen-weeks ended March 31, 2024, one supplier represented 99% of the Company’s inventory purchases. For the thirteen-weeks ended April 2, 2023, two suppliers represented 78% and 10% of the Company’s inventory purchases.

(e) Cash and Cash Equivalents

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and money market accounts consisting of highly liquid securities with original maturity dates of three months or less from the original date of purchase.

(f) Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. The restricted cash balance was $3.8 million at each of March 31, 2024 and December 31, 2023. Restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long-term asset, in its unaudited condensed consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported in the unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the unaudited condensed consolidated statements of cash flows as follows (in thousands):

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$1,786	$2,593
Restricted cash	3,829	3,823
Total cash, cash equivalents and restricted cash	$5,615	$6,416

(g) Revenue Recognition

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Thirteen-weeks Ended
	March 31,	April 2,
	2024	2023
Solar energy system installations	$9,922	$15,843
Software enhanced services	118	834
Total revenue	$10,040	$16,677

All of the Company’s revenue recognized by geography based on the location of the customer for the thirteen-week periods ended March 31, 2024 and April 2, 2023 was in the United States.

Remaining performance obligations

The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. As of March 31, 2024, the Company has deferred $1.1 million associated with a long-term service contract. As of December 31, 2023, the Company has deferred $1.2 million associated with a long-term service contract, which will be recognized evenly through 2028.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. As of March 31, 2024 and December 31, 2023, deferred commissions were $5.1 million and $4.2 million, respectively, which were included in prepaid expenses and other current assets in the accompanying unaudited condensed consolidated balance sheets.

Deferred revenue

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within 12-months, the Company’s deferred revenue is reflected in current liabilities in the accompanying unaudited condensed consolidated balance sheets. The amount of revenue recognized during the thirteen-week periods ended March 31, 2024 and April 2, 2023 that was included in deferred revenue at the beginning of each period was $1.3 million and $1.9 million, respectively.

(h) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023 include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, the warrant liabilities, SAFE Agreements and FPA liabilities.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short-term nature (classified as Level 1).

The warrant liabilities and FPA liabilities are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within the unaudited condensed consolidated statements of operations and comprehensive income (loss) as a component of other income (expense), net.

(i) Direct Offering Costs

Direct offering costs represent legal, accounting and other direct costs related to the Mergers, which was consummated in July 2023. In accounting for the Mergers, direct offering costs of approximately $5.7 million were reclassified to additional paid-in capital and netted against the Mergers proceeds received upon close. As of March 31, 2024 and December 31, 2023, the Company had no deferred offering costs included within prepaid expenses and other current assets in its unaudited condensed consolidated balance sheets.

(j) Warrant Liabilities

The Company accounts for its warrant liabilities in accordance with the guidance in ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, under which the warrants that do not meet the criteria for equity classification and must be recorded as liabilities. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Refer to Note 3 – Fair Value Measurements and Note 12 – Warrants.

(k) Forward Purchase Agreements

The Company accounts for its FPAs in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity, as the agreements embody an obligation to transfer assets to settle a forward contract. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive income (loss). Refer to Note 3 – Fair Value Measurements and Note 5 – Forward Purchase Agreements.

(l) Net Loss Per Share

The Company computes net loss per share following ASC 260, Earnings Per Share. Basic net loss per share is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted net loss per share presents the dilutive effect on a per-share basis from the potential exercise of options and/or warrants. The potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(m) Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). The ASU expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective adoption. The Company is currently evaluating ASU 2023-07, but expects the impact of the disclosures to be immaterial to the Company’s unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company is currently evaluating ASU 2023-09 but expects the impact of the disclosures to be immaterial to the Company’s unaudited condensed consolidated financial statements.

(3) Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis (in thousands):

	As of March 31, 2024
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Carlyle warrants	$—	$—	$3,086	$3,086
Public warrants	437	—	—	437
Private placement warrants	—	318	—	318
Working capital warrants	—	36	—	36
Replacement warrants	—	—	5	5
Forward purchase agreement liabilities	—	—	9,409	9,409
SAFE Agreements	—	—	5,000	5,000
Total	$437	$354	$17,500	$18,291

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Carlyle warrants	$—	$—	$9,515	$9,515
Public warrants	167	—	—	167
Private placement warrants	—	122	—	122
Working capital warrants	—	14	—	14
Replacement warrants	—	—	1,310	1,310
Forward purchase agreement liabilities	—	—	3,831	3,831
Total	$167	$136	$14,656	$14,959

Carlyle Warrants

As part of the Company’s amended and restated warrant agreement with CRSEF Solis Holdings, LLC and its affiliates (“Carlyle”), the Company issued Carlyle a warrant to purchase shares of Complete Solaria Common Stock at a price per share of $0.01. Refer to Note 12 – Warrants for further details. The Company valued the warrants based on a Black-Scholes Option Pricing Method, which included the following inputs:

	March 31, 2024	December 31, 2023
Expected term	7.0 years	7.0 years
Expected volatility	77.0%	77.0%
Risk-free interest rate	3.92%	3.92%
Expected dividend yield	0.0%	0.0%

Public, Private Placement and Working Capital Warrants

The public, private placement and working capital warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument. The private placement and working capital warrants were valued using observable inputs for similar publicly-traded instruments.

Forward Purchase Agreement Liabilities

The FPA liabilities are measured at fair value on a recurring basis using a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period, which included the following inputs:

	March 31, 2024	December 31, 2023
Common stock trading price	$0.59	$1.66
Simulation period	1.30 years	1.55 years
Risk-free interest rate	4.90%	4.48%
Volatility	112.0%	95.0%

Replacement Warrants

The Company valued the Replacement Warrants based on a Black-Scholes Option Pricing Method, which included the following inputs:

	March 31, 2024	December 31, 2023
Expected term	0.08 years	0.3 years
Expected volatility	78.5%	78.5%
Risk-free interest rate	5.49%	5.4%
Expected dividend yield	0.0%	0.0%

(4) Reverse Recapitalization

As discussed in Note 1 – Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, Complete Solaria was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). Complete Solaria was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

●	Complete Solaria’s pre-combination stockholders have the majority of the voting power in the post- merged company;

●	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Complete Solaria Board of Directors;

●	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

●	Legacy Complete Solaria’s prior operations are comprised of the ongoing operations of the post-merged company;

●	Complete Solaria is the larger entity based on historical revenues and business operations; and

●	the post-merged company has assumed Complete Solaria’s operating name.

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT are stated at historical cost, with no goodwill or other intangible assets recorded. The unaudited condensed consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.

Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million less non-cash net liabilities assumed from FACT of $10.1 million.

Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Complete Solaria Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)
Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075
Shares of Complete Solaria Common stock immediately after Mergers	45,290,553

In connection with the Mergers, the Company incurred direct and incremental costs of approximately $15.8 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. Of the $15.8 million, $5.2 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. The Company did not make any cash payments to settle transaction costs in the thirteen-weeks ended March 31, 2024. As of December 31, 2023, the Company made cash payments totaling $5.4 million to settle transaction costs. As a result of the Closing, outstanding 2022 Convertible Notes were converted into shares of Complete Solaria Common Stock.

(5) Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each individually, a “Seller”, and together, the “FPA Sellers”).

Pursuant to the terms of the FPAs, the FPA Sellers may (i) purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share, (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Mergers as per the Amended and Restated Business Combination Agreement.

The key terms of the forward contracts are as follows:

●	The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the Seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●	The FPA contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in Complete Solaria Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP Price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

●	The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to the Counterparty at the Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price.

The Company entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Mergers. Upon signing the FPAs, the Company incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Mergers in addition to the terms and conditions associated with the settlement of the FPAs. The Company accounted for the contingent obligation to issue shares in accordance with ASC 815, Derivatives and Hedging, and recorded a liability and other income (expense), net based on the fair value upon of the obligation upon the signing of the FPAs. The liability was extinguished in July 2023 upon the issuance of Complete Solaria Common Stock to the FPA sellers.

Additionally, in accordance with ASC 480, Distinguishing Liabilities from Equity, the Company has determined that the forward contracts are financial instruments other than shares that represent or are indexed to obligations to repurchase the issuer’s equity shares by transferring assets, referred to herein as the “forward purchase liability” on its unaudited condensed consolidated balance sheets. The Company initially measured the forward purchase liabilities at fair value and has subsequently remeasured them at fair value with changes in fair value recognized in earnings.

Through the date of issuance of the Complete Solaria Common Stock in satisfaction of the Company’s obligation to issue shares around the closing of the Mergers, the Company recorded $35.5 million to other income (expense), net associated with the issuance of 6,720,000 shares of Complete Solaria Common Stock in association with the FPAs.

As of the closing of the Mergers and issuance of the Complete Solaria Common Stock underlying the FPAs, the fair value of the prepaid FPAs was an asset balance of $0.1 million and was recorded on the Company’s unaudited condensed consolidated balance sheets and within other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss. Subsequently, the change of fair value of the forward purchase liabilities amounted to an expense of $5.6 million for the thirteen-weeks ended March 31, 2024. As of March 31, 2024, and December 31, 2023, the forward purchase liabilities amounted to $9.4 million and $3.8 million, respectively. Of the balances as of March 31, 2024 and December 31, 2023, $7.9 million and $3.2 million, respectively, are due to related parties Refer to Note 19 – Related Party Transactions for further details.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the FPAs (the “Amendments”). The Amendments lower the reset floor price of each FPA from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPAs; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

(6) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of
	March 31, 2024	December 31, 2023
Deferred commissions	$5,098	$4,185
Inventory deposits	-	616
Other	678	1,016
Total prepaid expenses and other current assets	$5,776	$5,817

(7) Divestiture

Discontinued operations

As previously described in Note 1 – Organization, on August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of intellectual property and customer contracts, to Maxeon. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria. The Company determined that this divestiture represented a strategic shift in the Company’s business and qualified as a discontinued operation. In October 2023, the Company completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement Disposal Agreement.

The components of amounts reflected in the unaudited condensed consolidated statements of operations and comprehensive loss related to discontinued operations are presented in the table, as follows (in thousands):

Thirteen-Weeks
Ended April 2, 2023
Revenues	$18,721
Cost of revenues	19,479
Gross loss	(758)
Operating expenses:
Sales and marketing	2,866
General and administrative	4,185
Total operating expenses	7,051
Loss from discontinued operations	(7,809)
Other income (expense), net	—
Loss from discontinued operations before income taxes	(7,809)
Income tax benefit	4
Net loss from discontinued operations	$(7,805)

(8) Property and Equipment, Net

Property and equipment, net consists of the following (in thousands, except year data):

	Estimated	As of
	Useful Lives (Years)	March 31, 2024	December 31, 2023
Developed software	5	$7,529	$6,993
Manufacturing equipment	3	131	131
Furniture and equipment	3	90	96
Leasehold improvements	5	708	708
Total property and equipment		8,464	7,928
Less: accumulated depreciation and amortization		(3,969)	(3,611)
Total property and equipment, net		$4,495	$4,317

Depreciation and amortization expense from continuing operations totaled $0.4 million and $0.2 million for the thirteen-week periods ended March 31, 2024 and April 2, 2023.

(9) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	March 31, 2024	December 31, 2023
Accrued compensation and benefits	$3,715	$3,969
Customer deposits	296	544
Uninvoiced contract costs	80	671

Accrued term loan and revolving loan amendment and final payment fees	2,400	2,400
Accrued legal settlements	7,700	7,700
Accrued taxes	930	931
Accrued rebates and credits	32	677
Operating lease liabilities, current	548	607
Accrued warranty, current	1,449	1,433
Other accrued liabilities	7,743	8,938
Total accrued expenses and other current liabilities	$24,893	$27,870

(10) Other Income, Net

Other expense, net consists of the following (in thousands):

	Thirteen-Weeks Ended
	March 31, 2024	April 2, 2023
Change in fair value of redeemable convertible preferred stock warrant liability	$1,305	$209
Change in fair value of Carlyle warrants	6,429	—
Change in fair value of FACT public, private placement and working capital warrants	(489)	—
Change in fair value of forward purchase agreement liabilities(1)	(5,578)	—
Loss on discontinued Solaria business and other, net	(148)	108
Total other income, net	$1,519	$317

(1)	Includes $4.7 million and zero of other expense for the thirteen-weeks ended March 31, 2024 and April 2, 2023, respectively, for forward purchase agreements entered into with related parties.

(11) Common Stock

The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of March 31, 2024. No preferred stock has been issued.

Common Stock Purchase Agreements

On December 18, 2023, the Company entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of common stock of the Company, par value $0.0001, (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $4,999,999.20. The Purchasers paid for the Shares in cash. Thurman J. Rodgers is a trustee of each Purchaser and is the Executive Chairman of the board of directors of the Company.

The Company has reserved shares of common stock for issuance related to the following:

As of March 31, 2024
Common stock warrants	27,637,266
Employee stock purchase plan	2,628,996
Stock options and RSUs, issued and outstanding	11,436,369
Stock options and RSUs, authorized for future issuance	3,850,462
Total shares reserved	45,553,093

(12) Warrants

Liability-classified warrants

	As of
	March 31,	December 31,
	2024	2023
Carlyle warrants	$3,086	$9,515
Replacement warrants	5	1,310
Public warrants	437	167
Private placements warrants	318	122
Working capital warrants	36	13
	$3,882	$11,127

Carlyle Warrants

In February 2022, as part of a debt financing from Carlyle (Refer to Note 13 – Borrowing Arrangements), the Company issued a warrant to purchase 2,886,952 shares of common stock in conjunction with long-term debt issued to Carlyle (“CS Solis Debt”). The warrant contained two tranches, the first of which is immediately exercisable for 1,995,879 shares. The second tranche, which was determined to be a separate unit of account, expired on December 31, 2022 prior to becoming exercisable. In December 2023, Carlyle was issued an additional warrant to purchase an additional 2,190,604 shares of the Company’s common stock related to an anti-dilution provision within the CS Solis Debt that provides for such additional warrants under such circumstances as provided within the CS Solis Debt.

At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 73.0%; risk-free interest rate of 1.9%; and no dividend yield. The fair value of the warrant was initially recorded within additional paid-in capital as it met the conditions for equity classification.

In July 2023, and in connection with the closing of the Mergers, the Carlyle debt and warrants were modified. Based on the exchange ratio included in the Mergers, the 1,995,879 outstanding warrants to purchase Legacy Complete Solaria Common Stock prior to modification were exchanged into warrants to purchase 1,995,879 shares of Complete Solaria Common Stock. As part of the modification, the warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. Of the additional warrants that become exercisable after the modification, the tranches of 350,000 warrants vesting ten days after the date of the agreement and 150,000 warrants vesting thirty days after the date of the agreement are exercisable as of December 31, 2023.

The modification of the warrant resulted in the reclassification of previously equity-classified warrants to liability classification, which was accounted for in accordance with ASC 815 and ASC 718, Compensation – Stock Compensation. The Company recorded the fair value of the modified warrants as a warrant liability of $20.4 million, the pre-modification fair value of the warrants as a reduction to additional paid-in capital of $10.9 million and an expense of $9.5 million to other income (expense), net equal to the incremental value of the warrants upon the modification. The fair value of the warrant was determined based on its intrinsic value, given a nominal exercise price. At issuance, the relative fair value of the warrant was determined to be $20.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 77.0%; risk-free interest rate of 3.9%; and no dividend yield. As of March 31, 2024, the fair value of the warrant was $3.1 million, and the Company recorded an income of $6.4 million as other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss.

Series D-7 Warrants (Converted to common stock warrants “Replacement Warrants”)

In November 2022, the Company issued warrants to purchase 656,630 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the Business Combination. The warrant contains two tranches. The first tranche of 518,752 shares of Series D-7 preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a merger transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 137,878 shares of Series D-7 preferred stock is exercisable at an exercise price of $5.00 per share upon consummation of a merger transaction, or at an exercise price of $4.09 per share upon remaining private and has an expiration date of April 2024. The fair value of the Series D-7 warrants was $7.8 million as of December 31, 2022 and $2.4 million as of July 18, 2023 when the warrants were reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the exercise price of the warrants is fixed at $2.50 per share of Complete Solaria Common Stock for the first tranche and $5.00 per share of Complete Solaria Common Stock for the second tranche upon the closing of the Mergers.

In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), (Refer to Note 13 – Borrowings and SAFE Agreements). In connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Purchase Stock Agreements with the holders of the Series D-7 warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series D-7 preferred stock converted into warrants to purchase 656,630 shares of common stock, the Replacement Warrants. As a result of the warrant amendment, the Company reclassified the Replacement Warrants from equity to liability. The Replacement Warrants were remeasured to their fair value on the amendment effective date, and the Company has recorded subsequent changes in fair value in other income (expense), net on its unaudited condensed consolidated statements of operations and comprehensive loss. The Replacement Warrants remain outstanding as of March 31, 2024.

Public, Private Placement, and Working Capital Warrants

In conjunction with the Mergers, Complete Solaria, as accounting acquirer, was deemed to assume 6,266,667 warrants to purchase FACT Class A Ordinary Shares that were held by the sponsor at an exercise price of $11.50 (“Private Placement Warrants”) and 8,625,000 warrants to purchase FACT’s shareholders FACT Class A Ordinary Shares at an exercise price of $11.50 (“Public Warrants”). Subsequent to the Mergers, the Private Placement Warrants and Public Warrants are exercisable for shares of Complete Solaria Common Stock and meet liability classification requirements since the warrants may be required to be settled in cash under a tender offer. In addition, the Private Placement Warrants are potentially subject to a different settlement amount as a result of being held by the Sponsor which precludes the Private Placement Warrants from being considered indexed to the entity’s own stock. Therefore, these warrants are classified as liabilities on the Company’s unaudited condensed consolidated balance sheets.

The Company determined the Public and Private warrants to be classified as a liability and fair valued the warrants on the issuance date using the publicly available price for the warrants of $6.7 million. The fair value of these warrants was $0.8 million as of March 31, 2024, and the Company recorded the change in fair value of $0.5 million in other income (expense), net in the unaudited condensed consolidated statements of operations and comprehensive loss for the thirteen-weeks ended March 31, 2024.

Additionally, at the closing of the Mergers, the Company issued 716,668 Working Capital warrants, which have identical terms as the Private Placement Warrants to the sponsor in satisfaction of certain liabilities of FACT. The warrants were fair valued at $0.3 million upon the closing of the Mergers, which was recorded in warrant liability on the unaudited condensed consolidated balance sheets. As of March 31, 2024, the Working Capital warrants had a fair value of $0.03 million, and the Company recorded the change in fair value of $0.02 million as other income (expense), net on the unaudited condensed consolidated statements of operations and comprehensive loss.

Equity Classified Warrants

Series B Warrants (Converted to Common Stock Warrants)

In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with a 2016 credit facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The relative fair value of the Series B warrant at issuance was recorded as a debt issuance cost within other non-current liabilities upon issuance. The fair value of the Series B warrant was less than $0.1 million as of December 31, 2022 and as of July 18, 2023, when the Series B warrant was reclassified from warrant liability to additional paid-in capital, upon the warrant becoming exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. Prior to its reclassification from equity to a liability during 2023, the changes in fair value were recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss for the thirteen-weeks ended April 2, 2023.

Series C Warrants (Converted to Common Stock Warrants)

In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 482,969 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The relative fair value of the Series C warrant at issuance was recorded as Series C preferred stock issuance costs and redeemable convertible preferred stock warrant liability and changes in the fair value of the warrant were recorded in other income (expense), net on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss for the thirteen-weeks ended April 2, 2023. The fair value of the Series C warrant was $2.3 million as of July 18, 2023, when the Series B warrant was reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, upon the warrant becoming exercisable into shares of Complete Solaria Common Stock.

Series C-1 Warrants (Converted to Common Stock Warrants)

In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series C-1 preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of March 31, 2024. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 62.5%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

SVB Common Stock Warrants

In May and August 2021, the Company issued warrants to purchase 2,473 and 2,525 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”). The warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of March 31, 2024. At issuance, the relative fair value of the warrants was determined to be less than $0.1 million in aggregate using the Black-Scholes model with the following weighted average assumptions: expected term of 12 years; expected volatility of 73.0%; risk-free interest rate of 1.7% and 1.3% for the May and August 2021 warrants, respectively; and no dividend yield. The fair value of the warrant was recorded within additional paid-in-capital on the accompanying unaudited condensed consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

Promissory Note Common Stock Warrants

In October 2021, the Company issued a warrant to purchase 24,148 shares of common stock in conjunction with the issuance of a short-term promissory note. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of March 31, 2024. At issuance, the relative fair value of the warrant was determined to be less than $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 73.0%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

November 2022 Common Stock Warrants

In November 2022, the Company issued a warrant to a third-party service provider to purchase 78,962 shares of common stock in conjunction with the Business Combination. The warrant was immediately exercisable at an exercise price of $8.00 per share and had an expiration date of April 2024. In May 2023, the Company amended the warrant, modifying (i) the shares of common stock to be purchased to 31,680, (ii) the exercise price to $0.01, and (iii) the expiration date to the earlier of October 2026 or the closing of an IPO. The impact of the modification was not material to the unaudited condensed consolidated financial statements. At issuance and upon the modification, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 1.5 years; expected volatility of 78.5%; risk-free interest rate of 4.7%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification. Upon the Closing of the Mergers, the warrant was net exercised into 31,680 shares of Complete Solaria Common Stock.

July 2023 Common Stock Warrants

In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of the Company’s common stock in exchange for services provided in obtaining financing at the Closing of the Mergers. The warrant is immediately exercisable at a price of $0.01 per share and has an expiration date of July 2028. At issuance, the fair value of the warrant was determined to be $0.2 million, based on the intrinsic value of the warrant and the $0.01 per share exercise price. As the warrant is accounted for as an equity issuance cost, the warrant is recorded within additional paid-in capital on the unaudited condensed consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Warrant Consideration

In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase Complete Solaria Common Stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in capital, net of the issuance costs of the Mergers. As of March 31, 2024, all warrants issued as warrant consideration remain outstanding.

(13) Borrowings and SAFE Agreements

The Company’s borrowings consisted of the following (in thousands):

	As of
	March 31,	December 31,
	2024	2023
2018 Bridge Notes	$11,376	$11,031
Revolver Loan	5,290	5,168
Secured Credit Facility	12,699	12,158
Polar Settlement Agreement	—	300
Total Notes payable	29,365	28,657
Debt in CS Solis	35,840	33,280
Total notes payable and convertible notes, net	65,205	61,937
Less current portion	(65,205)	(61,937)
Notes payable and convertible notes, net of current portion	$—	$—

Notes Payable

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice the face value of the 2018 Notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the Business Combination with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria. The 2018 Notes are secured by substantially all of the assets of Complete Solaria.

In December 2022, the Company entered into an amendment to the 2018 Bridge Notes extending the maturity date from December 13, 2022 to December 13, 2023, and the 2018 Notes remain outstanding as of March 31, 2024. In connection with the amendment, the 2018 Notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the amendment represented a troubled debt restructuring as the Company was experiencing financial difficulty, and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of March 31, 2024 and December 31, 2023, the carrying value of the 2018 Notes was $11.4 million and $11.0 million, respectively. Interest expense recognized for the thirteen-week periods ended March 31, 2024 and April 2, 2023 was $0.3 million and $0.3 million, respectively. As of March 31, 2024, the carrying value of the 2018 Notes approximates their fair value.

Revolver Loan

In October 2020, Solaria entered into a loan agreement (“SCI Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The SCI Loan Agreement is comprised of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the Business Combination.

The Revolving Loan has a term of thirty-six months, with the principal due at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The SCI Loan Agreement requires the Company to meet certain financial covenants relating to the maintenance of specified restricted cash balance, achieve specified revenue targets and maintain specified contribution margins (“Financial Covenants”) over the term of the Revolving Loan. The Revolving Loan is collateralized by substantially all assets and property of the Company.

In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements with SCI to forbear SCI from exercising any rights and remedies available to it as a result of the Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendments changes were made to the Financial Covenants, and Solaria recorded a total of $1.9 million in amendment fees which amount was recorded in Other Liabilities, and this liability was included in the assumed liabilities for purchase price accounting.

Solaria had historically issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria (“SCI Series E-1 warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the Business Combination with Complete Solar, all the outstanding SCI Series E-1 warrants were assumed by the parent company, Complete Solaria.

The Revolving Loan outstanding on the date of the Business Combination was fair valued at $5.0 million for the purpose of purchase price accounting. The Revolving Loan principal balance at March 31, 2024 and December 31, 2023 amounted to $5.3 million and $5.1 million, respectively. Interest expense recognized for the thirteen-week periods ended March 31, 2024 and April 2, 2023 was $0.1 million and $0.1 million, respectively. The Company was in compliance with all the Financial Covenants as of March 31, 2024.

In October 2023, the Company entered into an Assignment Agreement whereby Structural Capital Investments III, LP assigned the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, (collectively “Kline Hill”) and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company has identified this arrangement as a related party transaction, as discussed in Note 18 – Related Party Transactions. The SCI Revolving Loan continued to remain outstanding as of March 31, 2024 and is currently being renegotiated. On May 1, 2024, the Company entered into an agreement with Kline Hill that will cancel this obligation upon satisfaction of certain events. Refer to Note 19 - Subsequent Events for further details.

Secured Credit Facility

In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC (“Secured Credit Facility”). The Secured Credit Facility agreement allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as collateral. The amounts drawn under the Secured Credit Facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the Secured Credit Facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty. Under the original terms, the Secured Credit Facility agreement was due to mature in April 2023. The Company is in the process of amending the Secured Credit Facility agreement to extend its maturity date.

At March 31, 2024, the balance outstanding was $12.7 million, including accrued financing cost of $5.0 million, and as of December 31, 2023, the balance outstanding was $12.2 million, including accrued financing cost of $4.5 million. The Company recognized interest expense of $0.5 million and $1.7 million related to the Secured Credit Facility during the thirteen-weeks ended March 31, 2024 and April 2, 2023, respectively. As of March 31, 2024, the total estimated fair value of the Secured Credit Facility approximated its carrying value. On May 1, 2024, the Company entered into an agreement with Kline Hill that will cancel this obligation upon satisfaction of certain events. Refer to Note 19 - Subsequent Events for further details.

Polar Settlement Agreement

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with Polar Multi-Strategy Master Fund (“Polar”) for the settlement of a working capital loan that had been made by Polar to the Sponsor, prior to the closing of the Mergers. The settlement agreement required the Company to pay Polar $0.5 million in ten equal monthly installments and did not accrue interest. As of December 31, 2023, the balance owed to Polar was $0.3 million all of which was paid in the period ended March 31, 2024.

Debt in CS Solis

As part of the Reorganization described in Note 1(a) Organization - Description of Business and Note 12 - Warrants, the Company received cash and recorded debt for an investment by Carlyle. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership Units. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment by Carlyle, the Company issued Carlyle a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, the purchase of 4,132,513 shares of the Company’s common stock is immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480, Distinguishing Liabilities from Equity, and has recorded the investment as a liability, which was accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 11 – Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units.

On July 17 and July 18, 2023, and in connection with obtaining consent for the Mergers, Legacy Complete Solaria, FACT and Carlyle entered into an Amended and Restated Consent to the Business Combination Agreement (“Carlyle Debt Modification Agreement”) and an amended and restated warrant agreement (“Carlyle Warrant Amendment”), which modified the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle Debt Modification Agreement accelerates the redemption date of the investment, which was previously February 14, 2025 and is now March 31, 2024 subsequent to the modification. The acceleration of the redemption date of the investment, resulted in the total redemption amount to be 1.3 times the principal at December 31, 2023. The redemption amount will increase to 1.4 times the original investment at March 31, 2024. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the Carlyle Warrant Amendment, Complete Solaria issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. The warrants are classified as liabilities under ASC 815 and are recorded within warrant liability on the Company’s unaudited condensed consolidated statements of operations and comprehensive loss.

The Company accounted for the modification of the debt due with CS Solis as a debt extinguishment in accordance with ASC 480 and ASC 470. As a result of the extinguishment, the Company recorded a loss on extinguishment, of $10.3 million in the thirteen-week period ended October 1, 2023. As of the modification date, the Company recorded the fair value of the new debt of $28.4 million as short-term debt with CS Solis. As of March 31, 2024, the debt has a redemption obligation of $35.8 million under the Carlyle Debt Modification Agreement. The debt in CS Solis is currently under negotiation.

The Company has recorded a liability of $35.8 million and $33.3 million included in short-term debt with CS Solis on its unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023, respectively. For the thirteen-week periods ended March 31, 2024 and April 2, 2023, the Company has recorded accretion of the liability as interest expense of $2.5 million and $0.8 million, respectively, and made no payments of interest expense. For the thirteen-week periods ended March 31, 2024 and April 2, 2023 the Company recorded amortization of issuance costs as interest expense of zero and $0.3 million, respectively. As of March 31, 2024, the total estimated fair value of the Company’s debt with CS Solis was $35.8 million, which was estimated based on Level 3 inputs.

SAFE Agreements

First SAFE

On January 31, 2024, the Company entered into a simple agreement for future equity (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”), a related party, in connection with the Purchaser investing $1.5 million in the Company. The First SAFE does not accrued interest. The First SAFE was initially convertible into shares of the Company’s common stock, par value $0.0001 per share, upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company would have issued and sold shares of its common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which was equal to the lower of (i)(a) $53.54 million divided by (b) the Company’s capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of its common stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the First SAFE, the Purchaser would have been automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) the Company’s capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of the Company’s common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price per share of the Company’s common stock on January 31, 2024, multiplied by (ii) 80%. On April 21, 2024, the Company entered into an amendment of the First SAFE which resulted in the First SAFE into shares of the Company’s common stock. Refer to Note 19 – Subsequent Events for further details.

Second SAFE

On February 15, 2024, the Company entered into a simple agreement for future equity (the “Second SAFE” and together with the First SAFE, the “SAFEs”) with the Purchaser, a related party, in connection with the Purchaser investing $3.5 million in the Company. The First SAFE does not accrued interest. The Second SAFE was initially convertible into shares of the Company’s common stock upon the initial closing of an Equity Financing at a per share conversion price which was equal to the lower of (i) the SAFE Price, and (ii) 80% of the price per share of Common Stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of Common Stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of the Company’s common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing per share price of its common stock on February 15, 2024, multiplied by (ii) 80%. On April 21, 2024, the Company entered into an amendment of the Second SAFE which resulted in the conversion of the Second SAFE into shares of the Company’s common stock. Refer to Note 19 – Subsequent Events for further details.

(14) Stock-Based Compensation

In July 2023, the Company’s board of directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of Complete Solaria common stock may be issued under the 2023 Plan. In addition, the number of shares of Complete Solaria common stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of Complete Solaria’s common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Complete Solaria Common Stock determined by Complete Solaria’s board of directors prior to the date of the increase. The maximum number of shares of Complete Solaria common stock that may be issued on the exercise of incentive stock options (“ISOs”) under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (together with the Complete Solaria, Inc. 2023 Incentive Equity Plan (“2023 Plan”), “the Plans”). The 2022 Plan is the successor of the Complete Solar 2021 Stock Plan, which was amended and assumed in connection with the acquisition of Solaria. The 2011 Plan is the Complete Solar 2011 Stock Plan that was assumed by Complete Solaria in the Required Transaction. The 2016 Plan and the 2006 Plan are the Solaria stock plans that were assumed by Complete Solaria in the Required Transaction.

Under the Plans, the Company has granted service and performance-based stock options and restricted stock units (“RSUs”).

A summary of stock option activity for the thirteen-week period ended March 31, 2024 under the Plans is as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 31, 2023	11,716,646	$3.48	8.53	$2,756
Options granted	––	––
Options exercised	(31,176)	0.83
Options canceled	(307,198)	2.86
Outstanding—March 31, 2024	11,378,272	$3.50	8.25	$215
Vested and expected to vest—March 31, 2024	11,378,272	$3.50	8.25	$215
Vested and exercisable—March 31, 2024	4,536,233	$4.38	4.78	$139

A summary of RSU activity for the thirteen-week period ended March 31, 2024 under the Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2023	58,097	$2.07
Granted	––	$––
Vested and released	––	$––
Cancelled or forfeited	––	$––
Unvested at March 31, 2024	58,097	$2.07

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying unaudited condensed consolidated statements of operations and comprehensive income (loss) (in thousands):

	Thirteen- Weeks Ended	Thirteen- Weeks Ended
	March 31, 2024	April 2, 2023
Cost of revenues	$27	$11
Sales and marketing	216	94
General and administrative	1,098	165
Total stock-based compensation expense from continuing operations	$1,341	$270

As of March 31, 2024, there was a total of $18.8 million and zero unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.16 years for service-based options.

(15) Employee Stock Purchase Plan

The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Mergers in July 2023. All qualified employees may voluntarily enroll to purchase shares of the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of March 31, 2024, 2,628,996 shares were reserved for future issuance under the ESPP Plan.

(16) Commitments and Contingencies

Warranty Provision

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship. The Company will retain its warranty obligation associated with its panel sales, subsequent to the disposal of its panel business.

The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	Thirteen- Weeks Ended March 31, 2024	Year Ended December 31, 2023
Warranty provision, beginning of period	$4,849	$3,981
Accruals for new warranties issued	265	2,968
Settlements	(250)	(2,100)
Warranty provision, end of period	$4,864	$4,849
Warranty provision, current	$1,448	$1,433
Warranty provision, noncurrent	$3,416	$3,416

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that may have a material adverse effect on its business, financial position, results of operations, or cash flows. The Company has recorded zero and $7.9 million as a loss contingency in accrued expenses and other current liabilities on its unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023, respectively, primarily associated with the pending settlement of the following legal matters.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the U.S. District Court for the Northern District of California (“the court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the court conducted a hearing to consider SolarPark and the Company’s respective motions. On August 3, 2023, the court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The court denied SolarPark’s motion seeking a defamation injunction. The court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, the Company filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens filed a lawsuit in which Siemens alleged that the Company breached express and implied warranties under a purchase order that Siemens placed with the Company for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Company’s indemnity obligations to Siemens, plus legal fees.

On February 22, 2024, the Court issued an order against the Company which awarded Siemens approximately $6.9 million, inclusive of the Company’s indemnity obligations to Siemens, plus legal fees, the amount of which will be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-judgment interest. The Court will conduct a hearing on Siemens’ motion in late May 2024. Pending entry of a final judgment by the Court, the Company intends to appeal such judgment. The Company has recorded $6.9 million as a legal loss related to this litigation, excluding the $2.67 million for attorneys’ fees, expenses, and pre-judgment interest, in accrued expenses and other current liabilities on its unaudited condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023.

China Bridge Litigation

On August 24 2023, China Bridge Capital Limited (“China Bridge”) alleged breach of contract and demanded $6.0 million. The complaint names FACT as the defendant. The complaint alleges China Bridge and FACT entered into a financial advisory agreement in October 2022 whereby FACT engaged China Bridge to advise and assist FACT in identifying a company for FACT to acquire. As part of the agreement, China Bridge claims that FACT agreed to pay China Bridge a $6.0 million advisory fee if FACT completed such an acquisition. China Bridge claims it introduced Complete Solaria to FACT and is therefore owed the $6.0 million advisory fee. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Letters of Credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of March 31, 2024. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million and $3.8 million as of March 31, 2024 and December 31, 2023, respectively.

(17) Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the thirteen-week periods ended March 31, 2024 and April 2, 2023. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. The Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The unaudited basic and diluted shares and net loss per share for the thirteen-week period ended April 2, 2023 has been retroactively restated to give effect to the conversion of shares of legal acquiree’s convertible instruments into shares of legal acquiree common stock as though the conversion had occurred as of the beginning of the period. The retroactive restatement is consistent with the presentation on the accompanying unaudited condensed consolidated statements of stockholders’ deficit.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the thirteen-week periods ended March 31, 2024 and April 2, 2023 (in thousands, except share and per share amounts):

	Thirteen- Weeks Ended March 31, 2024	Thirteen- Weeks Ended April 2, 2023
Numerator:
Net loss from continuing operations	$(9,588)	$(15,709)
Net loss from discontinued operations	––	(7,805)
Net loss	$(9,588)	$(23,514)
Denominator:
Weighted average common shares outstanding, basic and diluted	49,077,330	25,200,347
Net loss per share:
Continuing operations – basic and diluted	$(0.20)	$(0.62)
Discontinued operations – basic and diluted	$––	$(0.31)
Net loss per share – basic and diluted	$(0.20)	$(0.93)

The computation of basic and diluted net loss per share attributable to common stockholders is the same for the thirteen-week periods ended March 31, 2024 and April 2, 2023 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	As of
	March 31, 2024	April 2, 2023
Common stock warrants	23,024,556	89,313
Preferred stock warrants	—	2,386,879
Stock options and RSUs issued and outstanding	11,436,369	9,714,894
Potential common shares excluded from diluted net loss per share	34,460,924	12,191,086

(18) Related Party Transactions

From October 2022 through June 2023, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $33.3 million to various investors, out of which $12.1 million was issued to five related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria, with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net, due to related parties, noncurrent in the accompanying unaudited condensed consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the thirteen-week periods ended March 31, 2024 and April 2, 2023, the Company has recognized zero and $0.4 million, respectively, in interest expense related to the related party 2022 Convertible Notes.

In June 2023, the Company received $3.5 million of prefunded PIPE proceeds from a related party investor in conjunction with the Company’s merger with Freedom Acquisition I Corp. In July 2023, in connection with the Mergers, in addition to the $3.5 million of related party PIPE proceeds noted above, the Company received additional PIPE proceeds from related parties of $12.1 million. In July 2023, in connection with the Mergers, the Company issued 120,000 shares to a related party as a transaction bonus. Refer to Note 1(a) – Description of Business and Note 4 – Reverse Recapitalization for further discussion.

In July 2023, the Company entered into a series of FPAs as described in Note 5 – Forward Purchase Agreements. In connection with the FPAs, the Company recognized other expense of $30.7 million for the fiscal year ended December 31, 2023 in connection with the issuance of 5,670,000 shares of Complete Solaria Common Stock to the related party FPA Sellers. The Company also recognized other income of $0.3 million in connection with the issuance of the FPAs with related parties. As of March 31, 2024, the Company has recognized a liability associated with the FPAs of $7.9 million due to related parties in its unaudited condensed consolidated balance sheets, and the Company has recognized other expense associated with the change in fair value of the FPA liability due to related parties of $4.7 million in its unaudited condensed consolidated statements of operations and comprehensive loss for the thirteen-weeks ended March 31, 2024.

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with a related party for the settlement of a working capital loan made to the Sponsor, prior to the closing of the Mergers. As part of the settlement agreement, the Company agreed to pay the related party $0.5 million as a return of capital, which is paid in ten equal monthly installments and does not accrue interest. The Company paid $0.2 million in 2023 and the remaining balance of $0.3 million was paid in the thirteen-week period ended March 31, 2024.

The SAFEs, as described in Note 13 – Borrowing Arrangements, entered into in January 2024 and February 2024 were with the Rodgers Massey Freedom and Free Markets Charitable Trust, a related party. The Company received proceeds from the SAFEs totaling $5.0 million in exchange for debt that was subsequently converted into shares of the Company’s common stock as discussed in Note 19 – Subsequent Events.

There were no other material related party transactions during the thirteen-week periods ended March 31, 2024 and April 2, 2023.

(19) Subsequent Events

Notice of Delisting or Failure to Satisfy a Continued Listing Rule; Minimum Bid Price Requirement

On April 16, 2024, the Company received written notice (the “Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that it is not in compliance with the Minimum Bid Price Requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Notice does not impact the listing of the Company’s common stock on The Nasdaq Global Market at this time. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days before October 14, 2024. In the event that the Company does not regain compliance within this 180-day period, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for the market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period by effecting a reverse stock split if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that its common stock will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock and will evaluate available options to regain compliance with the Minimum Bid Price Requirement.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule; Minimum Market Value of Listed Securities

On April 16, 2024, the Company received a letter (the “Letter”) from the staff at Nasdaq notifying the Company that, for the 30 consecutive trading days prior to the date of the Letter, the Company’s common stock had traded at a value below the minimum $50,000,000 “Market Value of Listed Securities” (“MVLS”) requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A), which is required for continued listing of the Company’s common stock on The Nasdaq Global Market. The Letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq listing rule 5810(c)(3)(C), the Company has 180 calendar days, or until October 14, 2024, to regain compliance. The Letter notes that to regain compliance, the Company’s common stock must trade at or above a level such that the Company’s MVLS closes at or above $50,000,000 for a minimum of ten consecutive business days during the compliance period, which ends October 14, 2024. The Letter further notes that if the Company is unable to satisfy the MVLS requirement prior to such date, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that the Company then satisfies the requirements for continued listing on that market).

If the Company does not regain compliance by October 14, 2024, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a hearings panel.

The Company intends to actively monitor the Company’s MVLS between now and October 14, 2024, and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the MVLS requirement. While the Company is exercising diligent efforts to maintain the listing of its securities on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

Amendment to SAFEs Agreements

As described in Note 13 – Borrowings and SAFE Agreements, the Company’s SAFEs were convertible into shares of the Company’s common stock upon the initial closing of an Equity Financing. On April 21, 2024, the Company entered into an amendment for each of its First SAFE and Second SAFE to convert the invested amounts into shares of the Company’s common stock.

The conversion share price was $0.36, calculated as the product of (i) $0.45, the closing price of the Common Stock on April 19, 2024, multiplied by (ii) 80%. The First SAFE and Second SAFE converted into 4,166,667 and 9,722,222 shares of the Company’s common stock, respectively.

Entry into a Definitive Agreement to Cancel Debt in Exchange for Equity and Other Consideration

On May 1, 2024, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) with Kline Hill providing for (a) the cancellation of all indebtedness owed to Kline Hill by the Company, termination of all debt instruments by and between the Company and Kline Hill, and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments, (b) the issuance of 9,800,000 shares of the Company’s common stock to Kline Hill, (c) the issuance of warrants (the “Kline Hill Warrants” and the shares issuable therefrom, the “Warrant Shares”) to Kline Hill to purchase up to 3,700,000 shares of the Company’s common stock, with an exercise price per share of $0.62 (the closing price per share of the Company’s common stock as reported on the Nasdaq Capital Market of the date of the Agreement), and (d) a one-time $3,750,000 cash payment to Kline Hill upon the earlier of (i) the Company achieving $100,000,000 of trailing twelve month revenue, or (ii) the Company achieving $10,000,000 of trailing twelve month EBITDA. The Kline Hill Warrants will be sold to Kline Hill at a price of $0.125 per Warrant Share. The closing of the foregoing transactions will occur when the following conditions are met: Carlyle executes an agreement to cancel all debt owed to Carlyle by the Company, and all debt owed to Carlyle and its affiliates by the Company is no longer outstanding.

On May 15, 2024, the Company announced that Carlyle has agreed to release the Company from its debt obligations in return for a third-party cash payment.

Upon the completion of the above transactions the Company’s debt outstanding as March 31, 2024 of $65.2 million will have been replaced with 9,800,000 newly issued shares of the Company’s common stock and $10.0 million in debt from a new lender.

Amendments to Forward Purchase Agreements

On May 7 and 8, 2024, respectively, the Company entered into separate amendments to the Forward Purchase Agreements (the collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.”. The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora.

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Complete Solaria, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Complete Solaria, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the consolidated financial statements, the Company has recurring net losses, accumulated deficit, negative cash outflows from operations and current debt outstanding that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(c). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Deloitte & Touche LLP

San Francisco, California

April 1, 2024

We have served as the Company’s auditor since 2022.

COMPLETE SOLARIA, INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,593	$4,409
Accounts receivable, net	26,281	27,717
Inventories	3,058	13,059
Prepaid expenses and other current assets	5,817	10,071
Total current assets	37,749	55,256
Restricted cash	3,823	3,907
Property and equipment, net	4,317	3,476
Operating lease right-of-use assets	1,235	2,182
Other noncurrent assets	198	1,330
Long-term assets held for sale - discontinued operations	-	162,032
Total assets	$47,322	$228,183

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,122	$14,474
Accrued expenses and other current liabilities	27,870	19,830
Notes payable, net (1)	28,657	20,403
Deferred revenue, current	2,423	5,407
Short-term debt with CS Solis	33,280	-
Forward purchase agreement liabilities (2)	3,831	-
Total current liabilities	109,183	60,114
Warranty provision, noncurrent	3,416	3,214
Warrant liability	9,817	14,152
Deferred revenue, noncurrent	1,055
Long-term debt with CS Solis	-	25,204
Convertible notes, net, noncurrent	-	3,434
Convertible notes, net due to related parties, noncurrent	-	15,510
Operating lease liabilities, net of current portion	664	1,274
Total liabilities	124,135	122,902

Commitments and contingencies (Note 18)

Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; Authorized 1,000,000,000 and 60,000,000 shares as of December 31, 2023 and December 31, 2022, respectively; issued and outstanding 49,065,361 and 19,932,429 shares as of December 31, 2023 and December 31, 2022, respectively	7	3
Additional paid-in capital	277,965	190,624
Accumulated other comprehensive loss	143	27
Accumulated deficit	(354,928)	(85,373)
Total stockholders’ (deficit) equity	(76,813)	105,281
Total liabilities and stockholders’ equity	$47,322	$228,183

(1)	Includes $0.4 million and zero due to related parties as of December 31, 2023 and 2022, respectively.

(2)	Includes $3.2 million and zero of liabilities due to related parties as of December 31, 2023 and 2022, respectively.

COMPLETE SOLARIA, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Fiscal Years Ended December 31,
	2023	2022
Revenues	$87,616	$66,475
Cost of revenues	69,828	46,647
Gross profit	17,788	19,828
Operating expenses:
Sales commissions	31,127	21,195
Sales and marketing	6,920	6,156
General and administrative	32,099	13,634
Total operating expenses	70,146	40,985
Loss from continuing operations	(52,358)	(21,157)
Interest expense(1)	(14,033)	(4,986)
Interest income	36	5
Other expense, net(2)	(29,862)	(1,858)
Total Other expense	(43,859)	(6,839)
Loss from continuing operations before income taxes	(96,217)	(27,996)
Income tax benefit (provision)	20	(27)
Net loss from continuing operations	(96,197)	(28,023)
Loss from discontinued operations, net of tax	(25,853)	(1,454)
Impairment loss from discontinued operations	(147,505)	–
Net loss from discontinued operations, net of taxes	(173,358)	(1,454)
Net loss	(269,555)	(29,477)
Other Comprehensive income:
Foreign currency translation adjustment	116	27
Comprehensive loss (net of tax)	$(269,439)	$(29,450)
Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(3.89)	$(1.24)
Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	$(1.05)	$(0.07)
Net loss per share attributable to common stockholders, basic and diluted	$(4.94)	$(1.31)
Weighted-average shares used to compute net loss per share attributable to common stockholders’, basic and diluted	24,723,370	22,524,400

(1)	Includes interest expense to related parties of $0.4 million and $0.3 million during the fiscal years ended December 31, 2023 and 2022, respectively.

(2)	Other expense, net includes other expense, net to related parties of $0.7 million and $1.4 million during the fiscal years ended December 31, 2023 and 2022, respectively.

COMPLETE SOLARIA, INC.

Consolidated Statements of Stockholders’ Deficit

(in thousands, except number of shares)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Accumulated Other Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of January 1, 2022	—	$—	9,806,143	$2	$34,504	$(55,896)	$—	$(21,390)
Issuance of Series D-1, D-2, and D-3 redeemable convertible preferred stock upon conversion of convertible notes and SAFEs 1	2,771,551	11,558	—	—	—	—	—	—
Issuance of Series D-4, D-5, D-6 and D-7 redeemable convertible preferred stock upon acquisition 2	6,803,550	52,201	—	—	—	—	—	—
Issuance of Series D-8 redeemable convertible preferred stock upon conversion of SAFE 3	8,171,662	60,470	—	—	—	—	—	—
Issuance of common stock in connection with business combination	—	—	2,884,550	—	27,295	—	—	27,295
Issuance of common stock warrants	—	—	—	—	3,589	—	—	3,589
Exercise of common stock options	—	—	335,496	—	105	—	—	105
Stock-based compensation	—	—	—	—	903	—	—	903
Net loss	—	—	—	—	—	(29,477)	—	(29,477)
Foreign currency translation adjustment	—	—	—	—	—	—	27	27
Balance as of December 31, 2022, as previously reported	17,746,763	124,229	3,220,046	—	31,892	(29,477)	27	27
Retroactive application of recapitalization (Note 3)	(17,746,763)	(124,299)	10,126,286	1	124,228	—	—	—
Balance as of December 31, 2022	—	—	19,932,429	3	190,624	(85,373)	27	105,281
Conversion of 2022 Convertible Notes into common stock	—	—	5,460,075	2	40,950	—	—	40,952
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	13,458,293	2	4,586	—	—	4,588
Reclassification of prepaid PIPE	—	—	350,000	—	3,500	—	—	3,500
Reclassification of warrants between liabilities and equity	—	—	—	—	4,329	—	—	4,329
Reclassification of Legacy Complete Solaria Common stock into Complete Solaria Common Stock	—	—	—	(1)	2	—	—	1
Issuance of common stock in connection with forward purchase agreements	—	—	1,050,000	—	4,777	—	—	4,777
Issuance of common stock in connection with forward purchase agreements due to related party	—	—	4,508,488	1	30,712	—	—	30,713
Issuance of common stock bonus shares in connection with Mergers	—	—	463,976	—	2,394	—	—	2,394
Residual Mergers proceeds	—	—	—	—	161	—	—	161
Modification of Carlyle warrant	—	—	—	—	(10,862)	—	—	(10,862)
Issuance of restricted stock units	—	—	98,097	—	52	—	—	52
Issuance of common stock warrants	—	—	—		(3,516)	—	—	(3,616)
Issuance of common stock to related party	—	—	3,676,470	—	5,000	—	—	5,000
Exercise of common stock options	—	—	67,533	—	57	—	—	57
Stock-based compensation	—	—	—	—	5,199	—	—	5,199
Foreign currency translation	—	—	—	—	—	—	116	116
Net loss	—	—	—	—	—	(269,555)	—	(269,555)
Balance as of December 31, 2023	—	$—	49,065,361	$7	$277,965	$(354,928)	$143	$(76,813)

COMPLETE SOLARIA, INC.

Consolidated Statements of Cash Flows

(in thousands, except number of shares)

	Fiscal Years Ended December 31,
	2023	2022
Cash flows from operating activities from continuing operations
Net loss	$(269,555)	$(29,477)
Net loss from discontinued operations, net of income taxes	(173,358)	(1,454)
Net loss from continuing operations, net of tax	(96,197)	(28,023)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation expense	3,364	433
Non-cash interest expense(1)	4,882	4,810
Non-cash lease expense	947	468
Gain on extinguishment of convertible notes and SAFEs(2)	–	(3,235)
Depreciation and amortization	930	648
Provision for credit losses	4,274	2,074
Change in reserve for excess and obsolete inventory	6,148	3,631
Issuance of forward purchase agreements(3)	(76)	–
Change in fair value of forward purchase agreement liabilities(4)	3,906	–
Loss on CS Solis debt extinguishment	10,338	–
Change in fair value of warrant liabilities	(29,310)	5,211
Loss on sale of equity securities	4,154	–
Accretion of debt in CS Solis	6,579	–
Loss on issuance of common stock in connection with forward purchase agreements(5)	35,490	–
Loss on issuance of common stock bonus shares in connection with the Mergers(6)	2,394	–
Issuance of restricted stock units in connection with vendor services	52	–
Changes in operating assets and liabilities:
Accounts receivable, net	(12,106)	(9,683)
Inventories	1,544	(4,953)
Prepaid expenses and other current assets	(4,197)	1,600
Long-term deposits	–	(15)
Other noncurrent assets	1,132	(1,132)
Accounts payable	2,292	3,252
Accrued expenses and other current liabilities	(3,313)	(1,154)
Operating lease right-of-use assets and lease liabilities	(598)	(617)
Warranty provision, noncurrent	255	157
Deferred revenue	(1,685)	1,311
Net cash used in operating activities from continuing operations	(58,802)	(25,217)
Net cash provided by operating activities from discontinued operations	190	(6,296)
Net cash used in operating activities	(58,612)	(31,513)
Cash flows from investing activities from continuing operations
Purchase of property and equipment	(35)	–
Capitalization of internal-use software costs	(1,939)	(1,513)
Payments for acquisition of business, net of cash acquired	–	4,848
Proceeds from the sale of equity securities	8,145	–
Net cash provided by investing activities	6,171	3,335
Cash flows from financing activities from continuing operations
Proceeds from issuance of notes payable, net of issuance cost	14,102	5,501
Principal repayment of notes payable	(9,803)	(9,507)
Proceeds from issuance of convertible notes, net of issuance cost	17,750	3,400
Proceeds from issuance of convertible notes, net of issuance cost, due to related parties	3,500	8,600
Repayment of convertible notes to related parties	–	(500)

	Fiscal Years Ended December 31,
	2023	2022
Proceeds from issuance of long-term debt with CS Solis, net of issuance cost	–	25,000
Proceeds from exercise of common stock options	57	128
Proceeds from Mergers and PIPE Financing	4,219	–
Proceeds from Mergers and PIPE Financing from related parties	15,600	–
Proceeds from common stock	5,000	–
Payments for issuance costs of Series D-1, D-2 and D-3 redeemable convertible preferred stock	–	(1,431)
Net cash provided by financing activities from continuing operations	50,425	31,191
Effect of exchange rate changes	116	27
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,900)	3,040
Cash, cash equivalents, and restricted cash at beginning of period	8,316	5,276
Cash, cash equivalents, and restricted cash at end of period	$6,416	$8,316

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	2,147	162
Cash paid during the year for income taxes	–	6
Supplemental schedule of noncash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	–	245
Carlyle warrant modification	10,862	–
Conversion of 2022 Convertible notes into common stock	30,625	–
Issuance of common stock warrants	3,516	3,589
Issuance of Series D redeemable convertible preferred stock upon conversion of SAFE	–	60,470
Issuance of Series D redeemable convertible preferred stock upon conversion of convertible debt	–	–
Conversion of 2022 Convertible Notes into common stock	21,561	–
Conversion of 2022 Convertible Notes issued to related parties into common stock	19,390	–
Conversion of preferred stock into common stock	155,630	–
Issuance of common stock in connection with forward purchase agreements(5)	35,490	–
Issuance of common stock bonus shares in connection with the Mergers(6)	2,394	–
Recapitalization of Legacy Complete Solaria Common stock into Complete Solaria Common Stock	1	–
Reclassification of investor deposit to PIPE funds	3,500	–
Reclassification of warrants between liabilities and equity	4,329	–
Issuance of Series D-1, D-2 and D-3 redeemable convertible preferred stock upon conversion of convertible debt, net of issuance costs of $1,431	–	11,558
Acquisition of business through issuance of common stock options	–	27,295
Acquisition of business through issuance of Series D redeemable convertible preferred stock	–	52,201
Acquisition of business through issuance of Series D redeemable convertible preferred stock warrants	–	7,812

(1)	Non-cash interest expense to related parties of $0.4 million and $0.3 million during the fiscal years ended December 31, 2023 and 2022, respectively.

(2)	Gain on extinguishment of convertible notes and SAFEs includes other income from related parties of zero and $1.4 million during the fiscal years ended December 31, 2023 and 2022, respectively.

(3)	Issuance of forward purchase agreements includes other income from related parties of $0.4 million and zero during the fiscal years ended December 31, 2023 and 2022, respectively.

(4)	Change in fair value of forward purchase agreement liabilities includes other expense from related parties of ($9.1) million and zero during the fiscal years ended December 31, 2023 and 2022, respectively.

(5)	Issuance of common stock in connection with forward purchase agreements includes other expense from related parties of ($30.7) million and zero during the fiscal years ended December 31, 2023 and 2022, respectively.

(6)	Issuance of common stock bonus shares to related parties in connection with the Mergers includes other expense of $0.7 million and zero during the fiscal years ended December 31, 2023 and 2022, respectively.

Notes to Consolidated Financial Statements

(1) Organization

(a) Description of Business

Complete Solaria, Inc. is a residential solar installer headquartered in Fremont, California, which was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”).

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. The capitalization structure was not changed because of the Reorganization as all shares of Complete Solar, Inc common stock and preferred stock were exchanged on a one for one basis with shares of Complete Solar Holdings common stock and preferred stock. The Reorganization was accounted for as a change in reporting entity for entities under common control. The historical assets and liabilities of Complete Solar, Inc. were transferred to Complete Solar Holdings at their carrying value, and there are no change to net income, other comprehensive income (loss), or any related per share amounts reported in the consolidated financial statements requiring retrospective application.

In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and Solaria, a Delaware corporation.

The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”

As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into Complete Solaria, with Complete Solaria surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

In connection with the closing of the Mergers:

●	Each share of the Company’s capital stock, inclusive of shares converted from 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Complete Solaria Common Stock.

●	In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Complete Solaria Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

●	All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Complete Solaria issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

●	On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

●	Subsequent to the Closing, Complete Solaria issued an additional 193,976 shares of Complete Solaria Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Complete Solaria Common Stock to an FPA investor for services provided in connection with the Mergers.

●	In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

●	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Complete Solaria Common Stock.

In November 2022, Complete Solar Holdings acquired Solaria (as described in Note 4 – Business Combination) and changed its name to Complete Solaria, Inc. On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets to Maxeon, Inc. (“Maxeon”). In October 2023, the Company completed the sale of its solar panel business to Maxeon. Refer to Note 1(b) – Divestiture and Note 8 – Divestiture.

(b) Divestiture

In October 2023, the Company completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. As of December 31, 2023, the Company sold all the shares and recorded a loss of $4.2 million in its consolidated statements of operations and comprehensive loss within loss from continuing operations.

This divestiture represents a strategic shift in Complete Solaria’s business and qualifies as held for sale and as a discontinued operation. Based on the held for sale classification of the assets, the Company has reduced the carrying value of the disposal group to its fair value, less cost to sell and recorded an impairment loss associated with the held for sale intangible assets and goodwill. As a result, the Company classified the results of its solar panel business in discontinued operations in its consolidated statements of operations and comprehensive loss for all periods presented. The cash flows related to discontinued operations have been segregated and are included in the consolidated statements of cash flows for all periods presented. Unless otherwise noted, discussion within the notes to the consolidated financial statements relates to continuing operations only and excludes the historical activities of the North American panel business. See Note 8 – Divestiture for additional information.

(c) Liquidity and Going Concern

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred net losses of $269.6 million and $29.5 million, during the fiscal years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit of $354.9 million and current debt of $61.9 million as of December 31, 2023. The Company had cash and cash equivalents of $2.6 million as of December 31, 2023. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to obtain additional funding and restructure its current debt. Historically, the Company’s activities have been financed through private placements of equity securities, debt and proceeds from the Merger. If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the U.S. of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

●	The allocation of the transaction price to identified performance obligations;

●	Fair value of warrant liabilities;

●	The reserve methodology for inventory obsolescence;

●	The reserve methodology for product warranty;

●	The reserve methodology for the allowance for credit losses; and

●	The fair value of the forward purchase agreements

●	The measurement of stock-based compensation

To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact and are not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

(c) Segment Information

The Company conducts its business in one operating segment that provides custom solar solutions through a standardized platform to its residential solar providers and companies to facilitate the sale and installation of solar energy systems under a single product group. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. All the Company’s long-lived assets are maintained in the U.S. of America.

(d) Concentration of Risks

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for credit losses. As of December 31, 2023, two customers had an outstanding balance that represented 38% and 16% of the total accounts receivable balance. As of December 31, 2022, three single customers had outstanding balances that represented 27%, 18%, and 14%, respectively, of the total accounts receivable balance.

Concentration of customers

The Company defines major customers as those customers who generate revenues that exceed 10% of the Company’s annual net revenues. For the years ended December 31, 2023 and 2022 one customer represented 55% and 47% of gross revenues, respectively.

Concentration of suppliers

For the year ended December 31, 2023, one supplier represented 40% of the Company’s inventory purchases. For the year ended December 31, 2022, three suppliers represented 74% of the Company’s inventory purchases.

(e) Cash and Cash Equivalents

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and money market accounts consisting of highly liquid securities with original maturity dates of three months or less from the original date of purchase.

(f) Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. Restricted cash balance as of December 31, 2023 and 2022, was $3.8 million and $3.9 million, respectively. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long-term asset, in the consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported in the consolidated balance sheets that aggregate to the beginning and ending balances shown in the consolidated statements of cash flows as follows (in thousands):

	As of December 31,
	2023	2022
Cash and cash equivalents	$2,593	$4,409
Restricted cash	3,823	3,907
Total cash, cash equivalents, and restricted cash	$6,416	$8,316

(g) Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for credit losses for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and customer payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of accounts receivable previously written off are recorded when received. The following table summarizes the allowance for doubtful accounts as of December 31, 2023 and 2022 (in thousands):

	As of December 31,
	2023	2022
Balance at beginning of period	$(4,812)	$(2,569)
Provision charged to earnings	(5,083)	(2,243)
Amounts written off, recoveries and other adjustments	49	-
Balance at end of period	$(9,846)	$(4,812)

The Company does not have any off-balance sheet credit exposure relating to its customers.

(h) Inventories

Inventories consist of solar panels and the components of solar energy systems which the Company classifies as finished goods. Costs are computed under the average cost method. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

(i) Revenue Recognition

Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Revenues – Solar Energy System Installations

The Company generates revenue primarily from the design and installation of a solar energy system and performing post-installation services. The Company’s contracts with customers include three primary contract types:

●	Cash agreements – The Company contracts directly with homeowners who purchase the solar energy system and related services from the Company. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Financing partner agreements – In its financing partner agreements, the Company contracts directly with homeowners for the purchase of the solar energy system and related services. The Company refers the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. The Company receives consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Power purchase agreements – The Company contracts directly with a distribution partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement, which is signed with the Company’s distribution partner. The Company considers the distribution partner to be its customer, as the Company does not contract directly with the homeowner. The Company receives consideration from the distribution partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

In each of the Company’s customer contract types, the Company’s revenue consists of two performance obligations, which include the performance of the installation of the solar energy system and post- installation services.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. The Company accounts for these services as inputs to a combined output, resulting in a single service-based performance obligation. The Company recognizes revenue upon the completion of installation services, which occurs upon the transfer of control of the solar energy system and title of the related hardware components to the homeowner or distribution partner.

Post-installation services consist primarily of administrative services and customer support, which the Company performs between the completion of installation and the date of inspection of the solar energy system by the authority having jurisdiction. The Company recognizes revenue at a point in time, which is when the inspection occurs.

As the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated to each performance obligation based on its standalone selling price. The Company generally determines the standalone selling price based on the estimated costs incurred in the delivery of each performance obligation, relative to the total costs to be incurred under the contract.

The Company records deferred revenue for amounts invoiced that are not subject to refund upon termination. In certain contracts with customers, the Company arranges for a third-party financing partner to provide financing to the customer. The Company collects upfront from the financing partner and the customer will provide installment payments to the financing partner. The Company records revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which the Company considers to be a customer incentive. None of the Company’s contracts contain a significant financing component.

The Company guarantees to customers certain specified minimum solar energy production output of the solar energy system for 10-years after the installation. The Company monitors the solar energy systems to determine whether these specified minimum outputs are being achieved. The Company will issue payments to customers if the output falls below contractually stated thresholds over the performance guarantee period. Revenue is recognized to the extent it is probable that a significant reversal of such revenue will not occur.

Revenues – Software Enhanced Services

The Company generates revenue from software enhanced services through the provision of design and proposal services. The Company’s customers for design services are solar installers who leverage the Company’s expertise and software platforms to obtain structural letters, computer aided designs and electrical reviews. The Company charges the customer a per design fixed fee for each type of service that is performed, and the Company recognizes revenue in the period the services are performed. The customer contracts contain the customer right to terminate the contract each month and are therefore enforceable only for the contracted services purchased each month. Revenue is recognized for design services in the month the services are performed.

The Company’s customers for proposal services for solar sales organizations who contract with the Company to develop proposals for their potential residential solar customers. The Company generates proposals for the customer using the HelioQuote platform. Customers may purchase a fixed number of proposals for a given month or may contract on a pay as you go basis, and the performance obligation is defined by the number of proposals purchased by the customer each month. The customer contracts contain the customer right to terminate the contract each month and are therefore enforceable only for the services purchased each month. Revenue is recognized for proposal services in the month the services are performed.

Warranties

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales recognized prior to the Disposal Transaction, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship.

When the revenues are recognized for the solar energy systems installations services, the Company accrues liabilities for the estimated future costs of meeting its warranty obligations. The Company makes and revises these estimates based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying consolidated statements of operations and comprehensive loss.

Shipping and handling costs and certain taxes

Revenues are recognized net of taxes collected from customers and remitted to governmental authorities. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both revenues and cost of revenues in the accompanying consolidated statements of operations and comprehensive loss.

Deferred revenue

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records deferred revenue. As installation projects are typically completed within 12-months, the Company’s deferred revenue is reflected in current liabilities in the accompanying consolidated balance sheets. The amount of revenue recognized during the years ended December 31, 2023 and 2022 that was included in deferred revenue at the beginning of each period was $2.1 million and $3.9 million, respectively.

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized by product and service type (in thousands):

	Fiscal Year Ended December 31,
	2023	2022
Solar energy system installations	$84,858	$62,896
Software enhanced services	2,758	3,579
Total revenue	$87,616	$66,475

For the years ended December 31, 2023 and 2022, all revenue recognized was generated in the U.S.

Remaining performance obligations

The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. As of December 31, 2023, the Company has deferred $1.2 million associated with a long-term service contract, which will be recognized evenly through 2028. The Company has deferred $1.3 million associated with a long-term service contract as of December 31, 2022.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expense in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2023 and 2022, deferred commissions were $4.2 million and $2.8 million, respectively, which were included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

(j) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Manufacturing equipment	1–3 years
Developed software	5 years
Furniture & equipment	3–5 years
Leasehold improvements	3–5 years

(k) Internal-Use Software

The Company capitalizes costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be utilized as intended. These costs include personnel and related employee benefits and expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining software. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to provide additional material functionality are capitalized and amortized over the estimated useful life of the related upgrade. During the years ended December 31, 2023 and 2022, the Company capitalized $1.9 million and $1.5 million, respectively, of internal-use software development costs. The remaining unamortized balance as of December 31, 2023 and December 31, 2022 of $3.8 million and $2.7 million, respectively, is included in property and equipment, net within the accompanying consolidated balance sheets.

(l) Cost of Revenues

Cost of revenues includes actual cost of material, labor and related overhead incurred for revenue-producing units, and includes associated warranty costs, freight and delivery costs, depreciation, and amortization of internally developed software.

(m) Advertising and Promotional Expenses

Advertising and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Advertising costs were not material for the years ended December 31, 2023 and 2022.

(n) Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in income tax provision.

(o) Foreign Currency

The Company’s reporting currency is the US dollar. The functional currency for each of the Company’s foreign subsidiaries is the local currency, as it is the monetary unit of account of the principal economic environments in which the Company’s foreign subsidiaries operate. Assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollar financial statements is accounted for as a foreign currency cumulative translation adjustment and is reported as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in Other Income (expense), net in the consolidated statements of operations and comprehensive loss.

(p) Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and is reported net of tax effects.

(q) Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, ROU assets, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.

There were no impairment charges recorded in continuing operations for the years ended December 31, 2023 and 2022.

(r) Intangible Assets, Net

Intangible assets are recorded at the cost, less accumulated amortization. Amortization is recorded using the straight-line method. All intangible assets that have been determined to have definite lives are amortized over their estimated useful life as indicated below:

Useful Lives
Assembled workforce	2years

(s) Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting and accounting fees related to the merger with Freedom in July 2023, are capitalized until they were recorded against proceeds upon the consummation of the transaction. In accounting for the Mergers, direct offering costs of approximately $5.7 million were reclassified to additional paid-in capital and netted against the Mergers proceeds received upon close. As of December 31, 2023, there were no deferred transaction costs. As of December 31, 2022, the Company had recorded $1.1 million of deferred transaction costs in other noncurrent assets on the consolidated balance sheets.

(t) Stock-Based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight- line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock prior to the Mergers, the expected term of the option the expected volatility of the price of the Company’s common stock and expected dividend yield. The Company determines these inputs as follows:

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method.

Expected Volatility—Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.

Expected Dividend—The Black-Scholes valuation model calls for a single expected dividend yield as an input. The Company has never paid dividends and has no plans to pay dividends.

Risk-free Interest Rate—The Company derives the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

(u) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of December 31, 2023 and 2022 include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, the warrant liabilities and FPA liabilities.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short-term nature (classified as Level 1).

The warrant liabilities and FPA liabilities are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within the consolidated statements of operations and comprehensive loss as a component of other income.

(v) Net Loss Per Share

The Company computes net loss per share following ASC 260, Earnings Per Share. Basic net loss per share is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted net loss per share presents the dilutive effect on a per-share basis from the potential exercise of options and/or warrants. The potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(w) Convertible Debt Embedded Derivative Liabilities

The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations and comprehensive loss. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the consolidated balance sheets as current or non-current based on whether net-cash settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations and comprehensive loss. The Company’s embedded derivative liabilities were extinguished in the first quarter of 2022.

(x) Leases

Effective January 1, 2021, the Company early adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as amended (“ASC 842”). The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. The Company’s lease agreements generally contain lease and non-lease components. Payments under lease arrangements are primarily fixed. The Company combines lease and non-lease components and accounts for them together as a single lease component. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion and non-current portion and are presented separately on the Company’s consolidated balance sheets. The Company does not have finance lease ROU assets or liabilities.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.

The Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. The Company generally uses the base, non-cancelable, lease term when determining the lease assets and liabilities. The Company also records a corresponding right-of-use asset and applicable lease commencement date, which is calculated based on the amount of the lease liability, adjusted for any advance lease payments made, lease incentives received, and initial direct costs incurred. Right-of-use assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

(y) Warrant Liabilities

The Company accounts for its warrant liabilities in accordance with the guidance in ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, under which the warrants that do not meet the criteria for equity classification and must be recorded as liabilities. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in other income (expense), net on the consolidated statements of operations and comprehensive loss. Refer to Note 5 – Fair Value Measurements and Note 14 – Warrants.

(z) Forward Purchase Agreements

The Company accounts for its forward purchase agreements (“FPAs”) in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity, as the agreements embody an obligation to transfer assets to settle a forward contract. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in other income (expense), net on the consolidated statements of operations and comprehensive loss. Refer to Note 5 – Fair Value Measurements and Note 6 – Forward Purchase Agreements.

(aa) Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company adopted ASU 2016-13 under the private company transition guidance beginning January 1, 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

(bb) Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). The ASU expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective adoption. The Company is currently evaluating ASU 2023-07 but expects the impact of the disclosures to be immaterial to the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company is currently evaluating ASU 2023-09 but expects the impact of the disclosures to be immaterial to the Company’s consolidated financial statements.

(3) Reverse Recapitalization

As discussed in Note 1 – Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, Complete Solaria was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). Complete Solaria has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Complete Solaria’s pre-combination stockholders have the majority of the voting power in the post- merged company;

●	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Complete Solaria Board of Directors;

●	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

●	Legacy Complete Solaria’s prior operations is comprised of the ongoing operations of the post-merged company;

●	Complete Solaria is the larger entity based on historical revenues and business operations; and

●	the post-merged company has assumed Complete Solaria’s operating name.

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.

Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million. The following table reconciles the elements of the Mergers to the audited consolidated statements of cash flows and the audited consolidated statements of stockholders’ deficit for the year-ended December 31, 2023 (in thousands):

Recapitalization
Cash proceeds from FACT, net of redemptions	$36,539
Cash proceeds from PIPE Financing	12,800
Less: cash payment of FACT transaction costs and underwriting fees	(10,680)
Less: cash payment to FPA investors for rebates and recycled shares	(17,831)
Less: cash payment for Promissory Note	(1,170)
Net cash proceeds upon the closing of the Mergers and PIPE financing	19,658
Less: non-cash net liabilities assumed from FACT	(10,135)
Net contributions from the Mergers and PIPE financing upon closing	$9,523

Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Complete Solaria Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)
Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075
Shares of Complete Solaria Common stock immediately after Mergers	45,290,553

In connection with the Mergers, the Company incurred direct and incremental costs of approximately $16.4 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. Of the $16.4 million, $5.8 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. As of December 31, 2023, the Company made cash payments totaling $5.4 million to settle transaction costs. As a result of the Closing, outstanding 2022 Convertible Notes were converted into shares of Complete Solaria Common Stock.

(4) Business Combination

Solaria Acquisition

On November 4, 2022, Complete Solar Holdings acquired Solaria for aggregate consideration paid of $89.1 million, comprising of $0.1 million in cash, 2,884,550 shares of common stock with an aggregate fair value of $17.3 million, 6,803,549 shares of preferred stock with an aggregate fair value of $52.2 million, 78,962 common stock warrants for an aggregate value of $0.2 million, 1,376,414 preferred stock warrants for an aggregate fair value of $7.8 million, 5,382,599 stock options with an aggregate fair value of $10.0 million attributable to services provided prior to the acquisition date, and the payment of seller incurred transaction expenses of $1.5 million. In addition, the Company assumed $14.1 million of unvested Solaria stock options, which has been and will be recorded as stock-based expense over the remaining service period. Solaria designs, develops, manufactures, and generates revenue from the sale of silicon photovoltaic solar panels and licensing of its technology to third parties. At the time of the acquisition, the Company believed that the acquisition of Solaria would establish the Company as a full system operator, with a compelling customer offering with best-in-class technology, financing, and project fulfilment, which would enable the Company to sell more product across more geographies in the U.S. and Europe. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations. Subsequent to the acquisition as discussed above, the Company sold certain intangible assets constituting the Solaria business in October of 2023, resulting in the results of the Solaria business to be reflected as discontinued operations and certain intangible assets and goodwill to be recognized as held-for-sale. Refer to Note 8 – Divestiture for further details.

Acquisition costs of $1.3 million were expensed by the Company and are included in general and administrative expenses within the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.

The fair value of assets acquired and liabilities assumed was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. The following table summarized the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Cash, cash equivalents and restricted cash	$5,402
Accounts receivable	4,822
Inventories	5,354
Prepaid expenses and other current assets	8,569
Property and equipment	830
Operating lease right-of-use asset	1,619
Intangible assets	43,100
Other non-current assets	112
Total identifiable assets acquired	69,808
Accounts payable	4,210
Accrued expenses and other current liabilities	11,845
Notes payable	20,823
Deferred revenue	73
Operating lease liabilities, net of current portion	1,132
Warranty provision, noncurrent	1,566
SAFE agreements	60,470
Total identifiable liabilities assumed	100,119
Net identifiable liabilities assumed	30,311
Goodwill	119,422
Total aggregate consideration paid	$89,111

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired and has been allocated to the Company’s single reporting unit. Goodwill was subsequently reclassified to long-term assets held for sale – discontinued operations, on the Company’s balance sheet as of December 31, 2022, stemming from the sale of the Solaria business discussed in Note 8 – Divestiture below.

Intangible assets acquired and subsequently disposed of as part of the Solaria sale discussed in Note 8 – Divestiture below are as follows (in thousands):

Trademarks	$5,700
Developed technology	12,700
Customer relationships	24,700
Total intangible assets	$43,100

The income approach, using the relief from royalty method, was used to value trademarks and developed technology. Significant assumptions included in the valuation of trademarks and developed technology include projected revenues, the selected royalty rate and the economic life of the underlying asset.

The income approach, using the multi-period excess earning method, was used to value customer relationships. Significant assumptions included in the valuation of customer relationships include projected revenues, customer attrition and expense growth over the forecasted period.

As a result of the Solaria acquisition, the Company recognized $45.9 million of deferred tax assets. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. Net operating losses were incurred by Solaria from November 4, 2022 through the divestiture in 2023. An unrecognized tax benefit was recorded in 2023 related to all acquired losses and post-acquisition losses due to the divestiture. Refer to Note 19 – Income Taxes for additional details.

(5) Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Carlyle warrants	$—	$—	$9,515	$9,515
Public warrants	167	—	—	167
Private placement warrants	—	122	—	122
Working capital warrants	—	14	—	14
Replacement warrants	—	—	1,310	1,310
Forward purchase agreement liabilities	—	—	3,831	3,831
Total	$167	$136	$14,656	$14,959

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$14,152	$14,152
Total	$—	$—	$14,152	$14,152

Carlyle Warrants

As part of the Company’s amended and restated warrant agreement with CRSEF Solis Holdings, LLC (“Carlyle”), dated July 18, 2023, the Company issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the amended and restated warrant agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the amended and restated warrant agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the amended and restated warrant agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. As the warrant is exercisable into a variable number of shares based on the Company’s fully diluted capitalization table, the Company has classified the warrants as liabilities. The Company valued the warrants based on a Black-Scholes Option Pricing Method, which included the following inputs:

	December 31,
	2023	2022
Expected term	7.0 years	—
Expected volatility	77.0%	—
Risk-free interest rate	3.92%	—
Expected dividend yield	0.0%	—

Public, Private Placement and Working Capital Warrants

The public, private placement and working capital warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument. The private placement and working capital warrants were valued using observable inputs for similar publicly traded instruments.

Forward Purchase Agreement Liabilities

The FPA liabilities are measured at fair value on a recurring basis using a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period, which included the following inputs:

	December 31,
	2023	2022
Common stock trading price	$1.66	$—
Simulation period	1.55 years	—
Risk-free rate	4.48%	—
Volatility	95.0%	—

Redeemable Convertible Preferred Stock Warrant Liabilities

The Company historically issued redeemable convertible warrants, which were classified as liabilities and adjusted to fair value using the Black Scholes Option Pricing Method. The terms of the redeemable convertible preferred stock warrants are described in Note 14 – Warrants.

Series B Redeemable Convertible Preferred Stock Warrant

	December 31,
	2023	2022
Expected term	—	3.1 years
Expected volatility	—	72.5%
Risk-free interest rate	—	4.2%
Expected dividend yield	—	0.0%

Series C Redeemable Convertible Preferred Stock Warrant

	December 31,
	2023	2022
Expected term	—	3.6 years
Expected volatility	—	72.5%
Risk-free interest rate	—	4.0%
Expected dividend yield	—	0.0%

Series D-7 Redeemable Convertible Preferred Stock Warrant

	December 31,
	2023	2022
Expected term	0.3 years	1.5 years
Expected volatility	78.5%	78.5%
Risk-free interest rate	5.4%	4.7%
Expected dividend yield	0.0%	0.0%

The redeemable convertible preferred stock warrant liabilities were measured at fair value at the issuance date and as of each subsequent reporting period with changes in the fair value recorded within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

(6) Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each individually, a “Seller”, and together, the “FPA Sellers”).

Pursuant to the terms of the FPAs, the FPA Sellers may (i) purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share, (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Mergers as per the Amended and Restated Business Combination Agreement.

The key terms of the forward contracts are as follows:

●	The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●	The FPA contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in Complete Solaria Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP Price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

●	The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price.

The Company entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Mergers. Upon signing the FPAs, the Company incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Mergers in addition to the terms and conditions associated with the settlement of the FPAs. The Company accounted for the contingent obligation to issue shares in accordance with ASC 815, Derivatives and Hedging, and recorded a liability and other income (expense), net based on the fair value upon of the obligation upon the signing of the FPAs. The liability was extinguished in July 2023 upon the issuance of Complete Solaria Common Stock to the FPA sellers.

Additionally, in accordance with ASC 480, Distinguishing Liabilities from Equity, the Company has determined that the forward contract is a financial instrument other than a share that represent or are indexed to obligations to repurchase the issuer’s equity shares by transferring assets, referred to herein as the “forward purchase liability” on its consolidated balance sheets. The Company initially measured the forward purchase liability at fair value and has subsequently remeasured it at fair value with changes in fair value recognized in earnings.

Through the date of issuance of the Complete Solaria Common Stock in satisfaction of the Company’s obligation to issue shares around the closing of the Mergers, the Company recorded $35.5 million to other income (expense), net associated with the issuance of 6,720,000 shares of Complete Solaria Common Stock in association with the FPAs.

As of the closing of the Mergers and issuance of the Complete Solaria Common Stock underlying the FPAs, the fair value of the prepaid FPAs was an asset balance of $0.1 million and was recorded on the Company’s consolidated balance sheets and within other income (expense), net on the consolidated statements of operations and comprehensive loss. Subsequently, the change of fair value of the forward purchase liability amounted to an expense of $3.9 million for the fiscal year ended December 31, 2023. As of December 31, 2023, the forward purchase liabilities amounted to $3.8 million.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the FPA (the “Amendments”). The Amendments lower the reset floor price of each FPA from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPA; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

(7) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of December 31,
	2023	2022
Inventory deposits	$616	$6,255
Prepaid sales commissions	4,185	2,838
Other	1,016	978
Total prepaid expenses and other current assets	$5,817	$10,071

(8) Divestiture

Discontinued operations

As previously described in Note 1 – Organization, on August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of intellectual property and customer contracts, to Maxeon. In October 2023, the Company completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria. The Company determined that this divestiture represented a strategic shift in the Company’s business and qualified as a discontinued operation. Accordingly, the results of operations and cash flows relating to Solaria have been reflected as discontinued operations in the consolidated statements of operations and comprehensive loss for the fiscal year ended December 31, 2023 and the consolidated statements of cash flows for the fiscal year ended December 31, 2023.

Components of amounts reflected in the consolidated statements of operations and comprehensive loss related to discontinued operations are presented in the table, as follows (in thousands):

Fiscal year ended
December 31, 2023
Revenues	$29,048
Cost of revenues	30,609
Gross loss	(1,561)
Operating expenses:
Sales and marketing	6,855
General and administrative	17,472
Total operating expenses	24,327
Loss from discontinued operations	(25,888)
Other income, net	31
Loss from discontinued operations before income taxes	(25,857)
Income tax benefit	4
Loss from discontinued operations, net of tax	(25,853)
Impairment loss from discontinued operations	(147,505)
Net loss from discontinued operations	$(173,358)

(9) Property and Equipment, Net

Property and equipment, net consist of the following (in thousands, except year data):

	Estimated Useful Lives	As of December 31,
	(Years)	2023	2022
Developed software	5	$6,993	$5,054
Manufacturing equipment	3	131	102
Furniture and equipment	3	96	90
Leasehold improvements	5	708	708
Total property and equipment		7,928	5,954
Less: accumulated depreciation and amortization		(3,611)	(2,478)
Total property and equipment, net		$4,317	$3,476

Depreciation and amortization expense on tangible assets totaled $0.9 million and $0.6 million for the fiscal years ended December 31, 2023 and 2022. There were no impairment charges on tangible assets recognized for the fiscal years ended December 31, 2023 and 2022.

(10) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of December 31,
	2023	2022
Accrued compensation and benefits	$3,969	$3,940
Customer deposits	544	930
Uninvoiced contract costs	671	1,914
Inventory received but not invoiced	–	972
Accrued term loan and revolving loan amendment and final payment fees	2,400	2,400
Accrued legal settlements	7,700	1,853
Accrued taxes	931	1,245
Accrued rebates and credits	677	1,076
Operating lease liabilities, current	607	958
Accrued warranty, current	1,433	767
Other accrued liabilities	8,938	3,775
Total accrued expenses and other current liabilities	$27,870	$19,830

(11) Employee Benefit Plan

The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the fiscal years ended December 31, 2023 and 2022.

(12) Other Expense, Net

Other expense, net consist of the following (in thousands):

	Fiscal Years Ended December 31,
	2023	2022
Change in fair value of redeemable convertible preferred stock warrant liability	$8,513	$–
Change in fair value of Carlyle warrants	14,373	–
Change in fair value of warrant liabilities	–	(5,211)
Change in fair value of FACT public, private placement and working capital warrants	6,424	–
Gain on extinguishment of convertible notes and SAFE agreements(1)	–	3,235
Loss on sale of equity securities	(4,154)	–
Loss on CS Solis debt extinguishment	(10,338)	–
Bonus shares issued in connection with the Mergers(2)	(2,394)	–
Issuance of forward purchase agreements(3)	76	–
Change in fair value of forward purchase agreement liabilities(4)	(3,906)	–
Loss on issuance of shares in connection with the forward purchase agreements(5)	(35,490)	–
Loss on discontinued Solaria business and other, net	(2,966)	118
Total other expense, net	$(29,862)	$(1,858)

(1)	Includes zero and $1.4 million of other income for the fiscal years ended December 31, 2023 and 2022, respectively, recognized upon the conversion of related party convertible notes and SAFEs.

(2)	Includes $0.7 million of other expense for the fiscal year ended December 31, 2023 for bonus shares issued to related parties in connection with the Mergers.

(3)	Includes $0.4 million of other income for the fiscal year ended December 31, 2023 for forward purchase agreements entered into with related parties.

(4)	Includes $9.1 million of other expense for the fiscal year ended December 31, 2023 for forward purchase agreements entered into with related parties.

(5)	Includes $30.7 million of other expense the fiscal year ended December 31, 2023 for shares issued to related parties in connection with the forward purchase agreements.

(13) Common Stock

The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of December 31, 2023. No preferred stock has been issued.

Common Stock Purchase Agreements

On December 18, 2023, the Company entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of common stock of the Company, par value $0.0001, (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $4,999,999.20. The Purchasers paid for the Shares in cash. Thurman J. Rodgers is a trustee of each Purchaser and is the Executive Chairman of the board of directors of the Company.

The Company has reserved shares of common stock for issuance related to the following:

As of December 31, 2023
Common stock warrants	27,637,266
Employee stock purchase plan	2,628,996
Stock options and RSUs, issued and outstanding	11,774,743
Stock options and RSUs, authorized for future issuance	3,850,462
Total shares reserved	45,891,467

(14) Warrants

Series B Warrants (Converted to Common Stock Warrants)

In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with a 2016 credit facility. The Series B warrant is immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The fair value of the Series B warrant was less than $0.1 million as of December 31, 2022 and as of July 18, 2023, when the Series B warrant was reclassified from warrant liability to additional paid-in capital, as the warrant is exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. The relative fair value of the Series B warrant at issuance was recorded as a debt issuance cost within other non-current liabilities on the accompanying consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss for the fiscal years ended December 31, 2023 and 2022.

Series C Warrants (Converted to Common Stock Warrants)

In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement is 482,969 shares of Series C preferred stock. The Series C warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C warrant was $6.3 million as of December 31, 2022. The fair value of the Series C warrant was $2.3 million as of July 18, 2023, when the Series B warrant was reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the warrant is exercisable into shares of Complete Solaria Common Stock upon the close of the Mergers. The relative fair value of the Series C warrant at issuance was recorded as Series C preferred stock issuance costs and redeemable convertible preferred stock warrant liability on the accompanying consolidated balance sheets, and changes in fair value have been recorded in other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss for the fiscal years ended December 31, 2023 and 2022.

Series C-1 Warrants (Converted to Common Stock Warrants)

In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series C-1 preferred stock financing. The warrant is immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of December 31, 2023. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 10 years; expected volatility of 62.5%; risk-free interest rate of 1.5%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Carlyle Warrants

In February 2022, as part of a debt financing from Carlyle (refer to Note 15 – Borrowing Arrangements), the Company issued a warrant to purchase 2,886,952 shares of common stock in conjunction with the redeemable investment in CS Solis. The warrant contained two tranches, the first of which is immediately exercisable for 1,995,879 shares. The second tranche, which was determined to be a separate unit of account, was exercisable upon a subsequent investment from Carlyle in CS Solis. No subsequent investment was made and the investment period expired on December 31, 2022 and the second tranche of warrants expired prior to becoming exercisable. The vested warrant had an exercise price of $0.01 per share and had an expiration date of February 2029.

At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 73.0%; risk-free interest rate of 1.9%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital and as a discount on the long-term debt in CS Solis on the consolidated balance sheets as of December 31, 2022.

In July 2023, and in connection with the closing of the Mergers, the Carlyle debt and warrants were modified. Based on the exchange ratio included in the Mergers, the 1,995,879 outstanding warrants to purchase Legacy Complete Solaria Common Stock prior to modification were exchanged into warrants to purchase 1,995,879 shares of Complete Solaria Common Stock. As part of the modification, the warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. Of the additional warrants that become exercisable after the modification, the tranches of 350,000 warrants vesting ten days after the date of the agreement and 150,000 warrants vesting thirty days after the date of the agreement are exercisable as of December 31, 2023.

The modification of the warrant resulted in the reclassification of previously equity classified warrants to liability classification, which was accounted for in accordance with ASC 815 and ASC 718, Compensation – Stock Compensation. The Company recorded the fair value of the modified warrants as a warrant liability of $20.4 million, the pre-modification fair value of the warrants as a reduction to additional paid-in capital of $10.9 million and an expense of $9.5 million to other income (expense), net equal to the incremental value of the warrants upon the modification. The fair value of the warrant was determined based on its intrinsic value, given a nominal exercise price. At issuance, the relative fair value of the warrant was determined to be $20.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 77.0%; risk-free interest rate of 3.9%; and no dividend yield. As of December 31, 2023, the fair value of the warrant was $6.0 million, and the Company recorded an expense of $14.4 million as other income (expense), net on the consolidated statements of operations and comprehensive loss.

Series D-7 Warrants (Converted to Common Stock Warrants)

In November 2022, the Company issued warrants to purchase 656,630 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the Business Combination. The warrant contains two tranches. The first tranche of 518,752 shares of Series D-7 preferred stock is exercisable at an exercise price of $2.50 per share upon consummation of a merger transaction, or at an exercise price of $2.04 per share upon remaining private and has an expiration date of April 2024. The second tranche of 137,878 shares of Series D-7 preferred stock is exercisable at an exercise price of $5.00 per share upon consummation of a merger transaction, or at an exercise price of $4.09 per share upon remaining private and has an expiration date of April 2024. The fair value of the Series D-7 warrants was $7.8 million as of December 31, 2022 and $2.4 million as of July 18, 2023 when the warrants were reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the exercise price of the warrants is fixed at $2.50 per share of Complete Solaria Common Stock for the first tranche and $5.00 per share of Complete Solaria Common Stock for the second tranche upon the closing of the Mergers.

In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), (refer to Note 15 – Borrowing Arrangements). In connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Purchase Stock Agreements with the holders of the Series D-7 warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series D-7 preferred stock converted into warrants to purchase 656,630 shares of common stock (the “replacement warrants”). As a result of the warrant amendment, the Company reclassified the replacement warrants from equity to liability. The replacement warrants were remeasured to the fair value on the amendment effective date and the Company will record subsequent changes in fair value in other income (expense), net on its condensed consolidated statements of operations and comprehensive loss. The Series D-7 Warrants remain outstanding as of December 31, 2023.

November 2022 Common Stock Warrants

In November 2022, the Company issued a warrant to a third-party service provider to purchase 78,962 shares of common stock in conjunction with the Business Combination. The warrant was immediately exercisable at an exercise price of $8.00 per share and had an expiration date of April 2024. In May 2023, the Company amended the warrant, modifying the shares of common stock to be purchased to 31,680, the exercise price to $0.01, and the expiration date to the earlier of October 2026 or the closing of an IPO. The impact of the modification was not material to the consolidated financial statements. At issuance and upon the modification, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes model with the following weighted average assumptions: expected term of 1.5 years; expected volatility of 78.5%; risk-free interest rate of 4.7%; and no dividend yield. The fair value of the warrant was recorded within additional paid-in capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification. Upon the Closing of the Mergers, the warrant was net exercised into 31,680 shares of Complete Solaria Common Stock.

July 2023 Common Stock Warrants

In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of common stock in exchange for services provided in obtaining financing at the Closing of the Mergers. The warrant is immediately exercisable at a price of $0.01 per share and has an expiration date of July 2028. At issuance, the fair value of the warrant was determined to be $0.2 million, based on the intrinsic value of the warrant and the $0.01 per share exercise price. As the warrant is accounted for as an equity issuance cost, the warrant is recorded only within additional paid-in capital on the consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Warrant Consideration

In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase Complete Solaria Common Stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in capital, net of the issuance costs of the Mergers. As of December 31, 2023, all warrants issued as warrant consideration remain outstanding.

Public, Private Placement, and Working Capital Warrants

In conjunction with the Mergers, Complete Solaria, as accounting acquirer, was deemed to assume 6,266,667 warrants to purchase FACT Class A Ordinary Shares that were held by the sponsor at an exercise price of $11.50 (“Private Placement Warrants”) and 8,625,000 warrants to purchase FACT’s shareholders FACT Class A Ordinary Shares at an exercise price of $11.50 (“Public Warrants”). Subsequent to the Mergers, the Private Placement Warrants and Public Warrants are exercisable for shares of Complete Solaria Common Stock and meet liability classification requirements since the warrants may be required to be settled in cash under a tender offer. In addition, Private Placement Warrants are potentially subject to a different settlement amount as a result of being held by the Sponsor which precludes the Private Placement Warrants from being considered indexed to the entity’s own stock. Therefore, these warrants are classified as liabilities on the consolidated balance sheets.

The Company determined the Public and Private warrants to be classified as a liability and fair valued the warrants on the issuance date using the publicly available price for the warrants of $6.7 million. The fair value of these warrants was $0.3 million as of December 31, 2023, and the Company recorded the change in fair value of $6.4 million in other income (expense), net in the consolidated statements of operations and comprehensive loss for the fiscal year ended December 31, 2023.

Additionally, at the closing of the Mergers, the Company issued 716,668 Working Capital warrants, which have identical terms as the Private Placement Warrants to the sponsor in satisfaction of certain liabilities of FACT. The warrants were fair valued at $0.3 million upon the closing of the Mergers, which was recorded in warrant liability on the consolidated balance sheets. As of December 31, 2023, the Working Capital warrants had a fair value of $0.01 million, and the Company recorded the change in fair value of $0.1 million as other income (expense), net on the consolidated statements of operations and comprehensive loss.

(15) Borrowing Arrangements

Notes payable, net, Convertible notes, net and convertible notes, net, due to related parties

As of December 31, 2023 and 2022, the Company’s notes payable and convertible notes consisted of the following (in thousands):

	As of December 31,
	2023	2022
2018 Bridge Notes	$11,031	$9,780
Revolver Loan	5,168	5,000
Secured Credit Facility	12,158	5,623
Polar Settlement Agreement	300	—
Total Notes payable	28,657	20,403
Debt in CS Solis	33,280	25,204
2022 Convertible Notes	—	3,434
2022 Convertible Notes due to related parties	—	15,510
Total notes payable and convertible notes, net	61,937	64,551
Less current portion	(61,937)	(20,403)
Notes payable and convertible notes, net of current portion	$—	$44,148

Notes Payable

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice the face value of the 2018 Notes at maturity. The 2018 Notes are secured by substantially all of the assets of Solaria Corporation. In 2021, the 2018 Notes were amended extending the maturity date to December 13, 2022. In connection with the 2021 amendment, Solaria had issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the Business Combination with Complete Solar, all the outstanding warrants issued to the lenders were assumed by the parent company, Complete Solaria as discussed in Note 4 – Business Combination.

In December 2022, the Company entered into an amendment to the 2018 Bridge Notes extending the maturity date from December 13, 2022 to December 13, 2023, and the 2018 Notes remain outstanding as of December 31, 2023. In connection with the amendment, the 2018 Notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment.

The Company concluded that the modification was a troubled debt restructuring as the Company was experiencing financial difficulty and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the Solaria Bridge Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium is being amortized to interest expense using the effective interest rate method. As of December 31, 2023 and December 31, 2022, the carrying value of the Bridge Notes was $11.0 million and $9.8 million, respectively. Interest expense recognized for fiscal years ended December 31, 2023 and 2022 was $1.2 million and $0.7 million, respectively. As of December 31, 2023, the carrying value of the 2018 Notes approximates their fair value.

Revolver Loan

In October 2020, Solaria entered into a loan agreement (“SCI Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The SCI Loan Agreement is comprised of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. Both the Term Loan and the Revolving Loan were fully drawn upon closing. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar and was not included in the Business Combination.

The Revolving Loan has a term of thirty-six months, with the principal due at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The SCI Loan Agreement requires the Company to meet certain financial covenants relating to the maintenance of specified restricted cash balance, achieve specified revenue targets and maintain specified contribution margins (“Financial Covenants”) over the term of the Revolving Loan. The Revolving Loan is collateralized by substantially all assets and property of the Company.

In the years ended December 31, 2022 and December 31, 2021, Solaria entered into several Amended and Restated Loan and Security Agreements with SCI to forbear SCI from exercising any rights and remedies available to it as a result of the Company not meeting certain Financial Covenants required by the Original Agreement. As a result of these amendments changes were made to the Financial Covenants, and Solaria recorded a total of $1.9 million amendment fees in Other Liabilities and this liability was included in the acquired liabilities for purchase price accounting.

Solaria had historically issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria (“SCI Series E-1 warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the Business Combination with Complete Solar, all the outstanding SCI Series E-1 warrants were assumed by the parent company, Complete Solaria as discussed in Note 4 – Business Combination.

The Revolving Loan outstanding on the date of the Business Combination was fair valued at $5.0 million for the purpose of purchase price accounting discussed in Note 4 – Business Combination. The Revolving Loan principal balance at December 31, 2023 and December 31, 2022 amounted to $5.1 million and $5.0 million, respectively. Interest expense recognized for the fiscal year ended December 31, 2023 was $0.6 million. The Company was in compliance with all the Financial Covenants as of December 31, 2023.

In October 2023, the Company entered into an Assignment Agreement whereby Structural Capital Investments III, LP assigned the SCI debt to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, Kline Hill Partners Opportunity IV SPV LLC, and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company has identified this as a related party transaction, as discussed in Note 21 – Related Party Transactions. The SCI Revolving Loan continued to remain outstanding as of December 31, 2023 and is currently being renegotiated.

Secured Credit Facility

In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement allows the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serves as collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. The Company may prepay any borrowed amount without premium or penalty. Under the original terms, the secured credit facility agreement was due to mature in April 2023. The Company is in the process of amending the secured credit facility agreement to extend its maturity date.

At December 31, 2023, the balance outstanding was $12.2 million, including accrued financing cost of $4.5 million, and as of December 31, 2022, the balance outstanding was $5.6 million, including accrued financing cost of $0.1 million. The Company recognized interest expense of $3.5 million and $0.1 million related to the Secured Credit Facility during the fiscal years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the total estimated fair value of the Secured Credit Facility approximates its carrying value.

Polar Settlement Agreement

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with Polar Multi-Strategy Master Fund (“Polar”) for the settlement of a working capital loan that had been made by Polar to the Sponsor, prior to the closing of the Mergers. The settlement agreement requires the Company to pay Polar $0.5 million in ten equal monthly installments and does not accrue interest. During the fiscal year ended December 31, 2023, the Company paid $0.2 million, and as of December 31, 2023, $0.3 million remains outstanding.

Debt in CS Solis

As described above, as part of the reorganization of the Company in February 2022, the Company received an investment from Carlyle. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of Complete Solar, Inc. in exchange for 100 Class A Membership Units. The Class B Membership Units are mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% (which is structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declares any dividends. In connection with the investment, the Company issued a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, 4,132,513 shares are immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480, Distinguishing Liabilities from Equity, and has recorded the investment as a liability, which was accreted to its redemption value under the effective interest method. The Company has recorded the warrants as a discount to the liability. Refer to Note 13 – Common Stock, for further discussion of the warrants issued in connection with the Class B Membership Units.

On July 17 and July 18, 2023, and in connection with obtaining consent for the Mergers, Legacy Complete Solaria, FACT and Carlyle entered into an Amended and Restated Consent to the Business Combination Agreement (“Carlyle Debt Modification Agreement”) and an amended and restated warrant agreement (“Carlyle Warrant Amendment”), which modified the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle Debt Modification Agreement accelerates the redemption date of the investment, which was previously February 14, 2025 and is March 31, 2024 subsequent to the modification. The acceleration of the redemption date of the investment, resulted in the total redemption amount to be 1.3 times the principal at December 31, 2023. The redemption amount will increase to 1.4 times the original investment at March 31, 2024. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the Carlyle Warrant Amendment, Complete Solaria issued Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share. The warrants are classified as liabilities under ASC 815 and are recorded within warrant liability on the consolidated statements of operations and comprehensive loss.

The Company accounted for the modification of the long-term debt due CS Solis as a debt extinguishment in accordance with ASC 480 and ASC 470. As a result of the extinguishment, the Company recorded a loss on extinguishment, of $10.3 million, which is recorded within other expense on the consolidated statements of operations and comprehensive loss. As of the modification date, the Company recorded the fair value of the new debt of $28.4 million as short-term debt in CS Solis, and the amount will have a redemption value of $35.8 million under the amended agreement.

The Company has recorded a liability of $33.3 million and zero included in short-term debt due CS Solis on the consolidated balance sheets as of December 31, 2023 and 2022, respectively. The Company recorded a liability of zero and $25.2 million included in long-term debt due CS Solis on the consolidated balance sheets as of December 31, 2023 and 2022, respectively. The Company has recorded accretion of the liability as interest expense of $7.2 million for the fiscal year ended December 31, 2023, and made payments of interest expense of $0.6 million during the fiscal year ended December 31, 2023. The Company has recorded accretion of the liability as interest expense of $2.4 million for the fiscal year ended December 31, 2022. Prior to the modification, during the fiscal years ended December 31, 2023 and 2022 the Company recorded amortization of issuance costs as interest expense of $0.7 million and $1.2 million, respectively. As of December 31, 2023, the total estimated fair value of the Company’s debt with CS Solis was $33.3 million, which was estimated based on Level 3 inputs.

2022 Convertible Notes

In connection with the Original Business Combination Agreement, the Company raised a series of convertible notes (“2022 Convertible Notes”) during the fiscal year ended December 31, 2022 with an aggregate purchase price of $12.0 million, and during the fiscal year ended December 31, 2023 for an additional total purchase price of $21.3 million. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contained the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes accrued interest at a rate of 5% per annum. Immediately prior to the closing of the Mergers, the 2022 Convertible Notes were converted into the number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Amended and Restated Business Combination Agreement. This resulted in the issuance of 5,316,460 shares of Complete Solaria common stock to the noteholders and no debt remains outstanding associated with the 2022 Convertible Notes as of December 31, 2023.

The Company recognized interest expense of $0.7 million related to the 2022 Convertible Notes during the fiscal year ended December 31, 2023. The Company did not recognize any interest expense related to the 2022 Convertible Notes during the fiscal year ended December 31, 2022.

2019-A Convertible Notes

In 2019, the Company issued a series of convertible notes (“2019-A Convertible Notes”) for $0.1 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after August 2020. The notes carried simple interest of 6.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enabled the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of less than $0.1 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 17.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company recorded zero expense during the fiscal years ended December 31, 2023 and 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2019-A Convertible Notes converted into 62,500 shares of Series D-2 redeemable convertible preferred stock. The Company recognized a gain on the conversion of less than $0.1 million in other income (expense), net on the consolidated statements of operations and comprehensive loss. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

The Company did not recognize any interest expense related to the 2019-A Convertible Notes during the fiscal year ended December 31, 2023. Interest expense recognized related to the 2019-A Convertible Notes during the fiscal year ended December 31, 2022 was immaterial.

2020-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2020-A Convertible Notes”) for $3.8 million in proceeds, with immaterial debt issuance costs, and which were due and payable on demand by the holders after April 2021. The notes carried simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.5 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 25.6% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. The Company recorded zero in expense during the fiscal year ended December 31, 2023 and 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried within the accompanying consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2020-A Convertible Notes converted into 785,799 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.9 million in other income (expense), net on the consolidated statements of operations and comprehensive loss. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

The Company did not recognize any interest expense related to the 2020-A Convertible Notes during the fiscal year ended December 31, 2023. Interest expense recognized during the fiscal year ended December 31, 2022 was immaterial.

2021 Promissory Notes

In July 2021, the Company issued a short-term promissory note for $0.5 million in proceeds, with immaterial debt issuance costs. The promissory note carried simple interest of 2.0% and was due and payable after February 2022. In February 2022, the Company repaid the 2021 Promissory Note.

In October 2021, the Company issued a short-term promissory note for $2.0 million in proceeds, with immaterial debt issuance costs. The promissory note contained a financing fee of $0.3 million, which was due and payable along with the principal amount in January 2022. In connection with the promissory note, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $0.01 per share. The principal and accrued interest of the note payable were repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.

2021-A Convertible Notes

In 2020, the Company issued a series of convertible notes (“2021-A Convertible Notes”) for $4.3 million in proceeds, with immaterial debt issuance costs, and which are due and payable on demand by the holders after February 2022. The holders are existing investors and are not expected to demand cash settlement, as the Company expects to raise additional preferred financing under which the notes will convert into preferred shares. The notes carry simple interest of 2.0% and contained a conversion feature whereby the notes would convert at 80% of the issuance price of the preferred shares in the next equity financing. The notes also contained other embedded features such as conversion options that were exercisable upon the occurrence of various contingencies. All of the embedded features were analyzed to determine whether they should be bifurcated and separately accounted for as a derivative. Pursuant to such analysis, the Company valued and bifurcated the share-settled redemption feature, which enables the holders to convert the notes to the preferred shares at a predefined discount from the issuance price and recorded its initial fair value of $0.6 million as a discount on the convertible notes face amount. The debt discount was amortized to interest expense at a weighted-average effective interest rate of 18.1% through the maturity dates of the notes.

The fair value of the share-settled redemption feature was estimated based on a probability-weighted analysis of the discounted value of the notes converting under a Next Equity Financing, a change in control, default, or maturity, and the changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recorded zero in expense during the fiscal years ended December 31, 2023 and 2022, related to the change in the fair value of the convertible notes embedded derivative liability. The convertible notes were carried on the consolidated balance sheets at their original issuance value, net of unamortized debt discount and issuance costs. In March 2022, as part of the Company’s Series D Preferred Stock issuance, the 2021-A Convertible Notes converted into 869,640 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of $0.8 million in other income (expense), net on the consolidated statements of operations and comprehensive loss. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

As part of the 2021-A Convertible Notes financing, the Company entered into an additional convertible note with an existing investor for $0.5 million. The note carried PIK interest of 3.0% and was due and payable on demand at any time after June 30, 2021. The note contained an embedded conversion feature, which allowed the holder to convert the note into a fixed number of shares of Series C-1 preferred stock at any time after June 30, 2021. The Company concluded the conversion feature was not required to be bifurcated as an embedded derivative liability, and the note was carried at its principal plus accrued PIK interest. As the full carrying value of the note was converted to Series D Preferred Stock, the balance remaining for the note at December 31, 2022 and thereafter remained zero.

The Company did not recognize any interest expense related to the 2021-A Convertible Notes during the fiscal year ended December 31, 2023. Interest expense recognized during the fiscal year ended December 31, 2022 was immaterial.

Current Insight Promissory Note

In January 2021, the Company issued a promissory note for a principal amount of $0.1 million in connection with the purchase of Current Insight, with immaterial debt issuance costs. The promissory note bears interest at 0.14% per annum and has equal monthly installments due and payable through the maturity date of January 2022. The principal and accrued interest were repaid in January 2022, and no amounts remained outstanding as of December 31, 2022 and thereafter.

SAFE Agreements

2019 SAFE

In September 2019, the Company issued the 2019 SAFE for $0.1 million in proceeds, with immaterial debt issuance costs. No interest was accrued on the 2019 SAFE. The 2019 SAFE contained conversion features that allowed the holder to convert the 2019 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the probability-weighted expected return method (“PWERM”), which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2019 SAFE was $0.2 million as of December 31, 2021. In March 2022, the Company converted the 2019 SAFE into 48,258 shares of Series D-3 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2019 SAFE of less than $0.1 million in other income (expense), net on the consolidated statements of operations and comprehensive loss. As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.

2021 SAFE

In December 2021, the Company issued the 2021 SAFE for $5.0 million in proceeds, with immaterial debt issuance costs. No interest is accrued on the 2021 SAFE. The 2021 SAFE contained conversion features that allowed the holder to convert the 2021 SAFE into shares of preferred stock upon the next equity financing, subject to a valuation cap. The 2019 SAFE was reported at fair value based on the PWERM, which assigns value to the multiple settlement scenarios based on the probability of occurrence. The fair value of the 2021 SAFE was $6.3 million as of December 31, 2021. In March 2022, the Company converted the 2021 SAFE into 1,005,366 shares of Series D-1 redeemable convertible preferred stock. The Company recognized a gain on the conversion of the 2021 SAFE of $1.4 million in other income (expense), net on the consolidated statements of operations and comprehensive loss. As the full carrying value of the SAFE was converted to Series D Preferred Stock, the balance remaining for the SAFE at December 31, 2022 and thereafter remained zero.

Solaria SAFE

As part of the acquisition of Solaria (refer to Note 4 – Business Combination) the Company acquired the Solaria SAFEs. The number of shares to be issued upon conversion of the SAFE notes contained various features to convert or redeem the Solaria SAFEs in the event of an equity financing, public offering, change of control or a dissolution event.

The Company historically elected to account for all of the SAFE notes at estimated fair value pursuant to the fair value option and recorded the change in estimated fair value as other income (expense), net in the consolidated statements of operations and comprehensive loss until the notes are converted or settled. The SAFE notes were amended through the SAFE Assumption Amendment, Assignment and Assumption Agreement on November 4, 2022, as part of the Business Combination with Complete Solar, whereby all the SAFE notes were assumed by Complete Solar. As part of the purchase price accounting discussed in Note 3 – Reverse Recapitalization, the estimated fair value of the SAFE notes was determined to be $60.5 million. Post consummation of the Business Combination the SAFE notes were converted to 8,171,662 shares of Series D-8 preferred stock as discussed in Note 4 – Business Combination.

(16) Stock-Based Compensation

In July 2023, the Company’s board of directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of Complete Solaria Common Stock may be issued under the 2023 Plan. In addition, the number of shares of Complete Solaria Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of Complete Solaria’s Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Complete Solaria Common Stock determined by Complete Solaria’s Board prior to the date of the increase. The maximum number of shares of Complete Solaria Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (together with the Complete Solaria, Inc. 2023 Incentive Equity Plan (“2023 Plan”), “the Plans”). The 2022 Plan is the successor of the Complete Solar 2021 Stock Plan, which was amended and assumed in connection with the acquisition of Solaria. The 2011 Plan is the Complete Solar 2011 Stock Plan that was assumed by Complete Solaria in the Required Transaction. The 2016 Plan and the 2006 Plan are the Solaria stock plans that were assumed by Complete Solaria in the Required Transaction.

Under the Plans, the Company has granted service and performance-based stock options and restricted stock units (“RSUs”).

A summary of stock option activity for the fiscal year ended December 31, 2023 under the Plans is as follows:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 31, 2022	4,970,419	$4.86	6.99	$34,180
Options granted	6,961,979	2.58
Options exercised	(67,534)	0.89
Options canceled	(148,218)	9.17
Outstanding—December 31, 2023	11,716,646	$3.48	8.53	$2,756
Vested and expected to vest— December 31, 2023	11,716,646	$3.48	8.53	$2,756
Vested and exercisable— December 31, 2023	3,141,940	$5.30	4.93	$763

A summary of RSU activity for the fiscal year ended December 31, 2023 under the Plans is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2022	—
Granted	864,792	$6.89
Vested and released	(265,686)	$2.76
Cancelled or forfeited	(541,010)	$9.44
Unvested at December 31, 2023	58,097	$2.07

Determination of Fair Value

Prior to the Mergers, the Company estimated grant-date fair value of stock options using the Black-Scholes-Merton option- pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

The following assumptions were used to calculate the fair value of stock-based compensation:

	Fiscal Years Ended December 31,
	2023	2022
Expected term (in years)	5.50–6.32	1.0–7.5
Expected volatility	77.0%	60.0%–78.5%
Risk-free interest rate	1.7%–4.7%	3.4%–4.8%
Expected dividends	0.0%	0.0%

Expected term — The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected volatility — Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-free interest rate — The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.

Expected dividends — The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

Fair value of common stock — The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s redeemable convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Fiscal Years Ended December 31,
	2023	2022
Cost of revenues	$84	$22
Sales and marketing	487	168
General and administrative	2,252	243
Loss from discontinued operations, net of tax	2,376	470
Total stock-based compensation expense	$5,199	$903

As of December 31, 2023, there was a total of $20.1 million and zero unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.4 years for service-based options.

In July 2023, the Company’s board of directors approved the modification to accelerate the vesting of 52,167 options for employees that were terminated. Additionally, at the same time, the board of directors approved an extension of the post termination exercise period for 280,412 vested options of terminated employees. In connection with the modifications, the Company recorded incremental stock-based compensation expense of $0.1 million.

(17) Employee Stock Purchase Plan

The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Mergers in July 2023. All qualified employees may voluntarily enroll to purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of December 31, 2023, 2,628,996 shares were reserved for future issuance under the ESPP Plan.

(18) Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company’s leases have remaining terms of 0.2 years to 2.8 years. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise is not reasonably certain. Operating leases are reflected on the consolidated balance sheets within operating lease ROU assets and the related current and non-current operating lease liabilities. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreement. Operating lease ROU assets and liabilities are recognized at the commencement date, or the date on which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred. Variable lease cost was $0.3 million and $0.2 million for the fiscal year ended December 31, 2023 and 2022, respectively. Total lease expense for the fiscal years ended December 31, 2023 and 2022 was $1.4 million and $0.7 million, respectively.

The Company made $1.0 million and $1.0 million of cash payments related to operating leases during the fiscal years ended December 31, 2023 and 2022, respectively. New operating lease right-of-use assets obtained in exchange for operating lease liabilities were zero and $1.9 million during the fiscal years ended December 31, 2023 and 2022, respectively.

The weighted average remaining lease term and the discount rate for the Company’s operating leases are as follows:

December 31, 2023
Remaining average remaining lease term	2.48 years
Weighted average discount rate	15.57%

Future minimum lease payments under non-cancelable operating leases as of December 31, 2023 are as follows (in thousands):

2024	$743
2025	592
2026	477
Total undiscounted liabilities	1,812
Less: imputed interest	(539)
Total operating lease liabilities	$1,273

Warranty Provision

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship. The Company will retain its warranty obligation associated with its panel sales, subsequent to the disposal of its panel business.

The Company accrues warranty costs when revenue is recognized for solar energy systems sales and panel sales, based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying consolidated statements of operations and comprehensive loss. Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	Fiscal Years Ended December 31,
	2023	2022
Warranty provision, beginning of period	$3,981	$2,281
Warranty liability from Business Combination	–	1,943
Accruals for new warranties issued	2,968	1,492
Settlements	(2,100)	(1,735)
Warranty provision, end of period	$4,849	$3,981
Warranty provision, current	$1,433	$767
Warranty provision, noncurrent	3,416	3,214

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be Possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that have a material adverse effect on the business, financial position, results of operations, or cash flows. The Company has recorded $7.7 million and $1.9 million as a loss contingency in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2023 and 2022, respectively, primarily associated with the pending settlement of the following legal matters.

Katerra Litigation

On July 22, 2022, Katerra, Inc. filed a complaint for breach of contract and turnover of property under Section 542(b) of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas. The complaint sought damages for the amounts due under the Settlement Agreement and for attorney’s fees. The Company filed an answer to the complaint on September 6, 2022. On May 11, 2023, the parties reached a settlement in which Solaria agreed to pay Katerra $0.8 million, paid in monthly payments beginning on May 25, 2023 and ending by October 25, 2023. The settlement had been paid in full as of December 31, 2023.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the U.S. District Court for the Northern District of California (“the court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the court conducted a hearing to consider SolarPark and the Company’s respective motions. On August 3, 2023, the court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The court denied SolarPark’s motion seeking a defamation injunction. The court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, Solaria filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens filed a lawsuit in which Siemens alleged that the Company breached express and implied warranties under a purchase order that Siemens placed with the Company for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Company’s indemnity obligations to Siemens, plus legal fees.

On February 22, 2024, the Court issued an order against the Company which awarded Siemens approximately $6.9 million, inclusive of the Company’s indemnity obligations to Siemens, plus legal fees, the amount of which will be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-judgment interest. The Court will conduct a hearing on Siemens’ motion in late May 2024. Pending entry of a final judgment by the Court, the Company intends to appeal such judgment. The Company has recorded $6.9 million and zero as a legal loss related to this litigation in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2023 and 2022, respectively.

China Bridge Litigation

On August 24 2023, China Bridge Capital Limited (“China Bridge”) alleged breach of contract and demanded $6.0 million. The complaint names FACT as the defendant. The complaint alleges China Bridge and FACT entered into a financial advisory agreement in October 2022 whereby FACT engaged China Bridge to advise and assist FACT in identifying a company for FACT to acquire. As part of the agreement, China Bridge claims that FACT agreed to pay China Bridge a $6.0 million advisory fee if FACT completed such an acquisition. China Bridge claims it introduced Complete Solaria to FACT and is therefore owed the $6.0 million advisory fee. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Letters of Credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of December 31, 2023. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million and $3.9 million as of December 31, 2023 and 2022, respectively.

(19) Income Taxes

The Company’s loss from continuing operations before provision for income taxes for the years ended December 31, 2023 and 2022, was as follows (in thousands):

	Years Ended December 31,
	2023	2022
Domestic	$(94,222)	$(27,996)
Foreign	(1,995)	–
Total	$(96,217)	$(27,996)

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows (in thousands):

	Years Ended December 31,
	2023	2022
Statutory federal income tax	$(20,206)	$(6,184)
State income taxes, net of federal tax benefits	7,833	(1,207)
Stock compensation	637	64
Non-deductible interest expense	887	78
Mark to market adjustments	615	397
Debt extinguishment	2,171	–
Nondeductible Expenses	141	279
Foreign earnings taxed at different rates	419	157
Forward Purchase Agreements	9,780	–
Prior year adjustments	719	–
Liability for warrants	(6,155)	–
Other	(6)	(8)
Valuation allowance	3,145	6,451
Tax Provision	$(20)	$27

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2023	2022
Deferred income tax assets
NOL carryforwards	$17,957	$60,710
Credits	–	195
Bad debt reserve	2,799	1,382
Inventory reserve	3,764	2,724
Warranty reserve	619	651
Revenue warranty	529	155
Interest expense carryover	5,503	3,445
Accrued compensation	404	678
Deferred revenue	131	195
ASC 842 leases	10	12
Fixed assets	219	328
Intangibles	32	–
Capitalized research and development	808	509
Other	6,985	2,837
Total	39,760	73,821
Valuation allowance	(38,407)	(63,737)
Net deferred tax assets	1,353	10,084
Deferred income tax liabilities
Accounting method change	–	(18)
Capitalized software	(594)	(234)
Fixed assets	—	—
Intangibles	–	(9,084)
Convertible debt	(759)	(748)
Refundable and deferred income taxes	$–	$—

The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2023 and December 31, 2022, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance balance was $38.4 million and $63.7 million for the years ended December 31, 2023 and December 31, 2022, respectively.

In assessing the realizability of deferred income tax assets, the Company considered whether it is more likely than not that some portion or all of its deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty surrounding the Company’s ability to realize such deferred income tax assets, a full valuation allowance has been established. The valuation allowance decreased by $25.3 million during the year ended December 31, 2023, and increased by $52.4 million during the year ended December 31, 2022. The decrease in fiscal year 2023 is related to net operating loss and credit carryforwards which were deemed unavailable, offset by current year losses, and the increase in fiscal 2022 was due to acquired net operating loss and credit carryforwards as well as current year losses.

As of December 31, 2023 and 2022, the Company had federal net operating loss carryforwards of approximately $267.5 million and $237.7 million, respectively, and state net operating loss carryforwards of approximately $194.2 million and $157.1 million, respectively. The federal net operating loss carryforwards that will expire between the years 2030 and 2037 total $114.6 million.

As of December 31, 2023 and 2022, the Company had state research and development credit carryforwards of $1.6 million for both years, respectively. These credits do not expire.

The utilization of the Company’s net operating loss and R&D credit carryforwards may be subject to limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and similar foreign provisions. Such limitations may result in the expiration of these carryforwards before their utilization. The Company’s acquired net operating loss carryforwards have been reduced based on the estimated amount which will be lost due to these limitations. The Company has not reported a deferred tax asset related to remaining acquired loss carryforwards which the Company believes will be lost due to continuation of business enterprise rules. The Company has not completed a Section 382 analysis related to the 2023 sale of assets and it is possible the loss may not be disallowed. The Company has recorded an unrecognized tax benefit related to this uncertain tax position.

The Company is subject to income taxes in the U.S. federal jurisdiction, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.

As of December 31, 2023 and 2022, the Company had unrecognized tax benefits of $53.2 million and $1.3 million, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2023	2022
Unrecognized tax benefits as of beginning of year	$1,335	$—
Increases related to prior year tax positions	5	1,335
Increases related to current year tax positions	51,813	—
Decreases related to prior year tax positions	—	—
Unrecognized tax benefits as of end of year	—	—
	$53,153	$1,335

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations and comprehensive loss. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for the years ended December 31, 2023 or December 31, 2022.

The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2023 and December 31, 2022 because it intends to permanently reinvest such earnings outside of the U.S. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.

(20) Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the fiscal years ended December 31, 2023 and 2022. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. The Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

The basic and diluted shares and net loss per share for the fiscal year ended December 31, 2022 has been retroactively restated to give effect to the conversion of shares of legal acquiree’s convertible instruments into shares of legal acquiree common stock as though the conversion had occurred as of the beginning of the period. The retroactive restatement is consistent with the presentation on the accompanying consolidated statements of stockholders’ deficit.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the fiscal years ended December 31, 2023 and 2022 (in thousands, except share and per share amounts):

	Fiscal Years Ended December 31,
	2023	2022
Numerator:
Net loss from continuing operations	$(96,197)	$(28,023)
Net loss from discontinued operations	(25,853)	(1,454)
Impairment loss from discontinued operations	(147,505)	–
Net loss	$(269,555)	$(29,477)
Denominator:
Weighted average common shares outstanding, basic and diluted	24,723,370	22,524,400
Net loss per share:
Continuing operations – basic and diluted	$(3.89)	$(1.24)
Discontinued operations – basic and diluted	(1.05)	(0.07)
Net loss per share – basic and diluted	(4.94)	(1.31)

The computation of basic and diluted net loss per share attributable to common stockholders is the same for the fiscal years ended December 31, 2023 and 2022 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	As of December 31,
	2023	2022
Common stock warrants	23,024,556	43,135
Convertible notes	–	1,912,493
Preferred stock warrants	–	1,152,790
Stock options and RSUs issued and outstanding	11,774,743	4,970,419
Potential common shares excluded from diluted net loss per share	34,799,299	8,078,837

(21) Related Party Transactions

Related Party Convertible Promissory Notes

In 2020, the Company issued convertible promissory notes (“2020-A Convertible Notes”) of approximately $3.8 million to various investors, out of which $3.3 million was issued to nine related parties. The principal amount of the outstanding balance accrued interest at 2.0% per annum. In 2021, the Company subsequently issued convertible promissory notes (“2021-A Convertible Notes”) of approximately $4.8 million to various investors, out of which $3.6 million was issued to four related parties. The principal amount of the outstanding balance accrued interest at 2.0% per annum. Refer to Note 15 – Borrowing Arrangements for further details.

In March 2022, as part of the Company’s Series D redeemable convertible preferred stock issuance, the Company converted all of the outstanding convertible note series. As part of the conversion, the Company recognized a gain on the extinguishment of related party convertible notes of $1.4 million, which was recorded in other income (expense), net on the consolidated statements of operations and comprehensive loss.

In October 2022 through June 2023, the Company issued convertible promissory notes (“2022 Convertible Notes”) of approximately $33.3 million to various investors, out of which $12.1 million was issued to five related parties. Additionally, the Company acquired a related party convertible note, on the same terms as the 2022 Convertible Notes as part of the acquisition of Solaria, with a fair value of $6.7 million at the time of the acquisition. The related party debt is presented as convertible notes, net, due to related parties, noncurrent in the accompanying consolidated balance sheets. The principal amount of the outstanding balance on the 2022 Convertible Notes accrues at 5.0%, compounded annually. For the fiscal years ended December 31, 2023 and 2022, the Company has recognized $0.4 million and $0.2 million, respectively, in interest expense related to the related party 2022 Convertible Promissory Notes.

In June 2023, the Company received $3.5 million of prefunded PIPE proceeds from a related party investor in conjunction with the Company’s merger with Freedom Acquisition I Corp (refer to Note 1(a) – Description of Business and Note 3 – Reverse Recapitalization). The $3.5 million investment converted to equity for reclassification of prepaid PIPE, which is reflected in the consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for fiscal year ended December 31, 2023.

In July 2023, in connection with the Mergers, in addition to the $3.5 million of related party PIPE proceeds noted above, the Company received additional PIPE proceeds from related parties of $12.1 million, which is reflected in the consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the fiscal year ended December 31, 2023.

In July 2023, in connection with the Mergers, the Company issued 120,000 shares to a related party as a transaction bonus. As a result of the issuance, the Company recognized $0.7 million of expense within other income (expense), net in its consolidated statements of operations and comprehensive loss for the fiscal year ended December 31, 2023.

In July 2023, the Company entered into a series of FPAs as described in Note 6 – Forward Purchase Agreements. In connection with the FPAs, the Company recognized other expense of $30.7 million for the fiscal year ended December 31, 2023 in connection with the issuance of 5,670,000 shares of Complete Solaria Common Stock to the related party FPA Sellers. The Company also recognized other income of $0.3 million in connection with the issuance of the FPAs with related parties. As of December 31, 2023, the Company has recognized a liability associated with the FPAs of $3.2 million due to related parties in its consolidated balance sheets, and the Company has recognized other expense associated with the change in fair value of the FPA liability due to related parties of $3.5 million in its consolidated statements of operations and comprehensive loss for both the fiscal year ended December 31, 2023.

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with a related party for the settlement of a working capital loan made to the Sponsor, prior to the closing of the Mergers. As part of the settlement agreement, the Company agreed to pay the related party $0.5 million as a return of capital, which is paid in ten equal monthly installments and does not accrue interest. During fiscal year ended December 31, 2023, the Company made one payment of $0.2 million. As of December 31, 2023, $0.3 million remains outstanding.

There were no other material related party transactions during the fiscal years ended December 31, 2023 and 2022.

(22) Subsequent Events

On January 16, 2024, Complete Solaria, Inc. (the “Company”) announced a workforce reduction (the “Workforce Reduction”) of 15 employees and 19 contractors, constituting approximately 14% of the Company’s workforce. The Company is taking this action to decrease its costs and strategically realign its resources. The Company expects to recognize the majority of these charges in the first quarter of 2024, and that the Workforce Reduction will be substantially complete during the first quarter of 2024. In addition, the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of the Workforce Reduction. The Company does not expect that the Workforce Reduction will have a material impact on its consolidated financial statements.

Departure of a Named Executive Officer – William J. Anderson

The Company previously announced in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2023, that William J. Anderson had stepped down as the Company’s Chief Executive Officer but remained employed with the Company. On January 16, 2024, in connection with the Workforce Reduction, the Company terminated Mr. W. Anderson’s employment with the Company, effective as of January 16, 2024 (the “William Anderson Separation Date”). Following the William Anderson Separation Date, Mr. W. Anderson will continue to serve as a member the board of directors of the Company, in addition to other advisory and support roles pursuant to a consulting agreement to be entered into with Mr. W. Anderson.

Subject to the terms of Mr. W. Anderson’s employment agreement, dated as of May 9, 2023, the form of which was filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-4 filed with the SEC on May 11, 2023 (the “William Anderson Employment Agreement”), Mr. W. Anderson will be entitled to receive:

●	cash severance in an amount equal to 12 months of his base salary in effect as of the William Anderson Separation Date, payable in installments beginning on the date that is the 60th day following the William Anderson Separation Date;

●	a lump sum amount equal to any earned but unpaid annual bonus from the prior fiscal year ended December 31, 2023, plus a pro rata portion of Mr. W. Anderson’s annual bonus for the fiscal year ended December 31, 2024, to the extent such annual bonus would have been earned by Mr. W. Anderson pursuant to the terms of the William Anderson Employment Agreement;

●	(A) a payment of continued health coverage for him and his eligible dependents under COBRA for the earlier of (1) a period of 12 months, (2) the expiration of his eligibility for the continuation coverage under COBRA or (3) the date when Mr. W. Anderson becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (B) a taxable payment in lieu of such payment;

●	extension of the period of time in which Mr. W. Anderson may exercise all of his vested stock options until the earlier of (A) the 12-month anniversary of the William Anderson Separation Date, (B) the expiration date of the applicable stock option and (C) termination of the stock options upon a corporate transaction as provided under the applicable equity incentive plan under which such stock options were granted; and

●	acceleration of 50% of Mr. W. Anderson’s remaining unvested and outstanding stock options subject to time-based vesting as of the William Anderson Separation Date

Departure of a Named Executive Officer – David Anderson

Additionally, on January 16, 2024, and in connection with the Workforce Reduction, the Company terminated David Anderson’s employment as the Company’s Chief Marketing Officer and Head of Strategic Partnerships, effective as of January 16, 2024 (the “David Anderson Separation Date”). Subject to the terms of Mr. D. Anderson’s employment agreement, dated as of May 9, 2023, a form of which was filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-4 filed with the SEC on May 11, 2023 (the “David Anderson Employment Agreement”), Mr. D. Anderson will be entitled to receive:

●	cash severance in an amount equal to 12 months of Mr. D. Anderson’s base salary in effect as of the David Anderson Separation Date, payable in installments beginning on the date that is the 60th day following the David Anderson Separation Date;

●	a lump sum amount equal to any earned but unpaid annual bonus from the prior fiscal year ended December 31, 2023 plus a pro rata portion of Mr. D. Anderson’s annual bonus for the fiscal year ended December 31, 2024, to the extent such annual bonus would have been earned by Mr. D. Anderson pursuant to the terms of the David Anderson Employment Agreement;

●	(A) a payment of continued health coverage for him and his eligible dependents under COBRA for the earlier of (1) a period of 12 months, (2) the expiration of his eligibility for the continuation coverage under COBRA or (3) the date when Mr. D. Anderson becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (B) a taxable payment in lieu of such payment;

●	extension of the period of time in which Mr. D. Anderson may exercise all of his vested stock options until the earlier of (A) the 12-month anniversary of the David Anderson Separation Date, (B) the expiration date of the applicable stock option and (C) termination of the stock options upon a corporate transaction as provided under the applicable equity incentive plan under which such stock options were granted; and

●	acceleration of 50% of Mr. D. Anderson’s remaining unvested and outstanding stock options subject to time-based vesting as of the David Anderson Separation Date.

The Company expects that the departure of the named executive officers will not have a material financial impact on its consolidated financial statements.

First SAFE

On January 31, 2024, the Company entered into a simple agreement for future equity (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”) in connection with the Purchaser investing $1.5 million in the Company. The First SAFE is convertible into shares of the Company’s common stock, par value $0.0001 per share, upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which is equal to the lower of (i)(a) $53.54 million divided by (b) the Company’s capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of Common Stock sold in the Equity Financing. If the Company consummates a change of control prior to the termination of the First SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of Common Stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) the Company’s capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE is convertible into a maximum of 1,431,297 shares of Common Stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price of the Common Stock on January 31, 2024, multiplied by (ii) 80%.

On February 15, 2024, the Company entered into a simple agreement for future equity (the “Second SAFE” and together with the First SAFE, the “SAFEs”) with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE is convertible into shares of Common Stock upon the initial closing of an Equity Financing at a per share conversion price which is equal to the lower of (i) the SAFE Price, and (ii) 80% of the price per share of Common Stock sold in the Equity Financing. If the Company consummates a change of control prior to the termination of the Second SAFE, the Purchaser will be automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of Common Stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE is convertible into a maximum of 3,707,627 shares of Common Stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing price of the Common Stock on February 15, 2024, multiplied by (ii) 80%.

Departure of Directors or Certain Officers

On March 6, 2024, Brian Wuebbels, the Chief Financial Officer of Complete Solaria, Inc. (the “Company”), notified the Company of his resignation effective April 30, 2024. Mr. Wuebbels will continue in his role as Chief Financial Officer to assist the Company in the filing of its Annual Report on Form 10-K for the year ended December 31, 2023. Mr. Wuebbels will also provide transition services to the Company through his resignation date.